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As filed with the Securities and Exchange Commission on July 9, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

The Titan Corporation
(Exact name of registrant as specified in its charter)

Delaware	711	95-2588754
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3033 Science Park Road
San Diego, California 92121-1199
(858) 552-9500
(Address, including zip code, and telephone number, including area code, of co-registrant's principal executive offices)

BTG, Inc. 3877 Fairfax Ridge Road Fairfax, VA 22030 (703) 383-8970	BTG Systems Engineering, Inc. 3877 Fairfax Ridge Road Fairfax, VA 22030 (703) 383-8970	BTG Technology Resources, Inc. 1501 Merchants Way Niceville, FL 32578 (850) 897-6111
[LIST CONTINUED ON NEXT PAGE]

Nicholas J. Costanza, Esq.
Senior Vice President, General Counsel and Secretary
The Titan Corporation
3033 Science Park Road
San Diego, California 92121-1199
Tel: (858) 552-9500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of Correspondence to:
Barbara L. Borden, Esq.
Cooley Godward LLP
4401 Eastgate Mall
San Diego, CA 92121-9109
Tel: (858) 550-6000
Fax: (858) 550-6420

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)

8% Senior Subordinated Notes due 2011(2)	$200,000,000	100%	$200,000,000	$16,180

Guarantees of the 8% Senior Subordinated Notes due 2011(2)	N/A	N/A	N/A	None

(1)
The registration fee has been calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, and reflects the estimated book value of the securities being registered as of July 9, 2003. The Proposed Maximum Aggregate Offering Price is estimated solely for the purpose of calculating the registration fee.
(2)
The 8% Senior Subordinated Notes due 2011 will be the obligations of The Titan Corporation and will be guaranteed from the date of their issuance by each of BTG, Inc., BTG Systems Engineering, Inc., BTG Technology Resources, Inc., BTG Technology Systems, Inc., Cayenta eUtility Solutions—eMunicipal Solutions, Inc., Cayenta Operating LLC, Concept Automation, Inc. of America, Datacentric Automation Corporation, GlobalNet, Inc., GlobalNet International, LLC, International Systems, LLC, LinCom Wireless, Inc., Linkabit Wireless LLC, Nations, Inc., Procom Services, Inc., Research Planning, Inc., STAC, Inc., Titan Africa, Inc., Titan Facilities, Inc. (formerly known as Delta Construction Management, Inc.), Titan Scan Technologies Corporation, Titan Wireless, Inc., Titan Wireless Afripa Holdings, Inc., and Unidyne, LLC. The registrant is hereby registering the guarantees that will become effective upon issuance of the 8% Senior Subordinated Notes due 2011. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no additional registration fee is being paid in respect of the guarantees. The guarantees are not traded separately.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

[LIST CONTINUED FROM PREVIOUS PAGE]

BTG Technology Systems, Inc. 3877 Fairfax Ridge Road Fairfax, VA 22030 (703) 383-8970	Cayenta Operating LLC 3033 Science Park Road San Diego, CA 92121 (858) 552-9500	Concept Automation, Inc. of America 3877 Fairfax Ridge Road Fairfax, VA 22030 (703) 383-8970
Cayenta eUtility Solutions— eMunicipal Solutions, Inc. 2955 Virtual Way, Ste. 100 Vancouver, BC (604) 570-4301	GlobalNet, Inc. 1919 South Highland Avenue Suite 125D Lombard, IL 60148 (630) 652-1321	GlobalNet International, LLC 1919 South Highland Avenue Suite 125D Lombard, IL 60148 (630) 652-1321
Datacentric Automation Corporation 3033 Science Park Road San Diego, CA 92121 (858) 552-9500	LinCom Wireless, Inc. 3033 Science Park Road San Diego, CA 92121-1199 (858) 552-9500	Linkabit Wireless LLC 3033 Science Park Road San Diego, CA 92121 (858) 552-9500
International Systems, LLC 9925 Carroll Canyon Road San Diego, CA 92131 (858) 566-9829	Procom Services, Inc. 3394 Carmel Mountain Road San Diego, CA 92121 (858) 720-4000	Research Planning, Inc. 3877 Fairfax Ridge Road Fairfax, VA 22030 (703) 383-8970
Nations, Inc. 3877 Fairfax Ridge Road Fairfax, VA 22030 (703) 383-8970	Titan Africa, Inc. 3033 Science Park Road San Diego, CA 92121 (858) 552-9500	Titan Facilities, Inc. (formerly known as Delta Construction Management, Inc.) 1501 Merchants Way Niceville, FL 32578 (850) 897-6111
STAC, Inc. 3877 Fairfax Ridge Road Fairfax, VA 22030 (703) 383-8970	Titan Wireless, Inc. 3033 Science Park Road San Diego, CA 92121 (858) 552-9500	Titan Wireless Afripa Holdings, Inc. 3033 Science Park Road San Diego, CA 92121 (858) 552-9500
Titan Scan Technologies Corporation 9020 Activity Road San Diego, CA 92126 (858) 547-5990	Unidyne, LLC 3835 Princess Anne Road Norfolk, VA 23502 (757) 855-8037

(Address, including zip code, and telephone number, including area code, of co-registrant's principal executive offices)

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion Dated July 9, 2003

PROSPECTUS

THE TITAN CORPORATION

OFFER TO EXCHANGE

$200,000,000 principal amount of its
8% Senior Subordinated Notes due 2011,
which have been registered under the Securities Act,
for any and all of its outstanding
8% Senior Subordinated Notes due 2011

        We are offering to exchange all of our outstanding 8% Senior Subordinated Notes due 2011 that were issued on May 15, 2003, which we refer to as the "outstanding notes," for our registered 8% Senior Subordinated Notes due 2011, which we refer to as the "exchange notes." We refer to the outstanding notes and the exchange notes collectively as the "notes." The terms of the exchange notes are identical to the terms of the outstanding notes, except that the exchange notes have been registered under the Securities Act of 1933, as amended, and, therefore, registration rights provisions relating to our making an exchange offer for the outstanding notes will not apply to the exchange notes. The exchange notes will represent the same debt as the outstanding notes, and will be issued under the same indenture.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date for the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

Please consider the following:

  •
  Our offer to exchange the outstanding notes for exchange notes will be open until 5:00 p.m., New York City time, on                        , 2003, unless we extend the offer.

  •
  You should carefully review the procedures for tendering the outstanding notes beginning on page 24 of this prospectus.

  •
  If you fail to tender your outstanding notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

  •
  Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

  •
  The exchange offer is not subject to any minimum tender condition, but is subject to the terms of the registration rights agreement that we entered into on May 15, 2003 with the initial purchasers for the outstanding notes and is being made pursuant to that agreement.

  •
  All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of exchange notes which are registered under the Securities Act of 1933, as amended.

  •
  No public market currently exists for the notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

  •
  We will not receive any proceeds from the exchange offer. We will pay the expenses of the exchange offer.

Information About the Notes:

  •
  The notes will mature on May 15, 2011.

  •
  We will pay interest on the notes semi-annually in arrears on May 15 and November 15 at the rate of 8% per annum. The first scheduled interest payment date for the outstanding notes is November 15, 2003. Interest on the exchange notes will accrue from the later of:

  •
  the last payment date on which interest was paid on the outstanding notes (or, subject to the following, May 15, 2003 if no interest payment date on which interest was paid on the outstanding notes has occurred at the time of the consummation of the exchange offer); or

  •
  if the exchange offer is consummated on a date after the record date for an interest payment date to occur on or after the date of such exchange as to which interest will be paid, the date of such interest payment. No additional interest will be paid on the outstanding notes tendered and accepted for exchange.

  •
  We may redeem the notes, in whole or in part, on or after May 15, 2007 at the redemption prices set forth in this prospectus, plus accrued and unpaid interest and liquidated damages, if any.

  •
  In addition, on or prior to May 15, 2006, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings.

  •
  The notes are unsecured and rank equally with our senior subordinated indebtedness. Certain of our domestic subsidiaries guarantee the outstanding notes and will also guarantee the exchange notes upon their issuance. The guarantees are unsecured and rank equally with the guarantors' senior subordinated indebtedness. The notes and the guarantees are junior to all of our and the guarantors' senior indebtedness and senior to all of our and the guarantors' subordinated indebtedness.

  •
  Upon a change of control, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase.

YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS BEGINNING ON PAGE 14 OF THIS PROSPECTUS.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2003.

        We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than the information or representations contained or incorporated by reference in this prospectus. If you are given any information or representations about these matters that are different from the information or representations contained or incorporated by reference in this prospectus, you must not rely on that information or those representations. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The information contained in this prospectus or incorporated by reference in this prospectus is current only as of the date on the cover page of this prospectus or the date of the document incorporated by reference, and may change after that date. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date hereof. It also does not mean that the information contained in this prospectus is correct after the date hereof, or that the information incorporated by reference in this prospectus is correct after the date of the document in which it is contained that is incorporated by reference in this prospectus.

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WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We also file information with the New York Stock Exchange. These reports, proxy statements and other information may be read and copied at 30 Broad Street, New York, New York 10005.

        We have filed a registration statement on Form S-4 to register with the SEC the exchange notes to be issued in exchange for the outstanding notes. This prospectus is part of that registration statement. As allowed by the SEC's rules, this prospectus incorporates by reference important business and financial information about us that is not included in this prospectus and does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. We incorporate by reference the documents listed below and any additional documents we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the expiration of the exchange offer:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, which was filed on March 31, 2003, including information incorporated by reference in the Form 10-K from our definitive proxy statement for the 2003 annual meeting of stockholders, which was filed on April 15, 2003;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, which was filed on May 15, 2003;

  •
  our Current Reports on Form 8-K which were filed on April 30, 2003 and July 9, 2003;

  •
  our amendment, filed on June 19, 2003, to our Current Report on Form 8-K filed on August 14, 2002; and

  •
  the audited consolidated balance sheets of Jaycor, Inc. as of January 31, 2001 and 2002, the audited consolidated statements of operations, stockholders' equity and cash flows of Jaycor, Inc. for each of the two years in the period ended January 31, 2002, and the notes related thereto and the related auditors' report thereon included in our Current Report on Form 8-K which was filed on March 26, 2002.

        The information incorporated by reference is considered to be a part of this prospectus. This information is available free of charge to any holders of outstanding notes upon written or oral request to Investor Relations, The Titan Corporation, 3033 Science Park Road, San Diego, California 92121-1199, telephone: (858) 552-9500. IN ORDER TO OBTAIN TIMELY DELIVERY OF SUCH DOCUMENTS, SECURITY HOLDERS MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER FOR THE OUTSTANDING NOTES. SECURITY HOLDERS MUST REQUEST THIS INFORMATION NO LATER THAN                        , 2003. The registration statement, including the exhibits, may also be read at the SEC web site or at the SEC public reference room referred to above.

        We are incorporating by reference additional documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the expiration of the exchange offer. This means that we are disclosing important information to you by referring you to those documents. These documents will be deemed incorporated by reference into this prospectus and to be a part of this prospectus from the respective dates of filing such documents. The information that we may file later with the SEC will automatically update and supersede information in

ii

this prospectus. You may request a free copy of these filings by writing or telephoning us at the address listed above.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus.

        Any statement made or incorporated by reference into this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or included any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

FORWARD-LOOKING STATEMENTS

        Some of the statements contained in this prospectus or incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and are subject to the safe harbor created by the Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future financial and/or operating performance and can generally be identified as such because the context of the statement will include words such as "may," "will," "intends," "plans," "believes," "anticipates," "expects," "estimates," "predicts," "potential," "continue," or "opportunity," the negative of these words or words of similar import. Similarly, statements that describe our plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this prospectus. These forward-looking statements are based largely on our expectations and projections about future events and future trends affecting our business, and so are subject to risks and uncertainties, including the risks and uncertainties set forth under "Risk Factors," that could cause actual results to differ materially from those anticipated as of the date of this prospectus or the date of documents incorporated by reference into this prospectus that include forward-looking statements. In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this prospectus or the date of documents incorporated by reference into this prospectus that include forward-looking statements.

        Titan, Titan Scan and Cayenta are our trademarks. All other trademarks and tradenames appearing in this prospectus are the property of their holders.

iii

PROSPECTUS SUMMARY

        The following summary is provided solely for your convenience. This summary is not intended to be complete and may not contain all of the information that you should consider before exchanging your outstanding notes for exchange notes. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, included elsewhere or incorporated by reference in this prospectus. You should read carefully the full text and more specific details contained elsewhere or incorporated by reference in this prospectus, including the "Risk Factors" section and the consolidated financial statements and the notes thereto, before exchanging your outstanding notes for exchange notes. For a more detailed description of the exchange notes and the exchange offer, see "Description of the Exchange Notes" and "The Exchange Offer." Except as otherwise indicated herein or as the context may otherwise require, in this prospectus the words "we," "our," "ours" and "us" refer to The Titan Corporation and its subsidiaries.

The Titan Corporation

        We are a leading national security solutions provider for the Department of Defense, the Department of Homeland Security, intelligence and other U.S. government organizations and agencies. We provide sophisticated systems engineering and technical services and are a systems integrator that provides vital products and systems to our government customers. Approximately two-thirds of our business is derived from services, with the remaining one-third comprised of systems integration and delivery of systems and products. We believe our broad capabilities in government-funded research and development, integration, deployment and lifecycle support, along with our ability to provide complete solutions, distinguish us from many of our services-only competitors and have positioned us for success in both winning new and larger national security procurements, and in retaining existing contracts with government customers.

        We are a publicly traded company listed on the New York Stock Exchange under the symbol "TTN." Our executive offices are located at 3033 Science Park Road, San Diego, California 92121-1199 and our telephone number is (858) 552-9500. Our website address is www.titan.com. We make available free of charge through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically furnished to the SEC. The contents of our website are not part of this prospectus.

Summary of the Terms of the Exchange Offer

        For additional information regarding the exchange offer, see "The Exchange Offer."

The Exchange Offer	Up to $200,000,000 aggregate principal amount of exchange notes registered under the Securities Act are being offered in exchange for the same principal amount of outstanding notes. The terms of the exchange notes and outstanding notes are identical, except that the exchange notes have been registered under the Securities Act and, therefore, registration rights provisions relating to our making an exchange offer for the outstanding notes will not apply to the exchange notes. Outstanding notes may be tendered for exchange notes in whole or in part in any integral multiple of $1,000. We are making the exchange offer in order to satisfy our obligations under the registration rights agreement relating to the outstanding notes. For a description of the procedures for tendering the outstanding notes, see "The Exchange Offer—Procedures for Tendering Outstanding Notes."
Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to certain third parties unrelated to us, we believe that exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:
	•	are an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;
	•	are a broker-dealer who purchased outstanding notes directly from us for resale, under Rule 144A or Regulation S under the Securities Act or any other available exemption under the Securities Act;
	•	are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes which were acquired by you as a result of market-making or other trading activities;
	•	acquired the exchange notes other than in the ordinary course of your business; or
	•	have an arrangement with any person to engage in the distribution of exchange notes.
However, the SEC has not considered our exchange offer in the context of a no-action letter and we cannot be sure that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances. Furthermore, in order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.
If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.
Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes which were acquired by the broker-dealer as a result of market-making or other trading activities must agree to deliver a prospectus meeting the requirements of the federal securities laws in connection with any resale of the exchange notes. See "The Exchange Offer—Purpose and Effect" and "Plan of Distribution."
Registration Rights Agreement	We sold the outstanding notes on May 15, 2003 in a private placement in reliance on Section 4(2) of the Securities Act. The outstanding notes were immediately resold by the initial purchasers of the outstanding notes in reliance on Rule 144A and Regulation S under the Securities Act. At the same time, we entered into a registration rights agreement with the initial purchasers requiring us to make the exchange offer. Under the registration rights agreement, we will have to pay liquidated damages to the holders of the notes if:
• the registration statement of which this prospectus is a part has not been declared effective on or before December 11, 2003;
• the exchange offer is not consummated on or before the 40th day after the registration statement of which this prospectus is a part has been declared effective; or
• we are required to file a shelf registration statement for the resale of the notes and fail to file such shelf registration statement or have such shelf registration statement declared effective within specified time periods.
Expiration Date	The exchange offer will expire at 5:00 p.m., , 2003, New York City time, or a later date and time if we extend it.
Withdrawal	The tender of the outstanding notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under "The Exchange Offer—Withdrawal Rights." Any outstanding notes not accepted for exchange for any reason will be returned without expense as soon as practicable after the expiration or termination of the exchange offer.
Interest on the Exchange Notes	Interest on the exchange notes will accrue from the later of:
• the last interest payment date on which interest was paid on the outstanding notes (or, subject to the following, May 15, 2003 if no interest payment date on which interest was paid on the outstanding notes has occurred at the time of the consummation of the exchange offer); or

	•	if the exchange offer is consummated on a date after the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date. No additional interest will be paid on the outstanding notes tendered and accepted for exchange.
Conditions to the Exchange Offer	The exchange offer is subject to customary conditions which may be waived by us. See "The Exchange Offer—Conditions to the Exchange Offer."
The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered. We reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time:
	•	to delay the acceptance of the outstanding notes for exchange;
	•	to terminate the exchange offer if one or more specific conditions have not been satisfied;
	•	to extend the expiration date of the exchange offer and retain all outstanding notes tendered pursuant to the exchange offer, subject, however, to the right of holders of outstanding notes to withdraw their tendered outstanding notes; or
	•	to waive any condition or otherwise amend the terms of the exchange offer in any respect. See "The Exchange Offer—Expiration Date; Extensions; Amendments."
Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, or the copy, together with the outstanding notes and any other required documentation, to the exchange agent at the address set forth in this prospectus. If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact your nominee holder promptly if you wish to tender outstanding notes pursuant to the exchange offer. If you are a person holding the outstanding notes through the Depository Trust Company and wish to accept the exchange offer, you must do so through the Depository Trust Company's Automated Tender Offer Program, by which you will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, you will be making a number of important representations to us, as set forth in the letter of transmittal and described under "The Exchange Offer—Purpose and Effect."

Letters of transmittal and certificates representing outstanding notes should not be sent to us. Those documents should be sent only to the exchange agent. The address, and telephone and facsimile numbers, of the exchange agent are set forth in "The Exchange Offer—Exchange Agent" and in the letter of transmittal.
Upon consummation of the exchange offer, we will accept for exchange any and all outstanding notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes issued in the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer—Terms of the Exchange Offer."
Exchange Agent	Deutsche Bank Trust Company Americas is serving as exchange agent in connection with the exchange offer. The address, and telephone and facsimile numbers, of the exchange agent are set forth in "The Exchange Offer—Exchange Agent" and in the letter of transmittal.
Federal Tax Considerations	You should carefully consider the information set forth under "Certain United States Federal Tax Consequences to Non-U.S. Holders" prior to tendering outstanding notes in the exchange offer.
Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes offered hereby.
Effect of Not Tendering	Outstanding notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to accrue interest and be subject to their existing transfer restrictions.

Summary of the Terms of the Exchange Notes

        For additional information regarding the exchange notes, see "Description of the Exchange Notes."

Issuer	The Titan Corporation.
Exchange notes offered	$200 million aggregate principal amount of 8% Senior Subordinated Notes due 2011.
Maturity	May 15, 2011.
Interest	Interest on the exchange notes will accrue at the rate of 8% per year from the later of:
• the last interest payment date on which interest was paid on the outstanding notes (or, subject to the following, May 15, 2003 if no interest payment date on which interest was paid on the outstanding notes has occurred at the time of the consummation of the exchange offer); or
• if the exchange offer is consummated on a date after the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date.
Guarantees	Our obligations under the exchange notes will be fully and unconditionally guaranteed on a senior subordinated basis by our domestic subsidiaries, other than Cayenta, Inc., or Cayenta. Cayenta's consolidated EBITDA (calculated as described in footnote 6 to the "Summary Consolidated Financial and Other Data" table below, which calculation excludes EBITDA from discontinued operations) for the twelve months ended March 31, 2003 was $5.8 million. We have two foreign subsidiaries with EBITDA that also will not be providing guarantees of our obligations under the exchange notes. One of these foreign subsidiaries is one of Cayenta's subsidiaries. Its operations have been discontinued, and accordingly its EBITDA for the twelve months ended March 31, 2003, which was negative, is not included in Cayenta's EBITDA above. Our other foreign subsidiary with EBITDA that will not be providing a guarantee of our obligations under the exchange notes had EBITDA of $0.4 million for the twelve months ended March 31, 2003. As of March 31, 2003, Cayenta's assets totaled $57.5 million, consisting of assets of $43.6 million from continuing operations and assets of $13.9 million from discontinued operations, and Cayenta's foreign subsidiary described above that will not be providing a guarantee of our obligations under the exchange notes had no assets. Certain former guarantors of the outstanding notes have been merged into other guarantors of the outstanding notes or us since the issue date for the outstanding notes in accordance with the indenture governing the notes. Accordingly, the former guarantors no longer exist as separate legal entities and will not provide guarantees of the exchange notes.
Optional redemption	We may redeem the exchange notes, in whole or in part, on or after May 15, 2007 at the redemption prices set forth in this prospectus, plus accrued and unpaid interest and liquidated damages, if any.
In addition, on or prior to May 15, 2006, we may redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain equity offerings. See "Description of Exchange Notes—Optional Redemption" for more information.
Repurchase of exchange notes at the option of holder upon change of control	Upon a change of control, you may require us to repurchase all or a portion of your exchange notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest and liquidated damages, if any. The term "change of control" is defined in "Description of Exchange Notes—Certain Definitions."
Ranking	The exchange notes and the guarantees will be our and the applicable guarantors' general unsecured obligations and will be:
• junior in right of payment to all of our and such guarantors' existing and future senior indebtedness;
• equal in right of payment to all of our and such guarantors' existing and future senior subordinated indebtedness; and
• senior in right of payment to all of our and such guarantors' future subordinated indebtedness.
After giving pro forma effect, as if it had occurred as of March 31, 2003, to the offer and sale of the outstanding notes and the application of the estimated net proceeds therefrom, along with borrowings of $50 million we made under our revolving credit facility plus additional cash on hand, to redeem all of our then-outstanding 5 3/4% HIGH TIDES convertible preferred securities, we would have had outstanding an aggregate of approximately $398.3 million of debt that was senior or effectively senior to the notes, and approximately $10.5 million of debt that was pari passu with or effectively pari passu with the notes. We also would have had $72.8 million of total availability under our revolving credit facility, subject to our compliance with financial and other covenants in connection with any such borrowing, of which we would have been able to borrow $47.4 million in compliance with those covenants. The offer and sale of the outstanding notes and the application of the estimated net proceeds therefrom, along with borrowings of $50 million we made under our revolving credit facility plus additional cash on hand, to redeem all of our then-outstanding 5 3/4% HIGH TIDES convertible preferred securities are referred to in this prospectus (other than in the "Description of the Exchange Notes" section in the definition of the term "Refinancing Indebtedness" and as the term "Refinancing Indebtedness" is used in the "Description of the Exchange Notes" section) as the "Refinancing."
Certain Covenants	The indenture governing the notes will contain covenants that will limit our and our subsidiaries' ability to, among other things:
	•	pay dividends, redeem capital stock and make other restricted payments and investments;
	•	incur additional debt or issue preferred stock;
	•	enter into agreements that restrict our subsidiaries from paying dividends or other distributions, making loans or otherwise transferring assets to us or to any other subsidiaries;
	•	create liens on assets;
	•	engage in transactions with affiliates;
	•	sell assets, including capital stock of subsidiaries; and
	•	merge, consolidate or sell all or substantially all of our assets and the assets of our subsidiaries.
These covenants are subject to a number of important qualifications and exceptions.

Risk Factors

        You should carefully consider all of the information contained or incorporated by reference in this prospectus prior to exchanging your outstanding notes for exchange notes. In particular, we urge you to carefully consider the information set forth under "Risk Factors" beginning on page 14 for a discussion of risks and uncertainties relating to us, our subsidiaries, our business and an investment in the exchange notes.

Summary Consolidated Financial Data and Other Data

        The following tables and the notes thereto set forth our historical consolidated financial information and additional pro forma and other financial information. The income statement data for the years ended December 31, 2000, 2001 and 2002 and the balance sheet data as of December 31, 2001 and 2002 were derived from our audited consolidated financial statements incorporated by reference in this prospectus. The income statement data for the three months ended March 31, 2002 and 2003 and the balance sheet data as of March 31, 2003 were derived from our unaudited interim consolidated financial statements incorporated by reference in this prospectus. The financial data as of March 31, 2003 and for the three-month periods ended March 31, 2002 and 2003 in our opinion reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. Operating results for the three months ended March 31, 2003 are not necessarily indicative of results to be expected for the full fiscal year. The financial data in the following tables and the notes thereto should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is incorporated by reference in this prospectus from our Form 10-K for our fiscal year ended December 31, 2002 and our Form 10-Q for our fiscal quarter ended March 31, 2003, as the same may be updated and superseded by later filings we make with the SEC under the Exchange Act. The financial data in the following tables and the notes thereto should also be read in conjunction with our consolidated financial statements and related notes and the other financial information incorporated by reference or included elsewhere in this prospectus. Pro forma interest expense for the three months ended March 31, 2003 is presented as if the Refinancing had been completed on January 1, 2003. The net debt amount included in the calculation of pro forma net debt to EBITDA for the twelve months ended March 31, 2003 was determined as if the Refinancing had been completed on March 31, 2003. The pro forma data included in the following tables and the notes to the following tables is intended for information purposes only and is not necessarily indicative of our financial condition or results of operations or the financial condition or results of operations that would have actually occurred had the Refinancing occurred on the dates indicated.

	Year Ended December 31,			Three Months Ended March 31,
	2000	2001	2002	2002		2003
				(unaudited)
	(dollars in thousands)
Statement of Operations Data(1):
Revenues	$846,208	$974,497	$1,392,160	$314,348		$377,880
Operating costs and expenses:
Cost of revenues	648,080	755,115	1,129,061	253,425		315,276
Selling, general and administrative(2)	147,401	154,514	179,559	34,653		39,517
Research and development	5,701	9,310	9,555	2,447		2,368
Exit and restructuring charges and other(3)	—	—	53,317	1,486		—
Other expenses / gain on sales(4)	36,680	27,847	—	—		—

Total costs and expenses	837,862	946,786	1,371,492	292,011		357,161
Operating profit	8,346	27,711	20,668	22,337		20,719
Interest expense	(35,672)	(36,669)	(32,664)	(8,322)		(8,099)
Interest income	3,272	1,779	1,708	135		612

Income (loss) from continuing operations before income taxes	(24,054)	(7,179)	(10,288)	14,150		13,232
Income tax provision (benefit)	(11,308)	1,007	(2,452)	6,237		5,293

Income (loss) from continuing operations	(12,746)	(8,186)	(7,836)	7,913		7,939
Minority interest	2,156	4,729	—	—		—
Loss from discontinued operations(5)	(3,394)	(95,157)	(218,106)	(1,426)		(938)

Income (loss) before extraordinary loss	$(13,984)	$(98,614)	$(225,942)	$6,487		$7,001

Net income (loss) applicable to common stock	$(19,420)	$(99,304)	$(272,150)	$(33,796)		$6,829
Other Statement of Operations Data:
EBITDA(6)	$71,529	$81,811	$123,525	$29,456		$28,437
Depreciation and amortization	20,965	21,971	21,705	4,660		4,878
Deferred compensation charges	5,538	4,282	27,835	973		2,840
Capital expenditures	26,334	14,237	26,002	5,378		2,500
Ratio of earnings to fixed charges(7)	0.4x	0.8x	0.8x	2.2	x	2.1	x
	As of March 31, 2003
	Actual	As Adjusted
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$36,311	$23,473
Working capital(8)	$261,933	$261,933
Property and equipment, net	$61,492	$61,492
Total assets	$1,310,151	$1,297,737
Total debt (including current maturities)(9)	$350,922	$600,922
Company obligated mandatorily redeemable convertible preferred securities of a subsidiary trust whose sole assets are senior subordinated debentures of Titan ("5 3/4% HIGH TIDES")	250,000	—
Stockholders' equity(10)	326,799	314,385

	Three Months Ended March 31, 2003
	Actual	Pro Forma
	(dollars in thousands)
Other Data:
EBITDA to interest expense, net	3.8x	3.3x
Interest expense, net	$7,487	$8,716
Twelve Months Ended March 31, 2003
	Actual	Pro Forma
(dollars in thousands)
Other Data:
Net debt (total debt less cash) to EBITDA	2.6x	4.7x

(1)
Certain reclassifications have been made to the years ended December 31, 2000 and 2001 to conform to the 2002 presentation. Prior to the reclassification, we grouped our businesses into five business segments—Titan Systems, Titan Wireless, Software Systems (including Cayenta), Titan Technologies and the SureBeam business. The results of operations are no longer reported by these segments.

(2)
Selling, general and administrative expenses include amortization of goodwill of $9.9 million and $10.0 million in 2000 and 2001, respectively, amortization of purchased intangibles of $5.7 million, $1.4 million and $1.2 million in 2002 and for the three-month periods ended March 31, 2002 and 2003, respectively, and deferred compensation charges of $5.5 million, $4.3 million and $27.8 million in 2000, 2001 and 2002, respectively, and $1.0 million and $2.8 million for the three-month periods ended March 31, 2002 and 2003, respectively.

(3)
The $53.3 million of exit and restructuring costs included in the year ended December 31, 2002 are primarily related to the merger of our Titan Systems subsidiary into us on September 25, 2002 and exit charges related to the shutdown of the Cayenta headquarters office. Approximately $41.6 million of the charges are related to the merger of Titan Systems into us and $11.7 million of the charges are related to the shutdown of the Cayenta headquarters office and network operations center. The $1.5 million of exit and restructuring costs included in the three months ended March 31, 2003 are exit costs related to the shutdown of the Cayenta headquarters office and network operations center. A summary of exit and restructuring accruals and ending balances for 2002 and the utilization of exit and restructuring accruals during the three months ended March 31, 2003, is as follows:

	Charges Recorded in 2002	Ending Balance as of December 31, 2002	Cash Paid in 2003	Ending Balance as of March 31, 2003
	(dollars in millions)
Titan Systems Restructuring:
Estimated facilities consolidation costs	$32.2	$32.1	$(0.7)	$31.4
Employee termination / retention costs and other	7.7	1.7	(1.5)	0.2

Sub-total	39.9	33.8	(2.2)	31.6
Unsuccessful transaction costs	1.7	0.6	(0.6)	—

Total Titan Systems charges/payments	$41.6	$34.4	$(2.8)	$31.6

Cayenta Headquarters Exit Costs/Payments:
Lease commitment costs	$4.8	$3.2	$(0.6)	$2.6
Asset impairment costs	2.4	—	—	—
Employee termination costs and other	4.5	0.2	(0.1)	0.1

Total Cayenta headquarters charges/payments	11.7	3.4	(0.7)	2.7

Total Restructuring and Exit Costs/Payments:	$53.3	$37.8	$(3.5)	$34.3

  At March 31, 2003, a total of $18.1 million and $16.2 million of liabilities remained on our March 31, 2003 balance sheet that is incorporated by reference in this prospectus in "Other Accrued Liabilities" and "Other Non-Current Liabilities," respectively, related to the exit and restructuring activities initiated in 2002.

(4)
Other expenses / gain on sales includes acquisition and integration-related charges and other of $28.8 million and $27.8 million in 2000 and 2001, respectively. Also included in 2000 is a valuation allowance for accounts receivable of $10 million and a gain on the sale of IPivot of $2.1 million.

(5)
Loss from discontinued operations is net of taxes (benefit) of $5.8 million, $(7.8) million and $(109.3) million, in 2000, 2001 and 2002, respectively, and $(1.5) million and $(0.5) million for the three-month periods ended March 31, 2002 and 2003, respectively. The $218.1 million charge in 2002 is related to the decision to divest LinCom Wireless and a remaining commercial information technology business, to sell or close the Titan Wireless segment and to sell certain commercial information technology operations within the Cayenta segment and the AverCom business. The $0.9 million charge in the three-month period ended March 31, 2003 is related to the exit of the Titan Wireless segment and the disposal or wind-down of our commercial information technology business and LinCom Wireless business.

(6)
EBITDA represents earnings (loss) from continuing operations before depreciation and amortization, deferred compensation charges, exit and restructuring charges and other, acquisition and integration-related charges and other, and a valuation allowance for accounts receivable and before the gain realized by us on the sale of capital stock of IPivot. Of the charges excluded in the determination of EBITDA, approximately $50.9 million of the exit and restructuring charges and other in 2002 and $23.4 million and $11.9 million of acquisition and integrated-related charges in

  2000 and 2001, respectively, were settled or may be settled in cash. We received cash from the sale of capital stock of IPivot. EBITDA is calculated as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2000	2001	2002	2002	2003
	(dollars in thousands)
Operating profit	$8,346	$27,711	$20,668	$22,337	$20,719
Plus: Depreciation and amortization	20,965	21,971	21,705	4,660	4,878
Plus: Deferred compensation	5,538	4,282	27,835	973	2,840
Plus: Exit and restructuring charges and other	—	—	53,317	1,486	—
Plus: Acquisition and integration-related charges and other	28,820	27,847	—	—	—
Plus: Valuation allowance for accounts receivable	10,000	—	—	—	—
Less: Gain on sale of IPivot	2,140	—	—	—	—

EBITDA	$71,529	$81,811	$123,525	$29,456	$28,437

  We have included EBITDA because we believe that it is one measure used by some investors as an indicator of our financial performance. However, other companies in our business may present EBITDA differently from us. In addition, EBITDA as presented is calculated differently than the calculation of "Consolidated Cash Flow" for purposes of the indenture relating to the notes and for purposes of calculating EBITDA under the senior credit facility. EBITDA is not a measure of financial performance or liquidity under generally accepted accounting principles and should not be considered by an investor as an equivalent to net income or operating income as an indicator of our operating performance.

(7)
For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of losses from continuing operations before income taxes plus fixed charges and "fixed charges" consist of interest expense, including amortization of debt discount and expense, leasing expense and the estimated interest factor attributable to rentals. The amounts of the deficiencies in our "earnings" to cover our "fixed charges" on a one-to-one basis during 2000, 2001 and 2002 were $24.1 million, $7.2 million and $10.3 million, respectively. The ratio of earnings to fixed charges in 1998 and 1999 was 2.7x and 3.4x, respectively.

(8)
Working capital includes all current assets and liabilities excluding cash, current portions of debt, current assets of discontinued operations of $100.2 million and current liabilities of discontinued operations of $46.3 million.

(9)
As Adjusted total debt includes existing outstanding term loan amounts under our senior credit facility of $348.3 million, borrowings of $50 million we made under our revolving credit facility to provide a portion of the redemption price for our 5 3/4% HIGH TIDES, the outstanding notes and other debt of $2.7 million.

(10)
As Adjusted stockholders' equity includes a write-off of approximately $3.6 million associated with the optional redemption premium on the 5 3/4% HIGH TIDES that were redeemed, the write-off of unamortized deferred financing fees of approximately $7.9 million relating to the 5 3/4% HIGH TIDES financing in connection with the 5 3/4% HIGH TIDES being redeemed in their entirety, and the impact of accrued interest of $0.8 million on the 5 3/4% HIGH TIDES. The 5 3/4% HIGH TIDES had an optional redemption premium of 1.44% of the amount of the 5 3/4% HIGH TIDES that were redeemed.

RISK FACTORS

        You should carefully consider and evaluate all of the information in or incorporated by reference in this prospectus, including the risk factors listed below. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of the exchange notes. The risks described below are not the only risks we face. Additional risks not currently known to us or that we currently deem immaterial may impair our business operations. If any of these risks actually occur, our business, results of operations and financial condition could be materially and adversely affected and the trading price of the notes could decline.

        Keep these risk factors in mind when you read forward-looking statements incorporated by reference or included elsewhere in this prospectus. These statements relate to our expectations about future events and our future financial and/or operating performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "intends," "plans," "believes," "anticipates," "expects," "estimates," "predicts," "potential," "continue," or "opportunity," the negative of these words or words of similar import. Similarly, statements that describe our plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements.

Risks Relating to Our Business

We depend on government contracts for most of our revenues and the loss of government contracts or a decline in funding of existing or future government contracts could adversely affect our revenues and cash flows and our ability to fund our growth.

        Our revenues from U.S. government business represented approximately 90% of our total revenues in 2000, approximately 93% of our total revenues in 2001 and approximately 95% of our total revenues in 2002. Our U.S. government contracts are only funded on an annual basis, and the U.S. government may cancel these contracts at any time without penalty or may change its requirements, programs or contract budget or decline to exercise option periods, any of which could reduce our revenues and cash flows from U.S. government contracts. Our revenues and cash flow from U.S. government contracts could also be reduced by declines in U.S. defense, homeland security and other federal agency budgets.

        Approximately 55% of our revenue in 2002 was for products and services under contracts with various parts of the U.S. Navy, U.S. Air Force or U.S. Army or with prime contractors to the U.S. Navy, U.S. Air Force or U.S. Army. Although these various parts of the U.S. Navy, U.S. Air Force or U.S. Army are subject to common budgetary pressures and other factors, our various U.S. Navy, U.S. Air Force or U.S. Army customers exercise independent purchasing decisions. However, because of such concentration of our contracts, we are vulnerable to adverse changes in our revenues and cash flows if a significant number of our U.S. Navy, U.S. Air Force or U.S. Army contracts and subcontracts are simultaneously delayed or canceled for budgetary or other reasons.

        In addition to contract cancellations and declines in agency budgets, we may be adversely affected by:

  •
  curtailment of the U.S. government's use of technology services and products providers; or

  •
  technological developments that impact purchasing decisions or our competitive position.

        These or other factors could cause U.S. defense and other federal agencies to reduce their purchases under contracts, to exercise their right to terminate contracts or not to exercise options to renew contracts or limit our ability to obtain new contract awards. Any of these actions or any of the other actions described above could reduce our revenues and cash flows.

Government audits of our government contracts could result in a material charge to our earnings and have a negative effect on our cash position following an audit adjustment.

        Our government contracts are subject to cost audits by the government. These audits may occur several years after the period to which the audits relate. If a cost audit were to identify significant unallowable costs, we could have a material charge to our earnings or reduction in our cash position as a result of an audit, including an audit of one of the companies we have acquired. Some of our acquired companies did not historically impose internal controls as rigorous as those we impose on the government contracts we perform, which may increase the likelihood that an audit of their government contracts could cause a charge to our earnings or reduction in our cash position.

Our operating margins may decline under our fixed-price contracts if we fail to estimate accurately the time and resources necessary to satisfy our obligations.

        Some of our contracts are fixed-price contracts under which we bear the risk of any cost overruns. Our profits are adversely affected if our costs under these contracts exceed the assumptions we used in bidding for the contract. In 2002, approximately 21% of our revenues were derived from fixed-price contracts for both defense and non-defense related government contracts. Often, we are required to fix the price for a contract before we finalize the project specifications, which increases the risk that we will mis-price these contracts. The complexity of many of our engagements makes accurately estimating our time and resources more difficult.

If we are not able to retain our contracts with the U.S. government and subcontracts under U.S. government prime contracts in the competitive rebidding process, our revenues may suffer.

        Upon expiration of a U.S. government contract or subcontract under a U.S. government prime contract, if the government customer requires further services of the type provided in the contract, there is frequently a competitive rebidding process. We cannot guarantee that we, or if we are a subcontractor that the prime contractor, will win any particular bid, or that we will be able to replace business lost upon expiration or completion of a contract. Further, all U.S. government contracts are subject to protest by competitors. The termination of several of our significant contracts or nonrenewal of several of our significant contracts could result in significant revenue shortfalls.

We may be liable for penalties under a variety of procurement rules and regulations, and changes in government regulations could adversely impact our revenues, operating expenses and profitability.

        Our defense and commercial businesses must comply with and are affected by various government regulations that impact our operating costs, profit margins and our internal organization and operation of our businesses. These regulations affect how we and our customers do business and, in some instances, impose added costs on our businesses. Any changes in applicable laws could adversely affect the financial performance of the business affected by the changed regulations. With respect to U.S. government contracts, any failure to comply with applicable laws could result in contract termination, price or fee reductions or suspension or debarment from contracting with the U.S. government. Among the most significant regulations are the following:

  •
  the U.S. Federal Acquisition Regulations, which comprehensively regulate the formation, administration and performance of government contracts;

  •
  the U.S. Truth in Negotiations Act, which requires certification and disclosure of all cost and pricing data in connection with contract negotiations; and

  •
  the U.S. Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based government contracts.

We have extended credit to our former subsidiary, SureBeam Corporation, that we may lose if SureBeam is not successful in establishing a market for irradiated food or otherwise experiences liquidity problems, and we and SureBeam have entered into a tax sharing agreement under which we could become liable for taxes under certain circumstances if our spin-off of SureBeam ceases to be qualified as a tax-free transaction.

        We previously funded our spun-off subsidiary, SureBeam Corporation (Nasdaq: SURE), through a $75 million subordinated promissory note which we exchanged for equity of SureBeam prior to the spin-off. We completed the spin-off of SureBeam on August 5, 2002. Prior to effecting the spin-off, we received a private letter ruling from the Internal Revenue Service, or the IRS, to the effect that our distribution of shares of SureBeam common stock to our common stockholders would qualify as a tax-free transaction under the Internal Revenue Code, or the Code. The continuing validity of the private letter ruling is subject to factual representations and assumptions, and were the spin-off to cease being qualified as a tax-free transaction, we would recognize taxable gain. We and SureBeam have agreed with one another to be responsible for taxes imposed on the spin-off under the Code that result from our respective actions, including the sale of our respective equity securities. We have also agreed to share equally any tax that is imposed for reasons other than an action by us or SureBeam.

        In connection with the spin-off and a transfer of intellectual property, we extended a $50 million senior secured revolving line of credit to SureBeam that matures on December 31, 2005. The credit facility is secured by substantially all of the assets of SureBeam. We no longer have any influence or control over the management of SureBeam. If SureBeam does not become profitable or is unable to service its debt for any reason, we may be required to write off some or all of any amounts loaned to SureBeam under this credit facility. In addition, we have guaranteed certain facility leases for SureBeam, aggregating approximately $23.1 million for lease terms through 2020 and guaranteed a bank loan in an amount up to the greater of SureBeam's equity interest in SureBeam's strategic alliance, Hawaii Pride, or 19.9% of Hawaii Pride's $6.8 million bank loan. At March 31, 2003, we had guaranteed approximately $1.2 million, or 19.9% of the loan balance. In the event that Hawaii Pride defaults on the loan, we may be obligated to cover any defaults on the entire outstanding balance of the loan. In March 2003, we and SureBeam entered into an agreement amending the credit agreement. That amendment waived, subject to certain conditions, SureBeam's obligation to use net proceeds from the sale of up to $25 million of its equity securities during the period from March 2003 through September 2004 to make mandatory payments under the credit agreement. In connection therewith, SureBeam agreed to provide for certain change orders and the furnishing of maintenance services under our equipment services agreement with SureBeam. We also sublease to SureBeam approximately 70,522 square feet used for a service center in Sioux City, Iowa as well as facilities in Dublin, California, Omaha, Nebraska and Saudi Arabia. If SureBeam is unable to pay its lease obligations as they become due, we may use our cash to satisfy these obligations and may incur losses.

We may not be able to recoup the net book value of our discontinued commercial businesses, including Titan Wireless and Cayenta, through divestitures and may incur exit costs in excess of our accruals in connection with the divestiture or shut down of some or all of these businesses.

        We have decided to exit substantially all of our remaining commercial businesses, including Titan Wireless and Cayenta, and to focus in the foreseeable future on our national security and civil government businesses. At March 31, 2003, the total net book value of our discontinued businesses was $17.0 million, including $14.3 million in Titan Wireless net assets, primarily relating to net receivables on its contract with the national telephone company of Benin of $31.8 million and a receivable from a customer in Nigeria for $14.4 million, and its investment in GlobalNet, which is a net liability of approximately $12.6 million. We are endeavoring to divest these businesses through stock and asset sales, but may not be successful in recouping the book value of these assets. On May 20, 2003, we entered into a definitive agreement for the sale of the GlobalNet portion of our Titan Wireless business, subject to certain closing conditions that we expect to be fulfilled. If we are unsuccessful in consummating the sale of GlobalNet pursuant to the definitive agreement, we may have to pay the remaining net liability balance, which was $12.6 million as of March 31, 2003, and incur a cash outlay as well as potential unforeseen liabilities to shut down the business. In 2002, we accrued approximately $24.5 million in exit charges for employment termination costs, contract and lease termination costs and other direct costs expected to be incurred in connection with the exit of these businesses. As of March 31, 2003, there is approximately $8.7 million remaining to be paid in 2003 and 2004. We may incur cash expenses in excess of our exit charge accruals in connection with the divestiture or shut down of businesses of Titan Wireless, AverCom and LinCom Wireless.

Our failure to identify, attract and retain qualified technical and management personnel could adversely affect our businesses.

        We cannot guarantee that we will be able to attract and retain the highly qualified technical personnel, including engineers, computer programmers and personnel with security clearances required for classified work, or management personnel to supervise such activities that are necessary for maintaining and growing our existing businesses.

We compete primarily for government contracts against many companies that are larger, better financed and better known than us. If we are unable to compete effectively, our business and prospects will be adversely affected.

        Our businesses operate in highly competitive markets. Many of our competitors are larger, better financed and better known companies who may compete more effectively than we can. In order to remain competitive, we must invest to keep our products and services capabilities technically advanced and compete on price and on value added to our customers. Our ability to compete may be adversely affected by limits on our capital resources and our ability to invest in maintaining and expanding our market share.

We have completed numerous strategic acquisitions and may complete others, which could increase our costs or liabilities or be disruptive.

        Since January 1, 1998, we have acquired 18 government information technology and solutions companies as part of our strategy of consolidating government information technology and solutions businesses. Several of the businesses that we acquired had themselves acquired other businesses prior to their acquisition by us. We may not be able to integrate successfully any acquired businesses without substantial expense, delay or other operational or financial problems. The acquisition and integration of new businesses involves risk. The integration of acquired businesses may be costly and may result in a decrease in the value of our securities for the following reasons, among others:

  •
  we may need to divert more management resources to integration than we planned, which may adversely affect our ability to pursue other more profitable activities;

  •
  the difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures;

  •
  we may not eliminate as many redundant costs as we anticipated in selecting our acquisition candidates; and

  •
  one or more of our acquisition candidates also may have liabilities or adverse operating issues that we failed to discover through our due diligence prior to the acquisition.

        We intend to continue to look for additional strategic acquisitions. Instability in the U.S. securities markets and volatility in our common stock price may make acquisitions with our common stock more expensive.

We may incur significant costs in protecting our intellectual property which could adversely affect our profit margins. Our inability to protect our patents and proprietary rights in the U.S. and foreign countries could adversely affect the prospects and competitive positions of our businesses.

        As part of our strategy, we seek to protect our proprietary technology and inventions through patents and other proprietary-right protection in the U.S. and other countries. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the U.S. If we are unable to obtain or maintain these protections, we may not be able to prevent third parties from using our proprietary rights. In addition, we may incur significant expense both in protecting our intellectual property and in defending or assessing claims with respect to intellectual property owned by others.

        We assess the strength of our patent and intellectual property protection for our technologies and products. Despite our assessments and our belief in the strength of our patent protection for particular technologies or products, our patents may not provide effective barriers to entry against competitors in the markets targeted by particular technologies and products because our competitors may develop competing technologies and products that do not infringe upon our patents. We also could choose to modify or abandon one or more planned or current products because of these assessments or actual or threatened claims by other companies. We are not certain that our pending patent applications will be issued.

        We also rely on trade secrets, proprietary know-how and continuing technological innovation to remain competitive. We have taken measures to protect our trade secrets and know-how, including the use of confidentiality agreements with our employees, consultants and advisors. It is possible that these agreements may be breached and that any remedies for a breach will not be sufficient to compensate us for damages incurred. We generally control and limit access to, and the distribution of, our product documentation and other proprietary information. We also cannot guarantee that other parties will not independently develop our know-how or otherwise obtain access to our technology.

Our revenues could be less than expected if we are not able to deliver components of systems or products as scheduled due to disruptions in our supply of products and components or services.

        Because our internal manufacturing capacity is limited, we use contract manufacturers. While we use care in selecting our manufacturers, this arrangement gives us less control over the reliability of supply, quality and price of products or components than if we manufactured them ourself. In some cases, we obtain products from a sole supplier or a limited group of suppliers. For example, we currently rely upon SureBeam as an exclusive supplier of linear accelerators for our medical sterilization business, and SureBeam, in turn, relies on one supplier for some of the key components used to manufacture SureBeam's linear accelerators. Consequently, we risk disruptions in our supply of key products and components if our suppliers fail or are unable to perform because of strikes, natural disasters, financial condition or other factors. Any material supply disruptions could adversely affect our ability to perform our obligations under our contracts and could result in cancellation of contracts or purchase orders, delays in realizing revenues, and payment delays as well as adversely affect our ongoing product cost structure.

Our business is subject to significant environmental regulation. Compliance costs, or any future violations or liability under environmental laws, could harm our business.

        We are subject to environmental and safety laws and regulations governing the use, storage and disposal of hazardous substances or wastes and imposing liability for the cleanup of contamination from these substances. We cannot completely eliminate the risk of contamination or injury from these substances or wastes, and, in the event of such an incident, we could be held liable for any damages that result. From time to time, we have been notified of violations of government and environmental regulations. We attempt to correct these violations promptly without any material impact on our operations. In addition, we may be required to incur significant additional costs to comply with environmental laws and regulations in the future. These costs, and any future violations or liability under environmental laws or regulations, could have a material adverse effect on our business.

Our results of operations have historically fluctuated and may continue to fluctuate significantly in the future, which could adversely affect the market price of our securities.

        Our revenues are affected by factors such as the unpredictability of sales and contracts awards due to the long procurement process for most of our products and services, the potential fluctuation of defense, intelligence and civil agency budgets, the time it takes for the new markets we target to develop and for us to develop and provide products and services for those markets, competition and general economic conditions. Our contract type/product mix and unit volume, our ability to keep expenses within budgets and our pricing affect our gross margins. These factors and other risk factors described herein may adversely affect our results of operations within a period and cause our financial results to fluctuate significantly on a quarterly or annual basis. Consequently, we do not believe that comparison of our results of operations from period to period is necessarily meaningful or predictive of our likely future results of operations. It is possible that in some future quarter or quarters our operating results will be below the expectations of public market analysts or investors. If so, the market price of our securities may decline significantly.

Risks Relating to Our Debt, Including the Exchange Notes

We may not have sufficient cash flow from our business to pay our substantial debt.

        As of March 31, 2003, after giving pro forma effect to the Refinancing as if it had been completed on March 31, 2003, we would have total consolidated debt of approximately $608.7 million, including $398.3 million outstanding under our senior credit facility. In addition, for the quarter ended March 31, 2003, our pro forma interest expense and our pro forma ratio of earnings to fixed charges, after giving pro forma effect to the Refinancing as if it had been completed on January 1, 2003 and assuming the interest rates in effect on March 31, 2003 under our senior credit facility had been in effect throughout the entire quarter, would have been $9.4 million and 1.6 times, respectively. Our aggregate level of indebtedness, and our debt service requirements, increased in connection with the Refinancing. Our aggregate level of indebtedness could also increase to the extent we loan additional funds to our former subsidiary, SureBeam Corporation, under our credit agreement with SureBeam. If market interest rates increase, our debt service requirements will increase even more.

        The following table shows the aggregate interest and principal payments due on all of our outstanding debt under our senior credit facility and the notes, giving effect to the Refinancing as if it had been completed on January 1, 2003 and assuming the interest rates in effect as of May 15, 2003 under our senior credit facility were in effect for the entire period, for each of the next five fiscal years. Also, because the interest rate under our senior credit facility is based upon a variable market rate plus a margin determined by the amount of debt we incur relative to our EBITDA, as defined in the senior credit facility, the amount of these interest payments could fluctuate substantially in the future. Our maximum interest rate under the senior credit facility increased in connection with an amendment to our senior credit facility that we entered into in order to permit, among other things, the offering of the outstanding notes and the redemption of the 5 3/4% HIGH TIDES.

Scheduled payments	Interest	Principal
	(dollars in thousands)
For the year ending December 31:
2003	$33,103	$3,500
2004	32,950	3,500
2005	32,808	3,500
2006	32,654	3,500
2007	32,495	3,500

        Due to the large amount of these principal and interest payments, we may not generate enough cash from our operations to meet these obligations or to fund other liquidity needs. Our ability to generate cash in the future is, to some extent, subject to risks and uncertainties that are beyond our control. If we are unable to meet our debt obligations, we may need to refinance all or a portion of our indebtedness, sell assets or raise funds in the capital markets. Our ability to refinance will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities on desirable terms or at all, which could result in a default on our debt obligations.

The covenants in our senior credit facility and in the indenture for the notes restrict our financial and operational flexibility, including our ability to complete additional acquisitions, invest in new business opportunities, or pay down certain indebtedness.

        Our senior credit facility and the indenture for the notes contain covenants that restrict, among other things, our ability to borrow money, make particular types of investments, including investments in our subsidiaries, make other restricted payments, pay down subordinated debt, swap or sell assets, merge or consolidate or make acquisitions. An event of default under our senior credit facility or the indenture for the notes could allow the lenders or the holders of the notes, as applicable, to declare all amounts outstanding with respect to the senior credit facility and the notes to be immediately due and payable. Any event of default that results in our indebtedness under the senior credit facility being accelerated also constitutes an event of default under the indenture for the notes, and any event of default that results in our indebtedness under the notes being accelerated also constitutes an event of default under the senior credit facility. We have pledged substantially all of our consolidated assets and the stock of our subsidiaries to secure the debt under our senior credit facility, excluding our foreign affiliates. If the amounts outstanding under the senior credit facility were accelerated, the lenders could proceed against those consolidated assets and the stock of our subsidiaries. Any event of default, therefore, could have a material adverse effect on our business. Our senior credit facility also requires us to maintain specified financial ratios. Our ability to meet these financial ratios can be affected by events beyond our control, and we cannot assure you that we will meet those ratios. In addition to the notes, we also may incur future debt obligations that might subject us to restrictive covenants that could affect our financial and operational flexibility or subject us to other events of default.

The large amount of our outstanding debt may prevent us from taking actions we would otherwise consider in our best interest.

        The large amount of our outstanding debt and the limitations our senior credit facility and the indenture for the notes impose on us could have important consequences, including:

  •
  it may be difficult for us to satisfy our obligations under the senior credit facility and the notes;

  •
  we will have to use much of our cash flow for scheduled debt service rather than for operations;

  •
  we may be less able to obtain other debt financing in the future;

  •
  we could be less able to take advantage of significant business opportunities, including acquisitions or divestitures;

  •
  our vulnerability to general adverse economic and industry conditions could be increased; and

  •
  we could be at a competitive disadvantage to competitors with less debt.

Despite our substantial debt, we and our subsidiary guarantors may incur additional indebtedness, including senior debt, which would increase the risks described above.

        We and our subsidiary guarantors may be able to incur additional debt, including senior debt, in the future, including in connection with loans we make to our former subsidiary, SureBeam Corporation, under our credit agreement with SureBeam. The senior credit facility and the indenture for the notes do not fully prohibit us or our subsidiary guarantors from incurring additional debt. As of March 31, 2003, on a pro forma basis after giving effect to the Refinancing, we would have had $72.8 million of total availability under the revolving credit facility included in our senior credit facility, subject to our compliance with financial and other covenants in connection with any such borrowing. Of the $72.8 million in total availability, we would have been able to borrow, in compliance with the financial and other covenants included in our senior credit facility, $47.4 million as of March 31, 2003 on a pro forma basis after giving effect to the Refinancing. Any future borrowings we make under the senior credit facility will be senior to the exchange notes and the subsidiary guarantees. If new debt is added to our and our subsidiary guarantors' current debt levels, the risks related to our and our subsidiary guarantors' abilities to service that debt and its impact on our respective operations that we and they now face could increase.

Your right to receive payment on the exchange notes from us or our subsidiary guarantors will be junior to our and their existing and future senior debt.

        The exchange notes and the guarantees will rank junior to all of our and our subsidiary guarantors' existing and future senior indebtedness, including all indebtedness under our senior credit facility. As a result of the subordination of the exchange notes, if we or our subsidiary guarantors become insolvent or enter into a bankruptcy or similar proceeding, then the holders of our senior indebtedness must be paid in full before you are paid. Also, we cannot make any cash payments to you if we have failed to make payments to holders of designated senior indebtedness.

If a change of control occurs, we may not have sufficient funds to repurchase your exchange notes.

        Upon specified change of control events, you may require us to repurchase all or a portion of your exchange notes. If a change of control occurs, we may not be able to pay the repurchase price for all of the exchange notes submitted for repurchase. In addition, the terms of our senior credit facility generally prohibit us from purchasing any exchange notes until we have repaid all debt outstanding under the senior credit facility. Future credit agreements or other agreements relating to debt may contain similar provisions. We may not be able to secure the consent of our lenders to repurchase the exchange notes or refinance the borrowings that prohibit us from repurchasing the exchange notes. If we do not obtain a consent or repay the borrowings, we could not repurchase the exchange notes. In addition, some important corporate events, such as leveraged recapitalizations that would increase the level of our debt, would not constitute a change of control under the indenture for the exchange notes.

        For more details, see the heading "Certain Covenants—Repurchase of Exchange Notes at the Option of the Holder Upon a Change of Control" in the "Description of Exchange Notes" section.

The covenants in the indenture for the exchange notes may not prevent us from engaging in certain mergers or other transactions that may adversely affect you.

        The provisions of the indenture for the exchange notes (including the change of control provision) will not necessarily afford you protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving us, that may adversely affect you. Such a transaction may not involve a change of the magnitude required under the definition of change of control in the indenture for the exchange notes to trigger such provisions. Except as described under the "Description of Exchange Notes" section, the indenture for the exchange notes will not contain provisions that permit the holders of the exchange notes to require us to repurchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction.

Our ability to repay our debt depends in part on the performance of our subsidiaries.

        We conduct many of our operations through our subsidiaries. Our domestic subsidiaries, other than Cayenta, Inc., are guarantors under the senior credit facility and the exchange notes, and their ability to make payments under these guarantees or to us as dividends or distributions so that we may service our debt obligations under the senior credit facility and the exchange notes will depend on their earnings, the terms of their indebtedness and other contracts, business and tax considerations and legal restrictions.

Under certain circumstances, a court could cancel our subsidiaries' guarantees.

        Our domestic subsidiaries, other than Cayenta, Inc., will guarantee our payment of the exchange notes. If a subsidiary guarantor became a debtor in a case under the United States Bankruptcy Code or otherwise encountered financial difficulty, under federal or state fraudulent transfer law, a court might avoid, or cancel, its guarantee.

        A court might avoid a subsidiary's guarantee if it found that

  •
  the subsidiary received less than fair consideration or reasonably equivalent value for its guarantee; and

  •
  when the subsidiary entered into its guarantee, or, in some jurisdictions, when payments became due on the guarantee, it either

          (a)   was or was rendered insolvent;

          (b)   was left with unreasonably small capital with which to conduct its business; or

          (c)   believed, or reasonably should have believed, that it would incur debts beyond its ability to pay.

        A court would likely find that the subsidiary guarantors did not receive fair consideration or reasonably equivalent value for their guarantees, except to the extent that any of them benefited directly or indirectly from the exchange notes' issuance or proceeds.

        Whether a subsidiary guarantor was or was rendered "insolvent" when it entered into or paid amounts due under its guarantee will vary depending on the law of the jurisdiction being applied. Generally, an entity would be considered insolvent if the sum of its debts is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured. In this context, "debts" includes contingent and unliquidated debts.

        If a court avoided a subsidiary's guarantee, you would no longer have a direct claim against the subsidiary. We cannot assure you that the assets of the other subsidiary guarantors would be sufficient to pay amounts then due under the exchange notes.

        To reduce the risk that a court will avoid the guarantees, each guarantee will include a "savings clause" limiting the subsidiary's guarantee obligation to the maximum amount that the subsidiary may incur and pay without the guarantee being subject to avoidance as a fraudulent transfer. We cannot assure you that this savings clause will be effective, or, if it is, that the guarantees, in the aggregate, will suffice to pay all amounts due under the exchange notes.

No public trading market for the exchange notes exists.

        There is currently no public market for the exchange notes. An active public market will likely never develop for the exchange notes because the exchange notes are not investment grade and we will not apply to list the exchange notes on any exchange or the Nasdaq National Market. As a result, you may be required to bear the financial risk of your investment in the exchange notes indefinitely. Any exchange notes traded after they are initially issued may trade at a discount from the price at which those exchange notes, or the outstanding notes for which those exchange notes were exchanged, were initially acquired. The trading price of the exchange notes depends on prevailing interest rates, the market for similar securities and other factors, including economic conditions and our financial condition, performance and prospects. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial fluctuations in the prices of the securities.

Risks Relating to the Exchange Offer

If you do not properly tender your outstanding notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected. You will also not be permitted to transfer exchange notes without compliance with the registration and/or prospectus delivery requirements of the Securities Act in certain circumstances.

        We will only issue exchange notes in exchange for outstanding notes that are timely received by the exchange agent together will all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions with respect to tendering your outstanding notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate the exchange offer, you will continue to hold outstanding notes that are subject to the existing transfer restrictions. After the exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because there will be fewer outstanding notes outstanding.

        In addition, if you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes.

THE EXCHANGE OFFER

Purpose and Effect

        On May 15, 2003, we sold $200 million aggregate principal amount of outstanding notes in a private placement to Credit Suisse First Boston LLC, Goldman, Sachs & Co. and Wachovia Securities, Inc., or the initial purchasers. The initial purchasers then resold the outstanding notes in reliance on Rule 144A and Regulation S under the Securities Act. In connection with the sale by us of the outstanding notes, we entered into a registration rights agreement, dated May 15, 2003, with the initial purchasers, which requires that we file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of that registration statement, offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and, subject to certain exceptions, generally may be reoffered and resold without registration under the Securities Act.

        Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the outstanding notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. As a result of the timely consummation of the exchange offer, we will not have to pay certain liquidated damages on the outstanding notes as provided for in the registration rights agreement. We have agreed that in the event that the registration statement of which this prospectus is a part has not been declared effective on or before December 11, 2003, the exchange offer has not been consummated on before the 40th day after the registration statement has been declared effective, the shelf registration statement described below has not been filed on or before the 30th day after the obligation to file the shelf registration statement arises, or the shelf registration statement has not been declared effective on or before the 60th day after that obligation arises, we will have to pay to the holders of outstanding notes liquidated damages in the amount of 0.25% per annum per $1,000 in principal amount of outstanding notes held by each holder for each week or portion thereof while our failure to meet the applicable foregoing condition continues. If after 90 days, we still have not met the applicable foregoing condition, the rate at which we must pay liquidated damages increases by an additional 0.25% per annum per $1,000 in principal amount of outstanding notes with respect to each subsequent 90 day period until we have met the applicable foregoing condition, up to a maximum amount of liquidated damages of 2.0% per annum per $1,000 in principal amount of outstanding notes. Following the completion of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those outstanding notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes could be adversely affected upon consummation of the exchange offer.

        In order to participate in the exchange offer, a holder must represent to us, among other things, that:

  •
  the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;

  •
  the holder is not engaging in and does not intend to engage in a distribution of the exchange notes;

  •
  the holder does not have an arrangement or understanding with any person to participate in the distribution of the exchange notes; and

  •
  the holder is not an "affiliate," as defined under Rule 405 under the Securities Act, of ours.

        Under certain circumstances specified in the registration rights agreement, we may be required to file a "shelf" registration statement for a continuous offering in connection with the outstanding notes pursuant to Rule 415 under the Securities Act.

        Based on an interpretation by the SEC's staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

  •
  is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

  •
  is a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

  •
  is a broker-dealer that receives exchange notes for its own account in exchange for outstanding notes which were acquired by the broker-dealer as a result of market-making or other trading activities;

  •
  acquired the exchange notes other than in the ordinary course of the holder's business; or

  •
  the holder has an arrangement with any person to engage in the distribution of exchange notes.

        Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the SEC's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution." Broker-dealers who acquired outstanding notes directly from us and not as a result of market-making activities or other trading activities may not rely on the SEC staff's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the outstanding notes.

        In the event that our belief regarding resales is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume, nor will we indemnify you against, this liability. The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                        , 2003 or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000 in principal amount.

        The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the outstanding notes.

        As of the date of this prospectus, outstanding notes representing $200 million in aggregate principal amount were outstanding and there was one registered holder, a nominee of the Depository

Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the outstanding notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

        We will be deemed to have accepted validly tendered outstanding notes when, as, and if we have given oral or written notice thereof to Deutsche Bank Trust Company Americas, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading "—Conditions to the Exchange Offer" or otherwise, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes as promptly as practicable after the expiration date unless the exchange offer is extended.

        Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

        The expiration date shall be 5:00 p.m., New York City time, on                        , 2003, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

  (A)
  to delay accepting any outstanding notes, to extend the exchange offer or, if any of the conditions set forth under "—Conditions to Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

  (B)
  to amend the terms of the exchange offer in any manner.

        In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

Procedures for Tendering Outstanding Notes

        Only a holder of outstanding notes may tender the outstanding notes in the exchange offer. Except as set forth under "—Book Entry Transfer," to tender in the exchange offer a holder must complete, sign, and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

  •
  certificates for the outstanding notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

  •
  a timely confirmation of a book-entry transfer, or "book-entry confirmation," of the outstanding notes, if that procedure is available, into the exchange agent's account at the Depository Trust Company, or the "book-entry transfer facility," following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

  •
  you must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under "—Exchange Agent" prior to the expiration date.

        Your tender, if not withdrawn before the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

        THE METHOD OF DELIVERY OF OUTSTANDING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OUTSTANDING NOTES SHOULD BE SENT TO US. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR YOU.

        Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner's outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, or "eligible institution," unless outstanding notes tendered pursuant thereto are tendered:

  (A)
  by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the letter of transmittal; or

  (B)
  for the account of an eligible institution.

        If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible institution.

        If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed in the letter of transmittal, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the outstanding notes.

        If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

        All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered outstanding notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent, nor any other person is under any duty to give notification of such defects or irregularities and neither we, the exchange agent nor any other person shall incur any liability for failure to give that notification. Tenders of outstanding notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date, unless the exchange offer is extended.

        In addition, we reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date or, as set forth under "—Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

        By tendering, you will be representing to us that, among other things:

  •
  the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the registered holder;

  •
  you are not engaging in and do not intend to engage in a distribution of the exchange notes;

  •
  you do not have an arrangement or understanding with any person to participate in the distribution of such exchange notes; and

  •
  you are not an "affiliate," as defined under Rule 405 of the Securities Act, of ours.

        In all cases, issuance of exchange notes for outstanding notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to the Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged outstanding notes will be returned without expense to the tendering holder or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility according to the book-entry transfer procedures described below, those non-exchanged outstanding notes will be credited to an account maintained with that book-entry transfer facility, in each case, as promptly as practicable after the expiration or termination of the exchange offer.

        Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where those outstanding notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the outstanding notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of outstanding notes being tendered by causing the book-entry transfer facility to transfer such outstanding notes into the exchange agent's account at the book-entry transfer facility in accordance with that book-entry transfer facility's procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under "—Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

        The Depository Trust Company's Automated Tender Offer Program, or ATOP, is the only method of processing exchange offers through the Depository Trust Company. To accept the exchange offer through ATOP, participants in the Depository Trust Company must send electronic instructions to the Depository Trust Company through the Depository Trust Company's communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender outstanding notes through ATOP, the electronic instructions sent to the Depository Trust Company and transmitted by the Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

Guaranteed Delivery Procedures

        If a registered holder of the outstanding notes desires to tender outstanding notes and the outstanding notes are not immediately available, or time will not permit that holder's outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from that eligible institution a properly completed and duly executed letter of transmittal or a facsimile of a duly executed letter of transmittal and a duly executed notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of outstanding notes and the amount of outstanding notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc., or NYSE, trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible institution with the exchange agent; and

  •
  the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        Tenders of outstanding notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal of a tender of outstanding notes to be effective, a written or, for Depository Trust Company participants, electronic ATOP transmission notice of withdrawal, must be received by the exchange agent at its address set forth under "—Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the person having deposited the outstanding notes to be withdrawn, or the "depositor";

  •
  identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of such outstanding notes;

  •
  be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any such outstanding notes are to be registered, if different from that of the depositor.

        All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those outstanding notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures under "—Procedures for Tendering Outstanding Notes" at any time on or prior to the expiration date.

Conditions To The Exchange Offer

        Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and may terminate or amend the exchange offer if at any time before the acceptance of those outstanding notes for exchange or the exchange of the exchange notes for those outstanding notes, we determine that the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for those outstanding notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

        The exchange offer is not conditioned on any minimum principal amount of outstanding notes being tendered for exchange.

Exchange Agent

        Deutsche Bank Trust Company Americas has been appointed as exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent addressed as follows:

          By Hand Delivery:    Deutsche Bank Trust Company Americas C/O The Depository Trust Clearing Corporation, 55 Water Street, 1st floor, Jeanette Park Entrance, New York, NY 10041.

          By Mail:    DB Services Tennessee, Inc., Reorganization Unit, P.O. Box 292737, Nashville, TN 37229-2737.

          By Overnight Mail or Courier:    DB Services Tennessee, Inc., Corporate Trust & Agency Services, Reorganization Unit, 648 Grassmere Park Road, Nashville, TN 37211, Attn: Karl Shepherd.

        Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

          By Hand Delivery:    Deutsche Bank Trust Company Americas C/O The Depository Trust Clearing Corporation, 55 Water Street, 1st floor, Jeanette Park Entrance, New York, NY 10041.

          By Mail:    DB Services Tennessee, Inc., Reorganization Unit, P.O. Box 292737, Nashville, TN 37229-2737.

          By Overnight Mail or Courier:    DB Services Tennessee, Inc., Corporate Trust & Agency Services, Reorganization Unit, 648 Grassmere Park Road, Nashville, TN 37211, Attn: Karl Shepherd.

          By Facsimile:    (eligible institutions only) (615) 835-3701 or for information: (800) 735-7777 or confirmation by telephone: (615) 835-3572.

        Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees And Expenses

        We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include exchange agent, trustee, accounting, legal, printing, and related fees and expenses.

Transfer Taxes

        Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those outstanding notes.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the consummation of the exchange offer. The expenses of the exchange offer will be amortized by us over the term of the exchange notes under generally accepted accounting principles.

Adverse Consequences of Failure to Exchange

        If you fail to exchange your outstanding notes for exchange notes under the exchange offer, you will remain subject to the restrictions on transfer of your outstanding notes. In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement dated as of May 15, 2003 with Credit Suisse First Boston LLC, Goldman, Sachs & Co. and Wachovia Securities, Inc., as initial purchasers. We will not receive any cash proceeds from the issuance of the exchange notes.

        We received net proceeds from the sale of the outstanding notes of approximately $187.2 million after deducting discounts and commissions for the initial purchasers and estimated expenses associated with the offering of the outstanding notes payable by us, including fees paid to our lenders under our senior credit facility in connection with amending that facility to permit the offering. We used all of the net proceeds of the offering of the outstanding notes, together with $50 million in borrowings we made under our revolving credit facility plus additional cash on hand, to redeem in their entirety our 5 3/4% HIGH TIDES. We had $250 million of 5 3/4% HIGH TIDES outstanding as of the date of their redemption. Our 5 3/4% HIGH TIDES would have otherwise matured on February 15, 2030.

CAPITALIZATION

The following table sets forth as of March 31, 2003:

  •
  our actual consolidated capitalization;

  •
  our consolidated capitalization as adjusted to give effect to the Refinancing.

        This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes and other financial information incorporated by reference or included in this prospectus.

	As of March 31, 2003
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents:	$36,311	$23,473

Short-term debt and current portion of long-term debt	4,355	4,355

Long-term debt, less current portion:
Senior credit facility	344,750	394,750
8% senior subordinated notes due 2011	0	200,000
Other	1,817	1,817

Total long-term debt	346,567	596,567

Company obligated mandatorily redeemable convertible preferred securities of a subsidiary trust whose sole assets are senior subordinated debentures of Titan ("5 3/4% HIGH TIDES")	250,000	0

Stockholders' equity:
Preferred stock, $1.00 par value, authorized 5,000,000 shares:
Cumulative convertible preferred stock, $13,800 liquidation preference, authorized 1,068,102 shares, 688,129 shares issued and outstanding;	688	688
Series A junior participating, authorized 1,000,000 shares, none issued	—	—
Common stock	792	792
Additional paid-in capital	652,371	652,371
Retained earnings (deficit)(1)	(320,317)	(332,731)
Total stockholders' equity	326,799	314,385

Total capitalization	$927,721	$915,307

(1)
As Adjusted stockholders' equity includes a write-off of approximately $3.6 million associated with the optional redemption premium on the 5 3/4% HIGH TIDES that were redeemed, the write-off of unamortized deferred financing fees of approximately $7.9 million relating to the 5 3/4% HIGH TIDES financing in connection with the 5 3/4% HIGH TIDES being redeemed in their entirety, and the impact of accrued interest of $0.8 million on the 5 3/4% HIGH TIDES. The 5 3/4% HIGH TIDES had an optional redemption premium of 1.44% of the amount of the 5 3/4% HIGH TIDES that were redeemed.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data and ratios)

        The following tables and the notes thereto set forth our historical consolidated financial information and other financial information. The income statement data for the years ended December 31, 2000, 2001 and 2002 and the balance sheet data as of December 31, 2001 and 2002 were derived from our audited consolidated financial statements incorporated by reference in this prospectus. Certain reclassifications have been made to the years ended December 31, 2000 and 2001 to conform to the 2002 presentation. Prior to the reclassification, we grouped our businesses into five business segments—Titan Systems, Titan Wireless, Software Systems (including Cayenta), Titan Technologies and the SureBeam business. The results of operations are no longer reported by these segments. The income statement data for the years ended December 31, 1998 and 1999 and the balance sheet data as of December 31, 1998, 1999 and 2000 were derived from our audited consolidated financial statements not included or incorporated by reference in this prospectus. The financial information presented for the years ended and as of December 31, 1998 and 1999 has been restated from its original historical presentation to reflect acquisitions accounted for using the pooling of interests method that occurred during 2000 and discontinued operations subsequent to those years. The income statement data for the three months ended March 31, 2002 and 2003 and the balance sheet data as of March 31, 2003 were derived from our unaudited interim consolidated financial statements incorporated by reference in this prospectus. The financial data as of March 31, 2003 and for the three-month periods ended March 31, 2002 and 2003 in our opinion reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such data. Operating results for the three months ended March 31, 2003 are not necessarily indicative of results to be expected for the full fiscal year. The financial data in the following tables and the notes thereto should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is incorporated by reference in this prospectus from our Form 10-K for our fiscal year ended December 31, 2002 and our Form 10-Q for our fiscal quarter ended March 31, 2003, as the same may be updated and superseded by later filings we make with the SEC under the Exchange Act. The financial data in the following tables and the notes thereto should also be read in conjunction with our consolidated financial statements and related notes and the other financial information incorporated by reference or included elsewhere in this prospectus.

	Year Ended December 31,					Three Months Ended March 31,
	1998	1999	2000	2001	2002	2002	2003
						(unaudited)
Revenues	$525,519	$741,225	$846,208	$974,497	$1,392,160	$314,348	$377,880

Costs and expenses:
Cost of revenues	388,772	564,479	648,080	755,115	1,129,061	253,425	315,276
Selling, general and administrative(1)	84,362	120,778	147,401	154,514	179,559	34,653	39,517
Research and development	3,865	5,860	5,701	9,310	9,555	2,447	2,368
Valuation allowance for accounts receivable	—	—	10,000	—	—	—	—
Gain on sale of IPivot	—	(41,788)	(2,140)	—	—	—	—
Exit and restructuring charges and other(2)	—	—	—	—	53,317	1,486	—
Acquisition and integration related charges and other	7,050	13,102	28,820	27,847	—	—	—

Total costs and expenses	484,049	662,431	837,862	946,786	1,371,492	292,011	357,161

Operating profit	41,470	78,794	8,346	27,711	20,668	22,337	20,719
Interest expense	(11,808)	(18,876)	(35,672)	(36,669)	(32,664)	(8,322)	(8,099)
Interest income	718	623	3,272	1,779	1,708	135	612

Income (loss) from continuing operations before income taxes, minority interests, discontinued operations, extraordinary loss and cumulative effect of change in accounting principle	30,380	60,541	(24,054)	(7,179)	(10,288)	14,150	13,232
Income tax provision (benefit)	11,840	22,881	(11,308)	1,007	(2,452)	6,237	5,293

Income (loss) from continuing operations before minority interests, discontinued operations, extraordinary loss and cumulative effect of change in accounting principle	18,540	37,660	(12,746)	(8,186)	(7,836)	7,913	7,939
Minority interests	—	—	2,156	4,729	—	—	—

Income (loss) from continuing operations before discontinued operations, extraordinary loss and cumulative effect of change in accounting principle	18,540	37,660	(10,590)	(3,457)	(7,836)	7,913	7,939
Income (loss) from discontinued operations, net of taxes (benefit)(3)	(17,085)	97	(3,394)	(95,157)	(218,106)	(1,426)	(938)

Income (loss) before extraordinary loss and cumulative effect of change in accounting principle	1,455	37,757	(13,984)	(98,614)	(225,942)	6,487	7,001
Extraordinary loss from early extinguishments of debt, net of tax benefit of $4,027 and $1,541	—	—	(4,744)	—	(5,408)	—	—
Cumulative effect of change in accounting principle, net of tax benefit	(19,474)	—	—	—	(40,111)	(40,111)	—

Net income (loss)	(18,019)	37,757	(18,728)	(98,614)	(271,461)	(33,624)	7,001
Dividend requirements on preferred stock	(778)	(695)	(692)	(690)	(689)	(172)	(172)

Net income (loss) applicable to common stock	$(18,797)	$37,062	$(19,420)	$(99,304)	$(272,150)	$(33,796)	$6,829

Basic earnings (loss) per share:
Income (loss) from continuing operations before discontinued operations, extraordinary loss and cumulative effect of change in accounting principle	$0.43	$0.78	$(0.25)	$(0.13)	$(0.11)	$0.11	$0.10
Loss from discontinued operations, net of taxes(3)	(0.41)	0.01	(0.09)	(1.63)	(2.87)	(0.02)	(0.01)
Extraordinary loss from early extinguishments of debt, net of taxes	—	—	(0.09)	—	(0.07)	—	—
Cumulative effect of change in accounting principle, net of taxes	(0.47)	—	—	—	(0.53)	(0.57)	—

Net income (loss)	$(0.45)	$0.79	$(0.43)	$(1.76)	$(3.58)	$(0.48)	$0.09

Weighted average shares	41,657	47,094	52,717	58,793	75,988	70,771	78,622

	Year Ended December 31,										Three Months Ended March 31,
	1998		1999		2000		2001		2002		2002		2003
Other Statement of Operations Data:
Depreciation and amortization	$12,237		$18,438		$20,965		$21,971		$21,705		$4,660		$4,878
Deferred compensation charges	—		—		5,538		4,282		27,835		973		2,840
Capital expenditures	8,682		9,726		26,334		14,237		26,002		(5,378)		(2,500)
Ratio of earnings to fixed charges	2.7	x	3.4	x	0.4	x	0.8	x	0.8	x	2.2	x	2.1	x
	As of December 31,
						As of March 31, 2003
	1998	1999	2000	2001	2002
Balance Sheet Data:
Cash, cash equivalents and investments	$13,786	$12,970	$6,447	$18,621	$34,123	$36,311
Working capital(4)	90,893	121,903	169,273	245,370	237,907	261,933
Property and equipment, net	37,027	37,575	78,715	61,440	63,705	61,492
Total assets	369,923	627,550	951,107	1,451,919	1,297,442	1,310,151
Total debt (including current maturities)	143,501	258,934	269,126	336,887	351,142	350,922
Company obligated mandatorily redeemable convertible preferred securities of a subsidiary trust whose sole assets are senior subordinated debentures of Titan ("5 3/4% HIGH TIDES")	—	—	250,000	250,000	250,000	250,000
Stockholders' equity	98,440	166,348	167,416	496,958	312,313	326,799

(1)
Selling, general and administrative expenses include amortization of goodwill of $3.2 million, $8.0 million, $9.9 million and $10.0 million in 1998, 1999, 2000 and 2001, respectively, amortization of purchased intangibles of $5.7 million, $1.4 million and $1.2 million in 2002 and for the three-month periods ended March 31, 2002 and 2003, respectively, and deferred compensation charges of $0.0 million, $0.1 million, $5.5 million, $4.3 million and $27.8 million in 1998, 1999, 2000, 2001 and 2002, respectively, and $1.0 million and $2.8 million for the three-month periods ended March 31, 2002 and 2003, respectively.

(2)
The $53.3 million of exit and restructuring costs included in the year ended December 31, 2002 are primarily related to the merger of our Titan Systems subsidiary into us on September 25, 2002 and exit charges related to the shutdown of the Cayenta headquarters office. Approximately $41.6 million of the charges are related to the merger of Titan Systems into us and $11.7 million of the charges are related to the shutdown of the Cayenta headquarters office and network operations center. The $1.5 million of exit and restructuring costs included in the three months ended March 31, 2003 are exit costs related to the shutdown of the Cayenta headquarters office and network operations center. A summary of exit and restructuring accruals and ending balances for 2002 and the utilization of exit and restructuring accruals during the three months ended March 31, 2003, is as follows:

	Charges Recorded in 2002	Ending Balance as of December 31, 2002	Cash Paid in 2003	Ending Balance as of March 31, 2003
	(dollars in millions)
Titan Systems Restructuring:
Estimated facilities consolidation costs	$32.2	$32.1	$(0.7)	$31.4
Employee termination / retention costs and other	7.7	1.7	(1.5)	0.2

Sub-total	39.9	33.8	(2.2)	31.6
Unsuccessful transaction costs	1.7	0.6	(0.6)	—

Total Titan Systems charges/payments	$41.6	$34.4	$(2.8)	$31.6

Cayenta Headquarters Exit Costs/Payments:
Lease commitment costs	$4.8	$3.2	$(0.6)	$2.6
Asset impairment costs	2.4	—	—	—
Employee termination costs and other	4.5	0.2	(0.1)	0.1

Total Cayenta headquarters charges/payments	11.7	3.4	(0.7)	2.7

Total Restructuring and Exit Costs/Payments:	$53.3	$37.8	$(3.5)	$34.3

  At March 31, 2003, a total of $18.1 million and $16.2 million of liabilities remained on our March 31, 2003 balance sheet that is incorporated by reference in this prospectus in "Other Accrued Liabilities" and "Other Non-Current Liabilities," respectively, related to the exit and restructuring activities initiated in 2002.

(3)
Loss from discontinued operations per share is net of taxes (benefit) of $(7.1) million or $(0.17) per share, $1.4 million or $0.03 per share, $5.8 million or $0.11 per share, $(7.8) million or $(0.13) per share, and $(109.3) million or $(1.44) per share in 1998, 1999, 2000, 2001 and 2002, respectively, and $(1.5) million or $(0.02) per share and $(0.5) million or $(0.01) per share for the three-month periods ended March 31, 2002 and 2003, respectively. The $218.1 million or $2.87 per share charge in 2002 is related to the decision to divest LinCom Wireless and a remaining commercial information technology business, to sell or close the Titan Wireless segment and to sell certain commercial information technology operations within the Cayenta segment and the AverCom business. The $0.9 million or $0.01 per share charge in the three-month period ended March 31, 2003 is related to the exit of the Titan Wireless segment and the disposal or wind-down of our commercial information technology business and LinCom Wireless business.

(4)
Working capital includes all current assets and liabilities excluding cash, current portions of debt, current assets of discontinued operations of $10.3 million, $13.6 million, $84.6 million, $99.7 million, $103.9 million and $100.2 million as of December 31, 1998, 1999, 2000, 2001 and 2002 and as of March 31, 2003, respectively, and current liabilities of discontinued operations of $13.6 million, $43.0 million, $44.9 million, $69.0 million, $49.1 million and $46.3 million as of December 31, 1998, 1999, 2000, 2001 and 2002 and as of March 31, 2003, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        This discussion summarizes the significant factors affecting our consolidated operating results, financial condition and liquidity during the three-year period ended December 31, 2002 and the three-month periods ended March 31, 2002 and 2003. You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is incorporated by reference in this prospectus from our Form 10-K for our fiscal year ended December 31, 2002 and our Form 10-Q for our fiscal quarter ended March 31, 2003, as the same may be updated and superseded by later filings we make with the SEC under the Exchange Act. You should also read this discussion in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and the notes thereto incorporated by reference in this prospectus.

BUSINESS

Corporate Overview

        We are a leading national security solutions provider for the Department of Defense, the Department of Homeland Security, intelligence and other U.S. government organizations and agencies. We provide sophisticated systems engineering and technical services and are a systems integrator that provides vital products and systems to our government customers. Approximately two-thirds of our business is derived from services, with the remaining one-third comprised of systems integration and delivery of systems and products. We believe our broad capabilities in government-funded research and development, integration, deployment and lifecycle support, along with our ability to provide complete solutions, distinguish us from many of our services-only competitors and have positioned us for success in both winning new and larger national security procurements, and in retaining existing contracts with government customers. In 2002, for example, we achieved an overall procurement win rate of approximately 65% and a contract renewal, or "recompete," win rate of approximately 95%.

        We work with our government customers first to develop solutions to their requirements, and then to provide integrated solutions to meet these requirements by applying our systems integration and product development skills. These solutions entail the integration of existing components or products into a single system solution or product. Once we have developed and integrated the solution, our engineers often assist the government workforce to deploy the particular solution in military ships, aircraft, vehicles and command centers around the world. These deployments include sophisticated and secure enterprise-wide information technology networks, highly customized military-specification hardware and software communication systems, and specialized training and consulting services in homeland security and intelligence operations.

        Our capabilities extend beyond delivery of the system. We also install and test systems for each customer's optimal use, perform comprehensive training with end-users and perform maintenance and upgrade/modernization functions to follow a solution throughout its lifecycle. We believe this comprehensive services-plus-integration, lifecycle approach to our customers' needs creates a bond with our customers that fosters a stable and predictable business environment for us as we provide ongoing modifications to and support for our solutions. In addition, we believe our success in delivering this lifecycle approach to serving our customers' needs, along with our longstanding customer relationships and experienced management team, positions us to compete for and win larger, longer duration and more comprehensive contracts. For example, in 2002 we won six of the seven contracts of $100 million or more for which we competed.

        We focus on the following four growing government market areas: C4ISR (Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance), Transformational Programs, Enterprise Information Technology, and Homeland Security and the War on Terrorism.

        Our consolidated revenues were approximately $1.4 billion for the year ended December 31, 2002 and $377.9 million for the three months ended March 31, 2003.

 Industry Overview.    Recent defense budgets are significantly higher than in prior years, especially in areas related to intelligence, surveillance, reconnaissance and homeland security because of increased counter-terrorism activities following September 11, 2001, the U.S. military operations in Afghanistan, the war in Iraq and the resulting changes required in the Department of Defense to prepare for these types of threats. In addition, the U.S. government is increasingly using open systems that incorporate commercial off-the-shelf products to increase the adaptability and interoperability of its information technology systems architectures, creating greater contracting opportunities for systems and software integration work. The U.S. government is also increasingly using the Internet and web-based systems to improve its efficiency, providing contracting opportunities for Internet-based integration work. The U.S. government is among the largest buyers of information technology systems and services in the world.

According to INPUT, Inc. (a market research organization), the U.S. government's information technology budget for fiscal year 2003, an important element of our addressable market, is projected to be approximately $50 billion, an increase of 11% from 2002. Current forecasts, according to INPUT, for federal information technology spending are for a compound annual growth rate of approximately 10% over the next three to five years.

        The U.S. government's focus on modernization through increased spending on information technology reflects the critical role that this capability plays both in national security and in improving government efficiency. In outlining the priorities of the Bush Administration, Secretary of Defense Donald Rumsfeld has stated that one of his five key objectives is to modernize the U.S. government's C4ISR capabilities. The U.S. military is placing greater emphasis on interoperability and increasing productivity while using fewer resources by employing systems that act as force multipliers and increasing operating capabilities under differing conditions. To further this strategy, military and intelligence agencies continue to increase their reliance on communications products and systems that provide secure, reliable and efficient transmission of voice, video and data in very demanding environments.

        The transition from the single threat, cold war era to today's multiple and more widely dispersed threats, most notably the war on terrorism, coupled with the rapid rate of technological change, has increased the U.S. military's need for more efficient and advanced information, communications, and military platform capabilities. President Bush coined the term "transformation" when he said, "Our security will require transforming the military...(to) be ready to strike at a moment's notice in any dark part of the world." Transformational programs, especially in the C4ISR and information technology arena, represent a new paradigm in which there is growing importance on having systems that are designed, developed and cost-effectively built and very rapidly deployed. This is often accomplished through innovative uses of existing technologies and integrating low-cost, commercially-available components and products to achieve best of breed cost effective systems and solutions.

 Competitive Strengths.    We believe our core strengths are the following:

   Long Standing Customer Relationships and Experienced Management.    Founded in 1981, we have an extensive history of providing comprehensive information and communications products, solutions and services to U.S. defense, intelligence, and civil government agencies. Collectively, our executives and general managers have on average approximately 25 years of industry experience and have developed long-standing, key customer relationships across all of the U.S. military services and several allied countries. The industry experience of our executives and general managers has also helped to develop a significant presence with many civilian government agencies, which has contributed to our success in securing new contracts.

   Broad Solution Capabilities.    We have extensive industry expertise in the development of comprehensive information and communications products, solutions and services for government customers. We provide products and solutions in areas such as signal processing, antenna design, low-detection waveforms, computer-aided target and image recognition, satellite communications hardware and software, signal direction-finding systems, and real-time object tracking and targeting. In addition, we have significant knowledge of legacy information technology and C4ISR systems currently in operation and the ability to integrate new solutions into existing systems. This ability to provide full-service products, solutions and services, coupled with our employee base of over 6,500 "Secret" and above-cleared personnel, is enabling us to bid on larger, more comprehensive government contracts than at any time in our history. During 2002, we won six of seven competitive procurements with potential values exceeding $100 million in which we participated, including our largest contract ever, the $533 million Enterprise Architecture and Decision Support (EADS) contract with the National Security Agency.

  Our information systems solutions and services include systems analysis, design, and architecture, software development services and systems integration. We also provide a variety of professional and technical support services, including electronics and mechanical design and fabrication, computer-aided design and manufacturing services, technical documentation and prototyping. In addition, we offer a variety of standard products, including satellite communications modems and terminals, signal direction-finding systems, lasers, sensors, and electro-optical systems. As a result of the complex nature of our customer solutions, our engagements often are long-term and involve follow-on contracts.

   Extensive Acquisition and Integration Experience.    As a result of changes in U.S. government procurement policies toward consolidating programs and awarding larger, more comprehensive contracts, we placed more emphasis on an acquisition strategy that would broaden our capabilities to allow us to effectively compete for these larger contracts. Since January 1, 1998, we have acquired and successfully integrated 18 government information technology and solutions companies. We have won larger government contracts as a direct result of our successful integration of key acquired capabilities and expertise and we continue to bid on larger, more comprehensive government contracts as a result of those acquired capabilities.

 Strategy.    Our objective is to expand our market share in the national security and government solutions markets, improve our operating margins and profitability, and generate strong net cash flow to reduce our overall debt. We intend to achieve these objectives with the following strategic initiatives:

   Maintain Technological Advantage.    Our successful track record over the past 21 years with government-funded research and development projects has helped us create a diversified portfolio of technologies and cultivate a corps of scientists, engineers and systems specialists. This expertise helps us obtain additional government research and development funding and ultimately new systems, products and systems integration contracts. We believe that our expertise and capabilities with a wide range of technologies position us well to provide advanced technology and communications systems, products and services to our customers. We will seek to maintain this advantage by keeping pace with new developments in technology, and by continuing to compete for contracts that require high-quality, sophisticated technical solutions.

   Build Upon our Competitive Strengths to Bid on Larger, More Comprehensive Contracts.    We have an extensive history of providing increasingly broader and more complex systems, solutions and services to defense and intelligence-related government agencies. Our experience, our reputation for high quality products and services, and our enhanced technical and personnel resources resulting from our acquisitions have enabled us to bid on and win larger dollar value and more comprehensive government contracts. We believe we will continue to successfully bid on and win larger and broader contracts due to our focused business development practices, our demonstrated strong performance on large contracts and due to increased outsourcing and consolidation of government programs.

   Improve Profitability.    We are actively engaged in increasing our profitability by reducing facility and operations costs, and realizing improved efficiencies on the larger contracts recently won. We are strengthening controls and incentives on business productivity, including profit margins and cash flow, across all our operations to promote increasing profitability both short and long term. In addition, we expect our business mix to gradually change such that we will derive a greater portion of revenue from higher margin services and products.

   Maintain Balanced Business Mix.    We derive approximately two-thirds of our business from services, and the remaining one-third from integration and delivery of systems and products. In addition, we believe our current contract base and customer mix are well diversified. Our government contract mix during 2002 resulted in approximately 36% and 43% of our total 2002 revenues from our government business being derived from cost-reimbursable contracts and time and materials contracts, respectively, both of which provide a low risk and more predictable revenue and profit base. We derived the remaining 21% of our revenues from our government business during 2002 from fixed-price contracts, which provide an opportunity to increase our operating margins through increased efficiencies. We derive revenues from each of the armed services, all U.S. intelligence agencies and numerous federal civilian agencies. In 2002, we generated 26% of our revenues from the U.S. Navy, 24% from intelligence agencies, 16% from the U.S. Air Force, 16% from federal civilian agencies, 13% from the U.S. Army and 5% from commercial customers. We intend to continue to maintain diversification in our customer mix by bidding and executing on contracts across all the armed services, intelligence agencies, Department of Homeland Security and other federal and civilian agencies. We also intend to maintain a diversified mix of cost-reimbursable, time and materials, and fixed-price contracts.

 Four Focused and Interrelated Market Areas.    We apply our core solutions capabilities to provide systems integration and services with a focus in four often overlapping and synergistic market areas: C4ISR, Transformational Programs, Enterprise Information Technology, and Homeland Security and the War on Terrorism. Each of these markets are described in greater detail in the following sections, including specific examples of the work we are doing in these areas.

  Command, Control, Communications, Computers, Intelligence, Surveillance, and Reconnaissance (C4ISR)

        C4ISR has been the cornerstone of our expertise and the foundation on which we have grown since we were founded in 1981. C4ISR can be described as the process of gathering military information through intelligence, surveillance and reconnaissance measures, transmitting this information digitally through high technology communications systems, processing the digitized information and securely transmitting that information to the appropriate decision makers all the way from the Commander-in-Chief to the commander on the field of battle, so that they can command and control our military forces. Computers and communications systems are the common vehicle for processing and transmitting this information. We are a key contributor to the significant C4ISR systems that support the Department of Defense and Department of Homeland Security and intelligence agencies, and, through our system engineering, technical assistance, program management, and products and systems integration, we have been in the forefront of assisting our customers in reaching their C4ISR mission goals. The following are examples of our efforts in C4ISR:

   The Joint Range Extension.    We have developed an information solution that allows real-time tactical data link information developed by a variety of sensors to be transmitted over any communications medium. This innovative capability allows commanders to "see" and share the actual tactical events of a campaign at different locations simultaneously. This capability was used very successfully in the recent Afghanistan operations to provide commanders with a view of the battle space at extended ranges, thus allowing forces to be coordinated, sequenced, and deployed rapidly to meet the needs of the operational commander. We expect this system to be a key provider of extended situational awareness in any future contingencies or conflicts.

   Advanced Digital Waveform for the U.S. Navy.    Our Advanced Digital Waveform, or ADW, increases data throughput rates on dedicated ultra-high frequency satellite communication channels by up to four times current rates. Increased data transport is critical to support new platforms such as Unmanned Aerial Vehicles, or UAVs, and to enhance weapons coordination and the command and control of naval forces. Our Mini-Demand Assigned Multiple Access, or Mini-DAMA, terminals will be the first U.S. Navy systems to receive ADW capability. Once this capability is installed, the terminals will be capable of passing information at three to four times the previous rate. The current project contemplates that the majority of the U.S. Navy's Mini-DAMA terminals will be outfitted with this improved communications feature within the next couple of years.

   Systems Support Services.    Our nation's defense depends heavily upon sustaining fielded systems. U.S. Air Force, U.S. Army, Combatant Commanders, The National Reconnaissance Office (NRO) and intelligence agencies depend upon us to provide systems support in the form of rigorous engineering, program management and training. We provide the U.S. Navy with critical C4I systems and networks. Additionally, we are an essential Navy provider in the field engineering, installation and quality integration of sophisticated communications, weapons, hull, mechanical and engineering support systems for virtually all ship types. We provide the U.S. Marine Corps with its operational modeling and simulation system via the Marine Air Ground Task Force (MAGTF) Tactical Warfare Simulation System (MTWS).

   System-Level Solutions.    We develop, deliver and support system-level solutions for a wide range of weapon, sensor, surveillance and reconnaissance systems. Additionally, we are conducting analysis of aircraft and ship structures, applying advanced corrosion control methodologies and supporting the development of advanced materials. In support of information operations, we provide highly specialized information security and signal intelligence systems and services to the intelligence community. In the key national imperative areas of missile defense and combating terrorism, we conduct weapons effects analysis services and develop computer models for effects prediction.

   Channel Control Modems for Integrated Monitoring and Power Control Subsystems.    We are developing, integrating and producing a modem for the Integrated Monitoring and Power Control Subsystem, or IMPCS. IMPCS is being developed to reduce manpower requirements and increase the efficiency of communication between the various control terminals and deployed, tactical terminals that use the geosynchronous satellites of the Defense Satellite Communications System. Satellite network efficiency is improved greatly by balancing the power levels arriving at the satellites. Today's system uses a manpower-intensive manual approach to monitor the entire global network and conduct point-to-point communications with terminal operations to provide power-balancing direction. Our modem is expected to fully automate this process.

   Communications Products.    We have provided the Department of Defense and Intelligence community with state-of-the-art products from our earliest days as a company. Our communications product specialization is in the development, manufacture and support of satellite communications (UHF, SHF, EHF) radios, modems, baseband systems, power amplifiers and complete terminals. We design and produce the AN/USC-42 DAMA terminal, which provides bandwidth efficient mobile satellite services at UHF for military users. We are the industry leader in small, lightweight, low-power signal intercept, direction finding and signal processing systems for Signals Intelligence (SIGINT) applications. These high-value SIGINT products include 20Mhz to 2GHz manportable, ground vehicle, maritime patrol craft and fixed-site applications.

   The Naval Air Systems Command/Naval Air Warfare Center.    We are helping with the systems engineering and integration of Naval Aviation Reconnaissance and Surveillance systems under a multi-year contract. Under current tasking, our engineers provide design and analysis support for the installation and integration of state-of-the-art sensor systems in both manned and unmanned aerial reconnaissance platforms. Systems level support typically includes concept exploration, specification preparation, interface design, laboratory integration, and test and evaluation. We also support tactical manned and unmanned platforms and avionics equipment. Our engineers provide design and analysis support for the integration of sophisticated subsystems into the avionics and weapons systems of many types of aircraft. These subsystems include electro-optic/infrared devices, radar, electronic warfare systems, mission planning modules, and tactical data links.

   Military Satellite Communications.    Our engineers and technicians provide engineering, program and operational support to the Space and Naval Warfare Systems Command and the Space Warfare Systems Centers in San Diego, California, and Charleston, South Carolina. Our satellite communications experts are involved in all aspects of U.S. Navy and other military satellite programs including: the determination of requirements, laboratory and in-field operational testing, on-the-job and formal training, maintenance, operation, technical assistance, integration, and installation. Our members of the Fleet System Engineering Team provide on-site support at U.S. Navy satellite communications sites in Virginia, Hawaii, Italy and Bahrain.

Transformational Programs

        We are developing new transformational systems for the Department of Defense that focus on national security challenges faced by the United States. We are seeking to win engineering development contracts and ultimately full-scale production contracts to provide low-cost, mission critical systems. We also apply our expertise to the life cycle challenges of today. The following are several key initiatives in our portfolio of active "transformational" efforts:

   U.S. Army's Prophet Initiative.    Our initial role as part of this initiative was to design and integrate a multi-faceted, radio frequency intercept and direction-finding system into an existing Army vehicle. We completed the initial 13 low-rate production systems ahead of schedule and were awarded the first full-scale, competitive production contract to produce and field up to 83 production-level mobile systems. This innovative system was deployed successfully in the recent U.S. military operations in Afghanistan. The Prophet program validated our "transformational" systems development strategy—applying innovation and technology insertion, taking a systems engineering focus on unique defense challenges, winning the development contract, providing stellar systems performance in test and evaluation, winning the production contract, providing life-cycle management, and participating in updates and follow-on systems.

   X-Craft.    We have a contract to design, build and integrate a vessel for the United States Navy that is unlike any other currently in the fleet today. The X-Craft will be a high-speed aluminum catamaran 260 feet in length with a combined gas turbine and diesel propulsion plant, capable of speeds greater than 50 knots. It will be self-deployable over trans-Atlantic ranges. The craft will have two helicopter landing spots capable of handling H-60 series and smaller helicopters, and the unique X-Craft's mission module bay will be capable of simultaneously supporting multiple mission packages. The X-Craft program incorporates not only innovative design, development and management methods, but also is using acquisition processes intended to get this craft and the information derived from its development as soon as possible so it can be supportive of the Navy's new top priority Littoral Combat Ship (LCS) program. The X-Craft is expected to be in the water in the summer of 2004. Extensive testing will follow to demonstrate tactics, techniques, procedures, and technology in support of the LCS. Because of our innovation, expertise and experience with the X-Craft, we expect to play a significant role in the multi-year and multi-billion dollar Littoral Combat Ship program for the United States Navy.

   Affordable Weapon.    We are developing a loitering Unmanned Aerial Vehicle called the Affordable Weapon System (AWS) that is designed to carry a 200-pound warhead at extended ranges and remain airborne and ready for rapid deployment for up to 6 hours. The AWS is being built using commercially-available off-the-shelf components at a cost expected to be approximately one-tenth of the cost of comparable missiles used by the military. We have built and tested 12 of these AWS's which can be launched from land, ship or aircraft. This program is moving toward accelerated low-rate initial production.

   KaBand Satellite Terminal.    In 2002, we received a contract from the U.S. Army to develop a new terminal for the KaSAT, the military's new wideband gapfiller satellite communications system,

  scheduled for deployment in 2004. The terminal will provide KaSAT connectivity to ground forces as an adjunct to existing satellite communications and is expected to become an integral part of the Army's Warfighter Information Network—Tactical, WIN-T, program. This program is an important part of the Army's transformational concept of "SATCOM on the Move" allowing maneuvering forces to receive and transmit critical voice and data at high bandwidth without having to stop and erect satellite equipment.

Enterprise Information Technology

        We provide complete enterprise information technology solutions that enable seamless connectivity from the strategic to the tactical level of a customer's critical enterprise. By necessity, the defense and intelligence organizations require technology that enables information to flow into multi-disciplined, cross-organizational teams of analysts that respond quickly and effectively to continuing threats and immediate crises. Information is gathered through all source collection methods and assessed, and in many cases, enriched, to assure its relevance and use. We support many enterprise information technology and modernization efforts within our nation's defense and intelligence communities, as well as mission critical networks for civilian agencies. The following are several examples of Enterprise Information Technology contracts:

   USSOCOM.    Under the Enterprise Information Technology Contract (EITC), we are bringing the U.S. Special Operations Command (USSOCOM) an improved level of service and reliability in support of all worldwide Special Operations information technology requirements. EITC is an innovative solution meeting the Command's enterprise needs while delivering strategic improvements, increased interoperability, and efficient support at all USSOCOM sites and locations. EITC includes the planning, management, operations and maintenance (O&M), and training, for all garrison and deployed Wide Area Networks (WAN), Metropolitan Area Networks (MAN), Local Area Networks (LAN), desktops, applications, databases, and communication and network infrastructures for data, voice, and video used by Special Operations Forces (SOF). This program also includes information assurance, transmission, and communication security requirements, requirements management, configuration management, hardware maintenance, and disaster recovery.

   Supporting the Joint Deployable Intelligence Support System (JDISS).    We are assisting with the systems engineering for JDISS, a worldwide intelligence network with over 10,000 nodes that we maintain on a seven day per week/24 hour per day basis (7/24). This very secure network provides critical intelligence information to all facets of the United States military and many homeland security agencies and is located at all front line combat locations.

   Navy Cash.    We are assisting the U.S. Treasury, Naval Supply Systems Command, JP Morgan Chase and others in providing a cashless environment for sailors and marines deployed throughout the world, so that their money is safe and their families have 7/24 access to it. It is a system of point of sales, ATMs, and other automated financial services integrated into the military communications backbone to provide global financial service to members of the naval forces.

   Information Assurance and e-Government Services.    We provide systems and solutions related to information assurance, security consulting and e-government applications. We also focus on the design, installation and maintenance of local and wide area networks used to operate the U.S government's Internet-based initiatives. We design electronic filing, procurement and payment systems for the government agencies involved in those initiatives, along with Internet portals used to electronically distribute confidential and non-confidential information to other government entities and the public at large.

Homeland Security and the War on Terrorism

        Although the U.S. Department of Homeland Security is a new organization, we have been providing homeland security solutions to various government agencies for over 15 years. As with our efforts in our traditional defense business, we bring innovation, integration, deployment and life cycle service to the national imperative of homeland security and counter terrorism measures. We provide products and services in the following key homeland security areas:

   Support of First Responders.    We support first responders through our communications systems such as APCO 25 compliant radio systems that greatly facilitate interoperability and crisis response. In addition, we develop, integrate and build emergency mobile command vehicles and systems to provide backup communications capability to governmental agencies and first responders. We also provide very realistic training facilities through our contract to run the Center for National Response and exercises to prepare first responders for a variety of potential terrorist threats.

   Defending Against Bio-terrorism.    We provide engineering, analytical support, systems development, and integration of many key systems to agencies protecting our country against the threat of chemical and bio-terrorism. Some key examples of our efforts in this area include supporting over 120 jurisdictions through the HHS Metropolitan Medical Response System, and supporting the U.S. Army Soldier and Biological Chemical Command, which would be the center of any federal government effort to fight a bio-terrorism attack.

   Securing America's Borders.    Protecting America's cyber borders is a major endeavor of ours, as network and information technology security and protecting critical infrastructure have become increasingly important initiatives in national security. We are also working in the areas of intelligence information distribution, such as winning the prime integrator role in the development of the Department of Defense's Integrated Broadcast Service, which integrates and fuses near real-time correlated intelligence data via satellite to intelligence agencies and combatant commanders worldwide.

   21st Century Technology to Secure the Homeland.    We are in various stages of developing several new technologies to support homeland security, including a new digital data link between aircraft and the ground, concealed weapons detectors, through-the-wall surveillance capabilities, buried mine detection devices, fissile material detectors and RF (radio frequency) attack warning chips.

 Contract Profile.    We are currently performing work under approximately 2,500 contracts. No single contract accounted for more than 2.2% of our total 2002 revenues. Our total revenues from business with government agencies in 2002 were approximately $1.3 billion, of which approximately 43% were generated by time and materials contracts, approximately 36% were generated by cost reimbursement contracts and approximately 21% were generated by fixed-price contracts. Since operating margins on time and materials contracts are generally higher than those generated by cost reimbursement contracts, we have made and continue to make an effort to generate an increasing amount of revenue from time and materials contracts.

 Competition.    We are one of several companies involved in providing information systems solutions, support services and communications products for a variety of programs and agencies of the U.S. government. Most activities in which we engage are very competitive and require that we have highly skilled and experienced technical personnel to compete. Many of our competitors have significantly greater financial, personnel and other resources than us. These competitors include Computer Sciences Corporation, General Dynamics Corporation, Lockheed Martin Corporation, Northrop Grumman Corporation, Raytheon Company, and Science Applications International Corporation. In addition, we compete with smaller and medium sized companies such as Anteon Corporation, CACI

International Inc., Dynamics Research Corporation, Veridian Corporation and ViaSat, Inc. We believe that our primary differentiating competitive factors are our end-to-end solution development, integration, deployment and life-cycle support process, reputation, technical skills, past contract performance, experience in the defense, intelligence, homeland security and civil government support industry and our long-standing customer relationships.

Commercial Businesses

        We have restructured our organization to focus our primary efforts on our core national security business. However, we continue to own all or portions of commercial businesses that were built on technology we developed under government contracts, or acquired through our acquisition of other defense companies.

        The following are examples of our commercial technology-based businesses and investments:

        Titan Scan Technologies' core technologies and expertise were developed by us from our government contracts business. Titan Scan Technologies sells medical equipment sterilization systems and provides medical equipment sterilization services, which utilize the electron beam process that SureBeam Corporation (which we funded and spun-off in August 2002) uses for food irradiation. Titan Scan Technologies' medical equipment sterilization systems are currently used in the medical device production lines of Guidant Corporation in San Diego, California, Baxter Corporation in the Dominican Republic and in France, Mediscan in Austria, Rochialle Corporation in Wales, and Isotron in the United Kingdom. Titan Scan Technologies also offers contract sterilization services for medical product manufacturers at facilities that it owns in San Diego, California, Denver, Colorado and Lima, Ohio. Following the 2001 anthrax terrorism, Titan Scan Technologies became known for its efforts to sanitize the mail to mitigate this bioterrorism threat from treated mail and parcels. In addition to contracting for use of Titan Scan's facility for mail sanitization, the Postal Service purchased eight mail sanitization systems. Titan Scan has also begun to market the use of electron beam technology outside of its traditional medical device customer base, including the use of electron beam technology to improve material performance in semiconductors, aerospace composites, wire and cable, plastics and packaging films.

        e-tenna's core technologies and expertise were acquired as part of our acquisition of Atlantic Aerospace Electronics Corporation during 1999 and then further developed by us. We have chosen to utilize external equity financing to help fund the development of this business and have retained an investment in this company. As a result, e-tenna's results are not consolidated with our results of operations. e-tenna is developing antennas and radio frequency systems based on electromagnetic technology that it expects will establish new performance standards for the next generation of radio frequency technology. The key features of the technology are that it suppresses undesired radio frequency currents, thereby isolating the antenna from influences that could degrade performance. It also improves signal strength by causing power to radiate away from the device or equipment in which the technology is being used. e-tenna is currently focused on creating products for the mobile device market where its technology has the potential to significantly reduce the size, increase the functionality, improve the performance, and decrease the cost of wireless equipment. Another key benefit of e-tenna's technology is the isolation property that allows multi-frequency devices such as phones, PDAs, and laptops to function efficiently and without significant interference.

        In 1996, we contributed the core technology to form Servnow! NetTechnologies, Inc., which later became known as IPivot. We created the technology spin-off to commercialize a concept developed in our software business unit. In October 1999, IPivot was sold to Intel Corporation.

        Competition.    Titan Scan Technologies and e-tenna employ different technologies and business models, and as such, compete in different markets. Titan Scan Technologies competes against substantially larger enterprises involved in medical sterilization, including Ion Beam Applications, s.a., and Steris. e-tenna is a start-up enterprise and will be competing with larger more established component manufacturers in the mobile wireless device business.

Discontinued Operations

        During 2002, our board of directors made the decision to exit a substantial portion of our commercial businesses, consisting of Titan Wireless, Cayenta, AverCom, and LinCom Wireless. Prior to these decisions to exit these businesses, we grouped our business into five segments—Titan Systems, Titan Wireless, Software Systems (including Cayenta), Titan Technologies and the SureBeam business. We are no longer reporting the results of operations by these segments, however, reference may be made to these segments in discussions of other historical information.

Titan Wireless (Discontinued July 11, 2002)

        Titan Wireless provides communications services and systems to developing countries primarily in Africa, Central Asia, the Middle East and Latin America. Titan Wireless's network has been built using its own communications products and products purchased from other equipment vendors, which include advanced satellite ground terminals, Very Small Aperture Terminals, or VSATs, monitoring and control software, satellite voice/data modems, broadband access systems, packet switches and voice over Internet protocol (VoIP) gateways.

        Despite our low cost technology and efficiency advantages, competition in the international telecommunications sector has driven market rates to levels that make operations of our networks at our existing size uneconomical. Notably, the bankruptcies of Global Crossing Ltd., WorldCom, Inc. and Phone1Globalwide Corporation (formerly Globaltron Corporation), and the dire financial condition of other providers such as Ibasis, imposed a rapid and sudden deterioration in wholesale prices in 2002. In July 2002, we decided to exit our international telecommunications businesses through a combination of selling assets or businesses and shutting down operations. We are continuing to operate our networks while we complete the divestiture process to preserve the value of the businesses and assets we are seeking to sell. On May 20, 2003, we entered into a definitive agreement for the sale of the GlobalNet portion of our Titan Wireless business, subject to certain closing conditions that we expect to be fulfilled.

        For the year ended December 31, 2002 and the three months ended March 31, 2003, Titan Wireless had revenues of approximately $130.3 million and $25.1 million, respectively.

Cayenta (Discontinued March 1, 2002)

        Cayenta provided software applications and implementation and integration services to customers to solve specific business and operating problems. These software applications were tailored for the customers' business and operating requirements and made accessible via the Internet. For the year ended December 31, 2002, Cayenta had revenues of approximately $6.4 million. These businesses were sold in July 2002 (please refer to note 6 to the annual consolidated financial statements that are incorporated by reference in this prospectus for further discussion).

Titan Technologies (Substantially Discontinued August 2002)

        In Titan Technologies, we leveraged our intellectual property portfolio to create commercial technology applications or individual businesses from technologies primarily developed from government-sponsored research and development programs. We included in Titan Technologies at any given time those commercial technology applications and individual businesses that we had not at that point developed into separate operating segments. In 2002, we discontinued our AverCom business, our LinCom Wireless business and other commercial information technology businesses. For the year ended

December 31, 2002 and the three months ended March 31, 2003, the discontinued operations of Titan Technologies had revenues of approximately $31.4 million and $4.5 million, respectively.

Government Contracts

        A substantial portion of our revenues are dependent upon continued funding of United States and allied government agencies, as well as continued funding of the programs targeted by our businesses. Our revenues from U.S. government business represented approximately 90% of our total revenues for the year ended December 31, 2000, approximately 93% of our total revenues for the year ended December 31, 2001, and approximately 95% of our total revenues for the year ended December 31, 2002. Any significant reductions in the funding of United States government agencies or in the funding areas targeted by our businesses could materially and adversely affect our operating results.

        U.S. government contracts are subject to termination for convenience by the government, as well as termination, reduction or modification in the event of budgetary constraints or any change in the government's requirements. When we subcontract with prime contractors, such subcontracts are also subject to the ability of the prime contractor to perform its obligations under its prime contract. We often have little or no control over the resources allocated by the prime contractor to the prime contract, and any failure by the prime contractor to perform its obligations under the prime contract could result in our loss of our subcontract. In 2002, approximately 24% of our revenue was derived under subcontracts with prime contractors. In addition, our contract-related costs and fees, including allocated indirect costs, are subject to audits and adjustments by negotiation between us and the U.S. government. As part of the audit process, the government audit agency verifies that all charges made by a contractor against a contract are legitimate and appropriate. Audits may result in recalculation of contract revenues and non-reimbursement of some contract costs and fees. Any audits of our contract-related costs and fees could result in material adjustments to our revenues. In addition, U.S. government contracts are conditioned upon the continuing availability of congressional appropriations. Congress usually appropriates funds on a fiscal year basis even though contract performance may take several years. Consequently, at the outset of a major program, the contract is usually incrementally funded and additional funds are normally committed to the contract by the procuring agency as Congress makes appropriations for future fiscal years. In some cases, we may perform services and incur costs under the contract prior to completion of the procurement process. Any failure of such agencies to continue to fund such contracts could have a material adverse effect on our operating results.

        Our business with the U.S. government and prime contractors is generally performed under cost reimbursement, fixed-price or time and materials contracts. Cost reimbursement contracts for the government provide for reimbursement of costs plus the payment of a fee. Under fixed-price contracts, we agree to perform certain work for a fixed price. Under time and materials contracts, we are reimbursed for labor hours at negotiated hourly billing rates and are reimbursed for travel and other direct expenses at actual costs plus applied general and administrative expense. The following table gives the percentage of revenues realized by us from the three primary types of government contracts during the periods indicated.

	Year Ended December 31,
Contract Type
	2000	2001	2002
Time and Materials	38.6%	41.5%	42.6%
Cost Reimbursement	42.3	39.3	36.3
Fixed-Price	19.1	19.2	21.1

	100.0%	100.0%	100.0%

Backlog

        Contracts undertaken by us may extend beyond one year. Accordingly, portions are carried forward from one year to the next as part of backlog. Because many factors affect the scheduling of projects, no assurance can be given as to when revenue will be realized on projects included in our backlog.

        Many of our contracts with the U.S. government are funded by the procuring agency from year to year, primarily based on its fiscal requirements. This results in two different categories of U.S. government backlog: funded and unfunded backlog. "Funded backlog" consists of the aggregate contract revenues remaining to be earned by us at a given time, but only to the extent such amounts have been appropriated by Congress and allocated to the contract by the procuring government agency. Although funded backlog is appropriated by Congress, we cannot guarantee that cancellations or scope adjustments will not occur. The majority of funded backlog represents contracts under the terms of which cancellation by the customer would entitle us to all or a portion of our costs incurred and potential cancellation fees. "Unfunded backlog" consists of the aggregate contract revenues expected to be earned as our customers incrementally allot funding to existing contracts, whether we are acting as a prime contractor or subcontractor, and the aggregate contract revenues to be funded on contracts which have been newly awarded to us. Unfunded backlog includes priced options, which consist of the aggregate contract revenues expected to be earned as a result of a customer exercising an option period that has been specifically defined in the original contract award. "Backlog" is the total of the government and commercial funded and unfunded backlog.

        Our backlog consisted of the following approximate amounts as of the following dates:

	As of December 31,
Backlog
	2000	2001	2002
	(in thousands)
U.S. Government funded backlog	$332,099	$545,569	$695,598
U.S. Government unfunded backlog	1,665,054	2,231,052	3,306,244
Commercial backlog	24,187	26,788	39,568

Total backlog	$2,021,340	$2,803,409	$4,041,410

        We expect to realize approximately 29% of our December 31, 2002 backlog by December 31, 2003.

        Management believes that year-to-year comparisons of backlog are not necessarily indicative of future revenues. The actual timing of receipt of revenues, if any, on projects included in backlog could change because many factors affect the scheduling of projects. In addition, cancellations or adjustments to contracts may occur. Backlog is typically subject to large variations from quarter to quarter as existing contracts are renewed or new contracts are awarded. Additionally, all United States government contracts included in backlog, whether or not funded, may be terminated at the convenience of the United States government.

Manufacturing

        We operate both fabrication and assembly facilities and also purchase certain components and assemblies from other suppliers. No one supplier accounts for a significant portion of total purchases. In limited cases, we obtain products from a sole supplier or a limited group of suppliers. For example, we currently rely upon SureBeam as an exclusive supplier of linear accelerators for our medical sterilization business, and SureBeam, in turn, relies on one supplier for some of the key components used to manufacture SureBeam's linear accelerators. Consequently, we risk disruptions in our supply of key products and components if these suppliers fail or are unable to perform because of strikes, natural disasters, financial condition or other factors.

Patents, Trademarks and Trade Secrets

        Our policy is to apply for patents and other appropriate statutory protection when we develop new or improved technology, although we do not rely on patent protection in the normal course of our government contract operations. We presently hold over 100 U.S. and foreign issued patents, as well as a number of trademarks and copyrights. However, we do not rely solely on these statutory protections to protect our technology and intellectual property. In addition to seeking patent protection for our inventions, we rely on the laws of unfair competition and trade secrets to protect our unpatented proprietary rights. We attempt to protect our trade secrets and other unpatented proprietary information through agreements with customers, vendors, employees and consultants. In addition, various names used by us for our products and services have been registered with the United States Patent and Trademark Office.

        Third parties could independently develop competing technology or design around our technology. If we are unable to successfully detect infringement and enforce our rights in our technology, we may lose competitive position in the applicable market. We cannot be certain that our means of protecting our proprietary rights in the U.S. or abroad will be adequate or that competing companies will not independently develop similar technology.

        To date we have not been notified that our technologies infringe the proprietary rights of any third parties, but third parties may, in the future, claim that our current or future technologies infringe upon their proprietary rights. In addition, third parties have and may continue to challenge the validity or enforceability of our proprietary rights. Any such claim, whether meritorious or not, could be time consuming, result in costly litigation, cause delays in our development of technologies and products, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements may not be available on terms acceptable to us, or at all. As a result, any such claim could harm our business and prospects.

Research and Development

        We maintain a staff of engineers, other scientific professionals and support personnel engaged in development of new applications of technology and improvement of existing products. These programs' costs are expensed as incurred. Our research and development expenditures were $5.7 million in the year ended December 31, 2000, $9.3 million in the year ended December 31, 2001, $9.6 million in the year ended December 31, 2002 and $2.4 million in the three months ended March 31, 2003. A portion of our research and development activities during 2002 was customer-funded and as such was paid for through contract revenues with an associated expense in operating expenses. All of our customer-funded research and development activity is funded under contracts with the U.S. government.

Government and Environmental Regulations

        We must comply with and are affected by various government regulations. These regulations affect how we and our customers can do business and, in some instances, impose added costs to our businesses. Any changes in applicable laws could adversely affect the financial performance of the business affected by the changed regulations. Any failure to comply with applicable laws could result in material fines and penalties or affect how we conduct our business in the future.

        We are subject to environmental and safety laws and regulations governing the use, storage and disposal of hazardous substances or wastes and imposing liability for the cleanup of contamination from these substances. Although our business is not generally involved in the handling of hazardous materials, we cannot completely eliminate the risk of contamination or injury from these substances or wastes, and, in the event of such an incident, we could be held liable for any damages that result. From time to time, we have been notified of violations of government and environmental regulations. We attempt to correct these violations promptly without any material impact on our operations. In addition, we may be required to incur significant additional costs to comply with environmental laws and regulations in the future. These costs, and any future violations or liability under environmental laws or regulations, could have a material adverse effect on our business, financial condition and results of operations.

        Titan Wireless must comply with applicable laws and obtain the approval of the regulatory authorities of each foreign country in which it operates. The laws and regulatory requirements relating to satellite communications and other wireless communications systems vary from country to country. Some countries have substantially deregulated satellite communications and other wireless communications, while other countries maintain strict and often burdensome regulations. The procedure to obtain these regulatory approvals can be time-consuming and costly, and the term of the approvals vary from different countries. In addition, in some countries there may be restrictions on the ability to interconnect satellite communications with ground-based communications systems. Titan Wireless's sale of products outside the U.S. is also subject to compliance with the U.S. Export Administration Regulations.

Employees

        As of March 31, 2003, we employed approximately 10,230 employees, most of whom were located in the United States. We currently are not subject to collective bargaining arrangements, and we believe that our relationships with our employees are satisfactory.

Properties

        Our operations' facilities occupy approximately 2,574,400 square feet of space located primarily throughout the United States. The large majority of the space is office space. Substantially all of our facilities are leased. We describe our lease commitments in note 10 to the annual consolidated financial statements that are incorporated by reference in this prospectus.

        As a result of the merger of our subsidiary, Titan Systems Inc., into us in September 2002, a charge of approximately $32.2 million was taken in 2002 for the consolidation of various Titan Systems facilities into centralized locations in Virginia and California. This charge reflects the estimated losses, net of estimated sublease income, on future lease commitments of facilities with terms extending through year 2009 and representing approximately 395,000 square feet of excess space. We are actively marketing the facilities for sublease opportunities. However, the available space is in markets adversely affected by the economy and may not be subleased at attractive rates or at all.

Legal Proceedings

        On August 16, 2002, Perimex International Corporation (Perimex) filed a complaint against us, our subsidiary, Titan Wireless, and a former Titan Wireless employee in San Diego Superior Court in San Diego, California. The complaint alleged breach of contract, breach of the covenant of good faith and fair dealing, intentional interference with existing contractual relationships and prospective business advantage and violation of the California unfair competition law arising from an alleged failure of Titan Wireless to enter a joint venture with Perimex to provide wireless telecommunication services in Argentina and other related alleged misconduct. The complaint sought damages of $52.65 million and sought injunctive relief prohibiting us and Titan Wireless from transferring any of Titan Wireless's assets. The court denied Perimex's request for a preliminary injunction, sustained our and Titan Wireless's demurrer as to all causes of action in the complaint and granted Perimex leave to amend the complaint. Perimex elected not to post a bond, and dismissed its complaint voluntarily without prejudice. On May 22, 2003, however, Perimex filed an amended version of the original complaint in the United States District Court for the Southern District of California, alleging substantially similar causes of action and claiming a similar amount of damages. We believe that Perimex's claims are without merit and we intend to defend our position vigorously.

        We are involved in legal actions in the normal course of our business, including audits and investigations by various governmental agencies that result from our work as a defense contractor. We and our subsidiaries are named as defendants in legal proceedings from time to time and we or our subsidiaries may assert claims from time to time. In addition, we acquire companies from time to time that have legal actions pending against them at the time of acquisition. We have received a grand jury subpoena from the Antitrust Division of the Department of Justice requesting the production of documents relating to information technology service we performed for the Air Force at Hanscom Air Force Base in Massachusetts. We have been informed that other companies who have performed such services have received subpoenas as well. We have been and continue to cooperate fully with the investigation.

        We received a subpoena from the office of Inspector General for the National Aeronautics and Space Administration, or NASA, seeking certain records relating to billing for labor services in connection with our contracts with NASA. We also received a subpoena from the office of Inspector General for the General Services Administration, or GSA, seeking similar records relating to billing for labor categories in connection with contracts with GSA. We are fully cooperating with the government's inquiries in these areas.

        Based upon current information and review, in the opinion of management, the amount of ultimate liability or recovery with respect to these actions will not materially affect our financial position or results of operations taken as a whole. However, our evaluation of the likely impact of these actions could change in the future and an unfavorable outcome, depending upon the amount and timing, could have a material adverse effect on our results of operations or our cash flows in a future period.

DESCRIPTION OF THE EXCHANGE NOTES

        Except as otherwise indicated below, the following summary applies to both the outstanding notes issued May 15, 2003 (the "Outstanding Notes") pursuant to the indenture (the "Indenture") dated as of May 15, 2003, by and among the Company, the Guarantors and Deutsche Bank Trust Company Americas, as trustee (the "Trustee"), and to the exchange notes to be issued in connection with the exchange offer (the "Exchange Notes"). The Exchange Notes will also be issued under the Indenture. The term "Notes" means the Exchange Notes and the Outstanding Notes, in each case outstanding at any given time and issued under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

        The terms of the Exchange Notes are identical to those of the Outstanding Notes in all material respects, including interest rate and maturity, except that the Exchange Notes will be:

  •
  registered under the Securities Act; and

  •
  free of any covenants contained in our registration rights agreement dated as of May 15, 2003 with the initial purchasers for the Outstanding Notes that relate to our making an exchange offer for the Outstanding Notes.

        The following is a summary of the material provisions of the Indenture but does not restate the Indenture in its entirety. It does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Indenture, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the Indenture because it, and not this summary, defines your rights as a holder of the Notes.

        You can find the definitions of certain capitalized terms used in the following summary under the subheading "—Certain Definitions." For purposes of this "Description of the Exchange Notes," references to "Company" or "we," "our," or "us" include only The Titan Corporation and its successors in accordance with the terms of the Indenture and, except pursuant to the terms of the Guarantees, not its Subsidiaries.

        The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The Notes are subject to all such terms, and holders of Notes are referred to the Indenture and the TIA for a statement thereof.

Brief Description of the Exchange Notes and the Guarantees

The Exchange Notes

        The Exchange Notes are:

  •
  our general unsecured obligations;

  •
  ranked junior in right of payment to all of our existing and future Senior Debt;

  •
  ranked senior in right of payment to all of our existing and future Subordinated Indebtedness; and

  •
  unconditionally guaranteed by the Guarantors on a senior subordinated basis.

        The Exchange Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples thereof.

        The term "Subsidiaries" as used in this "Description of the Exchange Notes" does not include Unrestricted Subsidiaries. As of the date of this prospectus, none of our Subsidiaries is an Unrestricted Subsidiary. However, under certain circumstances, we will be able to designate current or future

Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

The Guarantees

        The Notes will be jointly and severally irrevocably and unconditionally guaranteed (the "Guarantees") on a senior subordinated basis by each of our present and future Subsidiaries other than Foreign Subsidiaries and Cayenta (the "Guarantors"). The obligations of each Guarantor under its Guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. Cayenta's consolidated EBITDA (calculated for purposes of this paragraph as described in footnote 6 to the "Summary Consolidated Financial and Other Data" table included in the "Prospectus Summary" section above, which calculation excludes EBITDA from discontinued operations) for the twelve months ended March 31, 2003 was $5.8 million. We have two Foreign Subsidiaries with EBITDA that also do not provide Guarantees of our obligations under the Notes. One of these Foreign Subsidiaries is one of Cayenta's Subsidiaries. Its operations have been discontinued, and accordingly its EBITDA for the twelve months ended March 31, 2003, which was negative, is not included in Cayenta's EBITDA above. Our other Foreign Subsidiary with EBITDA that does not provide a Guarantee of our obligations under the Notes had EBITDA of $0.4 million for the twelve months ended March 31, 2003. As of March 31, 2003, Cayenta's assets totaled $57.5 million, consisting of assets of $43.6 million from continuing operations and assets of $13.9 million from discontinued operations, and Cayenta's Foreign Subsidiary described above that does not provide a Guarantee of our obligations under the Notes had no assets. Certain former Guarantors of the Outstanding Notes have been merged into other Guarantors of the Outstanding Notes or us since the Issue Date in accordance with the Indenture. Accordingly, these former Guarantors no longer exist as separate legal entities and will not provide Guarantees of the Exchange Notes.

Principal, Maturity and Interest; Additional Notes

        On the Issue Date, we initially issued the Outstanding Notes, which have an aggregate principal amount of $200.0 million. Upon consummation of the exchange offer, if all of the Outstanding Notes are exchanged for Exchange Notes, we will initially issue Exchange Notes with a maximum aggregate principal amount of $200.0 million. The Indenture provides, in addition to the $200.0 million aggregate principal amount of Exchange Notes that may be issued upon consummation of the exchange offer, for the issuance of additional notes having identical terms and conditions to the Notes (the "Additional Notes"), subject to compliance with the terms of the Indenture, including the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Interest will accrue on the Additional Notes issued pursuant to the Indenture from and including the date of issuance of such Additional Notes. Any such Additional Notes would be issued on the same terms as the Notes and would constitute part of the same series of securities as the Notes and would vote together as one series on all matters with respect to the Notes. All references to Notes herein include the Additional Notes, except as stated otherwise.

        The Notes will mature on May 15, 2011 and will bear interest at 8% per annum. Interest for the Outstanding Notes will accrue from the date of issuance or from the most recent date to which interest has been paid or provided for (the "Interest Payment Date"). Interest on the Notes will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing November 15, 2003, to the Persons in whose names the Notes are registered at the close of business on the May 1 or November 1 immediately preceding such Interest Payment Date. Interest for the Exchange Notes will accrue from the later of:

    •
    the last Interest Payment Date (or, subject to the following, May 15, 2003, if no Interest Payment Date has occurred at the time of the consummation of the exchange offer); or

    •
    if the exchange offer is consummated on a date after the record date for an Interest Payment Date to occur on or after the date of such exchange and as to which interest will be paid, the date of such Interest Payment Date.

Interest for the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Methods of Receiving Payments on the Notes

        Principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at our office or agency maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. Except as set forth below, at our option, payment of interest may be made by check mailed to the holders of the Notes (the "Holders") at the addresses set forth upon our registry books. (See "Book-Entry; Delivery; Form and Transfer—Same Day Settlement and Payment"). No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by us, our office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

Subordination

        The Notes and the Guarantees will be our and the Guarantors' general, unsecured obligations, respectively, contractually subordinated in right of payment to all of our Senior Debt and the Senior Debt of the Guarantors, as applicable. This effectively means that holders of Senior Debt must be paid in full before any amounts are paid to the Holders of the Notes in the event we become bankrupt or are liquidated and that holders of Senior Debt can block payments to the Holders of the Notes in the event of a default by us on such Senior Debt, all as more fully described below.

        On a pro forma basis, as of March 31, 2003, after giving effect to the Refinancing as if it had occurred on that date, we would have had outstanding an aggregate of approximately $398.3 million of Senior Debt, all of which Indebtedness is secured.

        The rights of Holders will be subordinated by operation of law to all existing and future indebtedness and preferred stock of our subsidiaries that are not Guarantors, which as of March 31, 2003 was $0.8 million.

        The Indenture will permit us and our Subsidiaries to incur additional Indebtedness.

        We may not and the Guarantors may not, make payment (by set-off or otherwise), as applicable, on account of any Obligation in respect of the Notes, including the principal of, premium, if any, or interest on the Notes (or Liquidated Damages), or on account of the redemption provisions of the Notes (including any repurchases of Notes), for cash or property (other than Junior Securities):

        (1)   upon the maturity of any of our Senior Debt or any Senior Debt of such Guarantor by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of, premium, if any, and the interest on such Senior Debt are first paid in full in cash or Cash Equivalents (or such payment is duly provided for) or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents, or

        (2)   in the event of default in the payment of any principal of, premium, if any, or interest on our Senior Debt or Senior Debt of such Guarantor, as applicable, when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment

Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

        Upon (1) the happening of an event of default other than a Payment Default that permits the holders of Senior Debt to declare such Senior Debt to be due and payable and (2) written notice of such event of default given to us and the Trustee by (a) the representative under the Credit Agreement or (b) at any time after the Credit Agreement is no longer in full force and effect, the holders of an aggregate of at least $25.0 million principal amount outstanding of any other Senior Debt or their representative (a "Payment Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on our behalf or the behalf of any Guarantor which is an obligor under such Senior Debt on account of any Obligation in respect of the Notes, including the principal of, premium, if any, or interest on the Notes (including any repurchases of any of the Notes), or on account of the redemption provisions of the Notes (or Liquidated Damages), in any such case, other than payments made with Junior Securities. Notwithstanding the foregoing, unless the Senior Debt in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period") (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, we shall and the Guarantors shall be required to pay all sums not previously paid to the Holders of the Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Notes.

        Any number of Payment Notices may be given; provided, however, that:

        (1)   not more than one Payment Notice shall be given within a period of any 360 consecutive days, and

        (2)   no non-payment default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period (for purposes of this provision, any subsequent action, or any subsequent breach of any financial covenant for a period commencing after the expiration of such Payment Blockage Period that, in either case, would give rise to a new event of default, even though it is an event that would also have been a separate breach pursuant to any provision under which a prior event of default previously existed, shall constitute a new event of default for this purpose).

        Upon any distribution of our assets or any Guarantor's assets upon any dissolution, winding up, total or partial liquidation or reorganization of us or a Guarantor, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities:

        (1)   the holders of all of our or such Guarantor's Senior Debt, as applicable, will first be entitled to receive payment in full in cash or Cash Equivalents (or have such payment duly provided for) or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents before the Holders are entitled to receive any payment on account of any Obligation in respect of the Notes, including the principal of, premium, if any, and interest on the Notes (or Liquidated Damages) (other than Junior Securities); and

        (2)   any payment or distribution of our or such Guarantor's assets of any kind or character from any source, whether in cash, property or securities (other than Junior Securities) to which the Holders or the Trustee on behalf of the Holders would be entitled (by set-off or otherwise), except for the subordination provisions contained in the Indenture, will be paid by the liquidating trustee or agent or other Person making such a payment or distribution directly to the holders of such Senior Debt or their representative to the extent necessary to make payment in full (or have such payment duly provided for) on all such Senior Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

        In the event that, notwithstanding the foregoing, any payment or distribution of our or any Guarantor's assets (other than Junior Securities) shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of such Senior Debt remaining unpaid or unprovided for or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Debt in full in cash or Cash Equivalents or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

        No provision contained in the Indenture or the Notes will affect our obligation or the obligation of the Guarantors, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on or, if applicable, Liquidated Damages on the Notes. The subordination provisions of the Indenture and the Notes will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any Holder to pursue any other rights or remedies with respect to the Notes.

        As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or a marshaling of our assets and liabilities, Holders of the Notes may receive ratably less than other creditors.

Certain Bankruptcy Limitations

        We conduct a significant portion of our operations through our subsidiaries. Accordingly, our ability to meet our cash obligations is dependent upon the ability of our subsidiaries to make cash distributions to us. Furthermore, any right we have to receive the assets of any such subsidiary upon such subsidiary's liquidation or reorganization (and the consequent right of the Holders of the Notes to participate in the distribution of the proceeds of those assets) effectively will be subordinated by operation of law to the claims of such subsidiary's creditors (including trade creditors) and holders of any of its preferred stock, except to the extent that we are recognized as a creditor or preferred stockholder of such subsidiary, in which case our claims would still be subordinate to any indebtedness or preferred stock of such subsidiary senior in right of payment to that held by us.

        Holders of the Notes will be direct creditors of each Guarantor by virtue of its Guarantee. Nonetheless, in the event of the bankruptcy or financial difficulty of a Guarantor, such Guarantor's obligations under its Guarantee may be subject to review and avoidance under state and federal fraudulent transfer laws. Among other things, such obligations may be avoided if a court concludes that such obligations were incurred for less than reasonably equivalent value or fair consideration at a time when the Guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a Guarantor did not receive reasonably equivalent value or fair consideration to the extent that the aggregate amount of its liability on its Guarantee exceeds the economic benefits it receives in the Offering. The obligations of each Guarantor under its Guarantee will be limited in a manner intended to cause it not to be a fraudulent conveyance under applicable law, although no assurance can be given that a court would give the Holder the benefit of such provision. See "Risk Factors—Under certain circumstances, a court could cancel our subsidiaries' guarantees."

        If the obligations of a Guarantor under its Guarantee were avoided, Holders of Notes would have to look to the assets of any remaining Guarantors for payment. There can be no assurance in that event that such assets would suffice to pay the outstanding principal and interest on the Notes.

Mandatory Redemption

        The Notes do not have the benefit of any sinking fund and we will not be required to make any mandatory redemption payments with respect to the Notes.

Optional Redemption

        We will not have the right to redeem any Notes prior to May 15, 2007 (other than out of the Net Cash Proceeds of any Public Equity Offering of our common stock, as described below).

        At any time on or after May 15, 2007, we may redeem the Notes for cash, at our option, in whole or in part, upon not less than 30 days nor more than 60 days notice to each Holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing May 15 of the years indicated below, in each case together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption of the Notes ("Redemption Date"):

Year	Percentage
2007	104.0%
2008	102.0%
2009 and thereafter	100.0%

        At any time on or prior to May 15, 2006, upon any Public Equity Offering of our common stock for cash, up to 35% of the aggregate principal amount of the Notes may be redeemed at our option within 90 days of such Public Equity Offering, on not less than 30 days, but not more than 60 days, notice to each Holder of the Notes to be redeemed, with cash received by us from the Net Cash Proceeds of such Public Equity Offering, at a redemption price equal to 108.0% of principal, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date; provided, however, that immediately following such redemption not less than $130.0 million in aggregate principal amount of the Outstanding Notes and Exchange Notes then remain outstanding.

        If the Redemption Date hereunder is on or after an interest record date ("Record Date") on which the Holders of record have a right to receive the corresponding Interest due and Liquidated Damages, if any, and on or before the associated Interest Payment Date, any accrued and unpaid interest and Liquidated Damages, if any, due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

Selection and Notice

        If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

        Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of our registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless we default in the payment thereof.

Certain Covenants

        The Indenture will contain certain covenants that will, among other things, restrict our ability to borrow money, pay dividends on or repurchase capital stock, make investments and sell assets or enter into mergers or consolidations. The following summary of certain covenants of the Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture. We urge you to read the Indenture because it, and not this description, details your rights as a holder of the Notes.

Repurchase of Notes at the Option of the Holder Upon a Change of Control

        The Indenture provides that, in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an offer (subject only to conditions required by applicable law, if any) by us (the "Change of Control Offer"), to require us to repurchase all or any part of such Holder's Notes (provided, that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 35 Business Days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the "Change of Control Purchase Price"), together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date.

        The Change of Control Offer shall be made within 15 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, we shall promptly purchase all Notes properly tendered in response to the Change of Control Offer.

        As used in this covenant, "person" (including any group that is deemed to be a "person") has the meaning given by Sections 13(d) of the Exchange Act, whether or not applicable.

        Notwithstanding the foregoing, we will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us, including any requirements to repay in full all Indebtedness under the Credit Agreement, any such Senior Debt or Senior Debt of any Guarantor or obtains the consents of such lenders to such Change of Control Offer as set forth in the following paragraph of this Section, and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Indenture provides that, prior to the commencement of a Change of Control Offer, but in any event within 30 days following any Change of Control, we will:

        (1)   (a) repay in full and terminate all commitments under Indebtedness under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or (b) offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all such other Senior Debt and repay the Indebtedness owed to each lender which has accepted such offer in full, or

        (2)   obtain the requisite consents under the Credit Agreement and all such other Senior Debt to permit the repurchase of the Notes as provided herein.

        Our failure to comply with the preceding sentence shall constitute an Event of Default described in clause (3) under "Events of Default" below, but without giving effect to the stated exceptions in such clause.

        On or before the Change of Control Purchase Date, we will:

        (1)   accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

        (2)   deposit with the paying agent for us (the "Paying Agent") cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) of all Notes so tendered, and

        (3)   deliver to the Trustee the Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by us.

        The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any) and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by us to the Holder thereof. We publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

        The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of us, and, thus, the removal of incumbent management.

        The phrase "all or substantially all" of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of our assets has occurred. In addition, no assurances can be given that we will be able to acquire Notes tendered upon the occurrence of a Change of Control.

        Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance or compliance by any of the Guarantors with such laws and regulations shall not in and of itself cause a breach of their obligations under such covenant.

        If the Change of Control Purchase Date hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any) due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

Limitation on Sale of Assets and Subsidiary Stock

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of their property, business or assets, including by merger or consolidation (in the case of a Guarantor or one of our Subsidiaries), and including any sale or other transfer or issuance of any Equity Interests of any of our Subsidiaries, whether by us or one of our Subsidiaries or through the issuance, sale or transfer of Equity Interests by one of our Subsidiaries and including any sale and leaseback transaction (any of the foregoing, an "Asset Sale"), unless:

        (1)   at least 80% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents, except in the case of Excluded Asset Sales, and

        (2)   the Board of Directors determines in good faith that we receive or such Subsidiary receives, as applicable, fair market value for such Asset Sale.

For purposes of (1) above, each of the following shall be deemed to be cash or Cash Equivalents: (a) Purchase Money Indebtedness secured solely by the assets sold and assumed by a transferee; provided, that we are and our Subsidiaries are fully released from all obligations in connection therewith, (b) Indebtedness (other than Subordinated Indebtedness) assumed by a transferee in an Asset Sale; provided, that we and our Subsidiaries are fully released from all obligations in connection therewith and (c) property that within 90 days of such Asset Sale is converted into cash or Cash Equivalents; provided, that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received.

        The Indenture provides that within 365 days following such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Amount") may be:

        (a)   invested (or committed, pursuant to a binding commitment subject only to reasonable, customary closing conditions, to be invested, and in fact is so invested, within an additional 30 days) in fixed assets and property (other than notes, bonds, obligations and securities, except in connection with the acquisition of a Subsidiary which is a Guarantor in a Related Business) or used to make Permitted Investments other than those contemplated by clauses (a), (b), and (e) thereof, which in the good faith reasonable judgment of our Board of Directors will immediately constitute or be a part of a Related Business of the Company or such Subsidiary (if it continues to be a Subsidiary) immediately following such transaction, or

        (b)   used to retire (i) Purchase Money Indebtedness secured by the asset which was the subject of the Asset Sale, or (ii) Senior Debt and to permanently reduce (in the case of Senior Debt that is not such Purchase Money Indebtedness) the amount of such Indebtedness permitted to be incurred pursuant to paragraph (b) or (c), as applicable, of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount) by an amount of Net Cash Proceeds so applied, or

        (c)   applied to the optional redemption of the Notes in accordance with the terms of the Indenture and our other Indebtedness ranking on a parity with the Notes and with similar provisions requiring us to redeem such Indebtedness with the proceeds from such Asset Sale, pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding, except that, in the case of each of the provisions of clauses (a) and (b), only proceeds from an Asset Sale of assets or capital stock of a Foreign Subsidiary may be invested in or used to retire Indebtedness of a Foreign Subsidiary. Pending the final application of any Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by the Indenture.

        The accumulated Net Cash Proceeds from Asset Sales not applied as set forth in (a), (b) or (c) of the preceding paragraph shall constitute Excess Proceeds. Within 30 days after the date that the amount of Excess Proceeds exceeds $15.0 million, the Company shall apply the Excess Proceeds (the "Asset Sale Offer Amount") to the repurchase of the Notes and such other Indebtedness ranking on a parity with the Notes and with similar provisions requiring us to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any) (pro rata in proportion to the respective principal amounts (or accreted values in the case of Indebtedness issued with an original issue discount) of the Notes and such other Indebtedness then outstanding) (the "Asset Sale Offer") at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the "Asset Sale Offer Price") together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment. Each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the "Asset Sale Offer Period").

        Upon expiration of the Asset Sale Offer Period, we shall apply the Asset Sale Offer Amount plus an amount equal to accrued and unpaid interest and Liquidated Damages, if any, to the purchase of all Indebtedness properly tendered in accordance with the provisions hereof (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued interest and Liquidated Damages, if any). To the extent that the aggregate amount of Notes and such other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, we may invest any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following the consummation of each Asset Sale Offer the Excess Proceeds amount shall be reset to zero.

        Notwithstanding, and without complying with, the provisions of this covenant:

        (1)   we may and our Subsidiaries may, in the ordinary course of business, (a) convey, sell, transfer, assign or otherwise dispose of inventory and other assets acquired and held for resale in the ordinary course of business and (b) liquidate Cash Equivalents;

        (2)   we may and our Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenant "Limitation on Merger, Sale or Consolidation";

        (3)   we may and our Subsidiaries may sell or dispose of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of our business or the business of such Subsidiary, as applicable;

        (4)   we may and the Guarantors may convey, sell, transfer, assign or otherwise dispose of assets to us or any Guarantor;

        (5)   we may and our Subsidiaries may, in the ordinary course of business, convey, sell, transfer, assign, or otherwise dispose of assets (or related assets or in related transactions) with a fair market value of less than $1.5 million;

        (6)   we may and each of our Subsidiaries may surrender or waive contract rights or settle, release or surrender contract, tort or other litigation claims in the ordinary course of business or grant Liens not prohibited by the Indenture;

        (7)   Foreign Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to us, any of the Guarantors, or any other Foreign Subsidiary;

        (8)   we may and our Guarantors may exchange assets held by us or such Guarantors for assets held by any Person or entity; provided, that (a) the assets received by us or such Guarantors in any such exchange in the good faith reasonable judgment of our Board of Directors will immediately constitute, be a part of, or be used in, a Related Business of the Company or such Guarantors, (b) our Board of Directors has determined that the terms of any exchange are fair and reasonable, and (c) to the extent that we or any of our Guarantors receives cash or Cash Equivalents in such exchange, we will apply such cash or Cash Equivalents in accordance with this covenant "Limitation on Sale of Assets and Subsidiary Stock"; and

        (9)   we may and the Guarantors may sell Equity Interests in (i) Titan Scan Technologies, Inc. or (ii) in Subsidiaries classified as discontinued operations, in each case pursuant to existing equity incentive plans, as such plans exist on the Issue Date, without any amendment thereto increasing the number of Equity Interests reserved for issuance under such plans.

        Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, our compliance or the compliance of any of our subsidiaries with such laws and regulations shall not in and of itself cause a breach of our obligations under such covenant.

        If the payment date in connection with an Asset Sale Offer hereunder is on or after an interest payment Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest (and Liquidated Damages, if any, due on such Interest Payment Date) will be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock

        The Indenture provides that, except as set forth in this covenant, we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness), other than Permitted Indebtedness.

        Notwithstanding the foregoing if:

        (1)   no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of Indebtedness and

        (2)   on the date of such incurrence (the "Incurrence Date"), our Consolidated Coverage Ratio for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2.0 to 1 (the "Debt Incurrence Ratio"), then we and our Subsidiaries may incur such Indebtedness (including Disqualified Capital Stock).

        In addition, the foregoing limitations of the first paragraph of this covenant will not prohibit:

        (a)   our incurrence or the incurrence by any Guarantor of Purchase Money Indebtedness; provided, that

          (1)   the aggregate amount of such Purchase Money Indebtedness incurred and outstanding at any time pursuant to this paragraph (a) (plus any Refinancing Indebtedness issued to retire, defease, refinance, replace or refund such Purchase Money Indebtedness) shall not exceed $25.0 million, and

          (2)   in each case, such Purchase Money Indebtedness shall not constitute more than 100% of our cost or the cost to such Guarantor (determined in accordance with GAAP in good faith by our Board of Directors), as applicable, of the property so purchased, constructed, improved or leased;

        (b)   if no Event of Default shall have occurred and be continuing, our incurrence or the incurrence by any Guarantor of Indebtedness in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (b) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $35.0 million; and

        (c)   our incurrence or the incurrence by any Guarantor of Indebtedness pursuant to the Credit Agreement in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (c) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $485.0 million, minus the amount of any such Indebtedness (1) retired with the Net Cash Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to clause (b) of the second paragraph of the covenant "Limitation on Sale of Assets and Subsidiary Stock" or (2) assumed by a transferee in an Asset Sale.

        Indebtedness (including Disqualified Capital Stock) of any Person which is outstanding at the time such Person becomes one of our Subsidiaries (including upon designation of any subsidiary or other Person as a Subsidiary) or is merged with or into or consolidated with us or one of our Subsidiaries shall be deemed to have been incurred at the time such Person becomes or is designated one of our Subsidiaries or is merged with or into or consolidated with us or one of our Subsidiaries as applicable.

        Notwithstanding any other provision of this covenant, but only to avoid duplication, a guarantee of our Indebtedness or of the Indebtedness of another Guarantor incurred in accordance with the terms of the Indenture (other than Indebtedness incurred pursuant to clause (a) hereof) issued at the time such Indebtedness was incurred or if later at the time the guarantor thereof became one of our Subsidiaries will not constitute a separate incurrence, or amount outstanding, of Indebtedness. Upon each incurrence we may designate (and later redesignate) pursuant to which provision of this covenant such Indebtedness is being incurred and we may subdivide an amount of Indebtedness and designate (and later redesignate) more than one provision pursuant to which such amount of Indebtedness is being incurred and such Indebtedness shall not be deemed to have been incurred or outstanding under any other provision of this covenant, except as stated otherwise in the foregoing provisions.

Limitation on Restricted Payments

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a pro forma basis:

        (1)   a Default or an Event of Default shall have occurred and be continuing,

        (2)   we are not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or

        (3)   the aggregate amount of all Restricted Payments made by us and our Subsidiaries, including after giving effect to such proposed Restricted Payment, on and after the Issue Date, would exceed, without duplication, the sum of:

          (a)   $15.0 million, plus

          (b)   50% of our aggregate Consolidated Net Income for the period (taken as one accounting period), commencing on the first day of the first full fiscal quarter commencing after the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation for which our consolidated financial statements are required to be delivered to the Trustee or, if sooner, filed with the Securities and Exchange Commission (the "Commission") (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus

          (c)   the aggregate Net Cash Proceeds received by us from the sale of our Qualified Capital Stock (other than (i) to one of our Subsidiaries and (ii) to the extent applied in connection with a Qualified Exchange or, to avoid duplication, otherwise given credit for in any provision of the following paragraph), after the Issue Date, plus

          (d)   except in each case, in order to avoid duplication, to the extent any such payment or proceeds have been included in the calculation of Consolidated Net Income, an amount equal to the net reduction in Investments (other than returns of or from Permitted Investments) in any Person resulting from distributions on or repayments of any Investments, including payments of interest on Indebtedness, dividends, repayments of loans or advances, or other distributions or other transfers of assets, in each case to the Company or any Subsidiary or from the Net Cash Proceeds from the sale of any such Investment or from redesignations of Unrestricted Subsidiaries as Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the Company or any Subsidiary in such Person, including, if applicable, such Unrestricted Subsidiary, less the cost of disposition.

        The foregoing clauses (2) and (3) of the immediately preceding paragraph, however, will not prohibit:

        (s)   any redemption, pursuant to the terms of the Rights Agreement, dated as of August 21, 1995, between the Company and the Rights Agent thereunder, of the Company's preferred share purchase rights that are attached to the Company's common stock,

        (t)    any payment in respect of Permitted Earn-Out Obligations,

        (u)   repurchases of Capital Stock from our employees or directors (or their heirs or estates) or employees or directors (or their heirs or estates) of our Subsidiaries upon the death, disability or termination of employment or service as a director and the cashing-out of stock options from our employees or directors pursuant to the terms of any stock option, restricted stock or stock incentive plan, in an aggregate amount to all employees or directors (or their heirs or estates) not to exceed $1.0 million per year or $3.5 million in the aggregate on and after the Issue Date,

        (v)   any dividend, distribution or other payments by any of our Subsidiaries on its Equity Interests that is paid pro rata to all holders of such Equity Interests,

        (w)  a Qualified Exchange,

        (x)   the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions, or

        (y)   so long as no Default shall have occurred and be continuing, the payment of dividends on the preferred stock of the Company outstanding on the Issue Date, payable on a quarterly basis not to exceed $180,000 per quarter.

        The full amount of any Restricted Payment made pursuant to the foregoing clauses (s), (u), (v), (x) and (y) (but not pursuant to clauses (t) or (w)) of the immediately preceding sentence, however, will be counted as Restricted Payments made for purposes of the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the first paragraph under the heading "—Limitation on Restricted Payments."

        For purposes of this covenant, the amount of any Restricted Payment made or returned, if other than in cash, shall be the fair market value thereof, as determined in the good faith reasonable judgment of our Board of Directors, unless stated otherwise, at the time made or returned, as applicable. Additionally, concurrently with each Restricted Payment, we shall deliver an Officers' Certificate to the Trustee describing in reasonable detail the nature of such Restricted Payment in excess of $2.5 million, stating the amount of such Restricted Payment, stating in reasonable detail the provisions of the Indenture pursuant to which such Restricted Payment was made and certifying that such Restricted Payment was made in compliance with the terms of the Indenture.

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any of our Subsidiaries to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, us or any of our Subsidiaries, except:

        (1)   restrictions imposed by the Notes or the Indenture or by our other Indebtedness (which may also be guaranteed by the Guarantors) ranking senior or pari passu with the Notes or the Guarantees, as applicable, provided, that such restrictions are no more restrictive taken as a whole than those imposed by the Indenture and the Notes,

        (2)   restrictions imposed by applicable law,

        (3)   existing restrictions under Existing Indebtedness,

        (4)   restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement (including any Equity Interest) relating to any property, asset, or business acquired by us or any of our Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired,

        (5)   any restrictions imposed by Indebtedness incurred under the Credit Agreement pursuant to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock"; provided, that such restrictions are no more restrictive taken as a whole than those imposed by the Credit Agreement as of the Issue Date,

        (6)   restrictions with respect solely to any of our Subsidiaries imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary; provided, that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold,

        (7)   restrictions on transfer contained in Purchase Money Indebtedness incurred pursuant to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock"; provided, that such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness,

        (8)   in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clauses (1), (3), (4) or (7) or this clause (8) of this paragraph that are not more restrictive taken as a whole than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced;

        (9)   restrictions on cash or other deposits or net worth imposed by customers, or required by insurance, surety or bonding companies, under contracts entered into in the ordinary course of business;

       (10)  restrictions imposed by customary provisions in joint venture agreements and similar agreements that restrict the transfer of the interest in the joint venture;

       (11)  in the case of transfers of assets or property to or on behalf of us or any of our Subsidiaries, restrictions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Subsidiary in any manner material to the Company or any Subsidiary; and

       (12)  restrictions contained in any mortgage or construction financing agreement which impose restrictions on the transfer of the property acquired or improved.

        Notwithstanding the foregoing, (a) customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice and (b) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of the

Indenture may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

Limitations on Layering Indebtedness

        The Indenture provides that we will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, directly or indirectly, incur, or suffer to exist any Indebtedness that is contractually subordinate in right of payment to any of our other Indebtedness or any other Indebtedness of a Guarantor unless, by its terms, such Indebtedness is contractually subordinate in right of payment to, or ranks pari passu with, the Notes or the Guarantee, as applicable.

Limitation on Liens Securing Indebtedness

        We will not and the Guarantors will not, and neither we nor the Guarantors will permit any of our Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the date of the Indenture or upon any income or profits therefrom securing any of our Indebtedness or any Indebtedness of any Guarantor unless we provide, and cause our Subsidiaries to provide, concurrently therewith, that the Notes and the applicable Guarantees are equally and ratably so secured; provided that if such Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be contractually subordinate and junior to the Lien securing the Notes (and any related applicable Guarantees) with the same relative priority as such Subordinated Indebtedness shall have with respect to the Notes (and any related applicable Guarantees).

Limitation on Transactions with Affiliates

        The Indenture provides that neither we nor any of our Subsidiaries will be permitted on or after the Issue Date to enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions), unless (1) it is determined that the terms of such Affiliate Transaction are fair and reasonable to us, and no less favorable to us than could have been obtained in an arm's length transaction with a non-Affiliate, and (2) if involving consideration to either party in excess of $5.0 million, unless such Affiliate Transaction(s) has been approved by a majority of the members of our Board of Directors who are disinterested in such transaction, if there are any directors who are so disinterested, and (3) if involving consideration to either party in excess of $15.0 million, we, prior to the consummation thereof, obtain a written favorable opinion as to the fairness of such transaction to us from a financial point of view from an independent investment banking firm of national reputation in the United States or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation in the United States. Within 5 days of any Affiliate Transaction(s) involving consideration to either party of $1.0 million or more, the Company shall deliver to the Trustee an Officers' Certificate addressed to the Trustee certifying that such Affiliate Transaction (or Transactions) complied with clause (1), (2), and (3), as applicable.

Limitation on Merger, Sale or Consolidation

        The Indenture provides that we will not consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of our assets (such amounts to be computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless:

        (1)   either (a) we are the continuing entity or (b) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of

Columbia and expressly assumes by supplemental indenture all of our obligations in connection with the Notes and the Indenture;

        (2)   no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction;

        (3)   immediately after giving effect to such transaction on a pro forma basis, the consolidated resulting, surviving or transferee entity would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock"; and

        (4)   each Guarantor, shall have by amendment to its Guarantee and, as applicable the Indenture, if necessary, confirmed in writing that its Guarantee shall apply to the obligations of the Company or the surviving entity in accordance with the Notes and the Indenture.

        Upon any consolidation or merger or any transfer of all or substantially all of our assets in accordance with the foregoing, the successor corporation formed by such consolidation or into which we are merged or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and (except in the case of a lease) we shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, our interest in which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of our properties and assets.

Subsidiary Guarantors

        The Indenture provides that all of our present and future Subsidiaries (other than Foreign Subsidiaries and Cayenta) jointly and severally will guaranty all principal, premium, if any, and interest on the Notes on a senior subordinated basis.

        Notwithstanding anything herein or in the Indenture to the contrary, if any of our Subsidiaries (including Foreign Subsidiaries) that is not a Guarantor guarantees any of our other Indebtedness (other than under the Credit Agreement) or any other Indebtedness of any of our Subsidiaries, or we or any of our Subsidiaries, individually or collectively, pledges more than 65% of the Voting Equity Interests of a Subsidiary (including Foreign Subsidiaries) that is not a Guarantor to a lender to secure our Indebtedness or any Indebtedness of any Guarantor, then such Subsidiary must become a Guarantor.

Release of Guarantors

        The Indenture provides that no Guarantor will consolidate or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless, (1) subject to the provisions of the following paragraph and the other provisions of the Indenture, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee, pursuant to which such Person shall guarantee, on a senior subordinated basis, all of such Guarantor's obligations under such Guarantor's Guarantee on the terms set forth in the Indenture; and (2) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred or be continuing. The provisions of the covenant shall not apply to the merger of any Guarantors with and into each other or with or into us.

        Upon the sale or disposition (including by merger or stock purchase) of a Guarantor (as an entirety) to an entity which is not and is not required to become a Guarantor, or the designation of a Subsidiary to become an Unrestricted Subsidiary, which transaction is otherwise in compliance with the Indenture (including, without limitation, the provisions of the covenant "Limitations on Sale of Assets and Subsidiary Stock"), such Guarantor will be deemed released from its obligations under its Guarantee of the Notes; provided, however, that any such termination shall occur only to the extent that all obligations of such Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, any of our Indebtedness or any Indebtedness of any other of our Subsidiaries shall also terminate upon such release, sale or transfer and none of its Equity Interests are pledged for the benefit of any holder of any of our Indebtedness or any Indebtedness of any of our Subsidiaries.

Limitation on Status as Investment Company

        The Indenture prohibits us and our Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

Reports

        The Indenture provides that whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will deliver to the Trustee and to each Holder and to prospective purchasers of Notes, within 5 days after we are or would have been (if we were subject to such reporting obligations) required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if we were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by our certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, unless the Commission will not accept such reports, file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission.

Events of Default and Remedies

        The Indenture defines an "Event of Default" as:

        (1)   our failure to pay any installment of interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days,

        (2)   our failure to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer or Asset Sale Offer, as applicable,

        (3)   our failure or the failure by any of our Subsidiaries to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, except for the provisions under "Repurchase of Notes at the Option of the Holder Upon a Change of Control," "Limitation on Sale of Assets and Subsidiary Stock," "Limitation on Merger, Sale or Consolidation" and "Limitation on Restricted Payments," the continuance of such failure for a period of 30 days after written notice is given to us by the Trustee or to us and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding,

        (4)   certain events of bankruptcy, insolvency or reorganization in respect of us or any of our Significant Subsidiaries,

        (5)   a default in our Indebtedness or the Indebtedness of any of our Subsidiaries with an aggregate amount outstanding in excess of $10.0 million (a) resulting from the failure to pay principal at stated maturity or (b) as a result of which the maturity of such Indebtedness has been accelerated prior to its stated maturity,

        (6)   final unsatisfied judgments not covered by insurance aggregating in excess of $10.0 million, at any one time rendered against us or any of our Subsidiaries and not stayed, bonded or discharged within 60 days, and

        (7)   any Guarantee of a Guarantor ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the Guarantee and the Indenture) or any Guarantor denies or disaffirms its Obligations under its Guarantee.

        The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such Default, give to the Holders notice of such Default.

        If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (4) above relating to us or any of our Significant Subsidiaries,) then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to us (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, and accrued interest (and Liquidated Damages, if any) thereon to be due and payable immediately. In the event a declaration of acceleration resulting from an Event of Default described in clause (5) above with respect to any Senior Debt outstanding pursuant to the Credit Agreement has occurred and is continuing, such declaration of acceleration shall be automatically annulled if such default is cured or waived or the holders of the Indebtedness which is the subject of such default have rescinded their declaration of acceleration in respect of such Indebtedness within 30 days thereof and the Trustee has received written notice or such cure, waiver or rescission and no other Event of Default described in clause (5) above has occurred that has not been cured or waived within 30 days of the declaration of such acceleration in respect of such Indebtedness. If an Event of Default specified in clause (4), above, relating to us or any of our Significant Subsidiaries occurs, all principal and accrued interest (and Liquidated Damages, if any) thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely by such acceleration and except a Default with respect to any provision requiring a supermajority approval to amend, which Default may only be waived by such a supermajority, have been cured or waived.

        Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any Default, except a Default with respect to any provision requiring a supermajority approval to amend, which Default may only be waived by such a supermajority, and except a Default in the payment of principal of or interest on any Note not yet cured or a Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity.

        Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Legal Defeasance and Covenant Defeasance

        The Indenture provides that we may, at our option and at any time, elect to discharge our obligations and the Guarantors' obligations with respect to the outstanding Notes ("Legal Defeasance"). If Legal Defeasance occurs, we shall be deemed to have paid and discharged all amounts owed under the Notes, and the Indenture shall cease to be of further effect as to the Notes and Guarantees, except that:

        (1)   Holders will be entitled to receive timely payments for the principal of, premium, if any, and interest (and Liquidated Damages, if any) on the Notes, from the funds deposited for that purpose (as explained below);

        (2)   Our obligations will continue with respect to the issuance of temporary Notes, the registration of Notes, and the replacement of mutilated, destroyed, lost or stolen Notes;

        (3)   The Trustee will retain its rights, powers, duties, and immunities, and we will retain our obligations in connection therewith; and

        (4)   Other Legal Defeasance provisions of the Indenture will remain in effect.

        In addition, we may, at our option and at any time, elect to cause the release of our obligations and the Guarantors' with respect to most of the covenants in the Indenture (except as described otherwise therein) ("Covenant Defeasance"). If Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the Notes. We may exercise Legal Defeasance regardless of whether we previously exercised Covenant Defeasance.

        In order to exercise either Legal Defeasance or Covenant Defeasance (each, a "Defeasance"):

        (1)   We must irrevocably deposit with the Trustee, in trust, for the benefit of Holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in amounts that will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment or any redemption date thereof, and the Trustee must have, for the benefit of Holders of the Notes, a valid, perfected, exclusive security interest in the trust;

        (2)   In the case of Legal Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

          (A)  we have received from, or there has been published by the Internal Revenue Service, a ruling or

          (B)  since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Defeasance had not occurred;

        (3)   In the case of Covenant Defeasance, we must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Defeasance had not occurred;

        (4)   No Default or Event of Default may have occurred and be continuing on the date of the deposit. In addition, no Event of Default relating to bankruptcy or insolvency may occur at any time from the date of the deposit to the 91st calendar day thereafter;

        (5)   The Defeasance may not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which we or any of our Subsidiaries are a party or by which we or any of our Subsidiaries are bound;

        (6)   We must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by us with the intent to hinder, delay or defraud any other of our creditors; and

        (7)   We must deliver to the Trustee an Officers' Certificate confirming the satisfaction of conditions in clauses (1) through (6) above, and an opinion of counsel confirming the satisfaction of the conditions in clauses (1) (with respect to the validity and perfection of the security interest), (2), (3) and (5) above.

        The Defeasance will be effective on the earlier of (i) the 91st day after the deposit, and (ii) the day on which all the conditions above have been satisfied.

        If the amount deposited with the Trustee to effect a Defeasance is insufficient to pay the principal of, premium, if any, and interest on the Notes when due, or if any court enters an order directing the repayment of the deposit to us or otherwise making the deposit unavailable to make payments under the Notes when due, then (so long as the insufficiency exists or the order remains in effect) our and the Guarantors' obligations under the Indenture and the Notes will be revived, and the Defeasance will be deemed not to have occurred.

Amendments and Supplements

        The Indenture contains provisions permitting us, the Guarantors and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, we, the Guarantors and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; provided, that no such modification may, without the consent of each Holder affected thereby:

        (1)   change the Stated Maturity on any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof at our option, or change the city of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption at our option, on or after the Redemption Date), or after an Asset Sale or Change of Control has occurred reduce the Change of Control Purchase Price or the Asset Sale Offer Price with respect to the corresponding Asset Sale or Change of Control or alter the provisions (including the defined terms used therein) regarding our right to redeem the Notes as a right, or at our option or the provisions (including the defined terms used therein) of the "Repurchase of Notes at the Option of the Holder Upon a Change of Control" covenant in a manner adverse to the Holders, or

        (2)   reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or

        (3)   modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby.

Governing Law

        The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

No Personal Liability of Partners, Stockholders, Officers, Directors

        The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Company, the Guarantors or any successor entity shall have any personal liability in respect of our obligations or the obligations of the Guarantors under the Indenture or the Notes solely by reason of his or its status as such stockholder, employee, officer or director, except that this provision shall in no way limit the obligation of any Guarantor pursuant to any guarantee of the Notes.

Certain Definitions

        "Acquired Indebtedness" means Indebtedness (including Disqualified Capital Stock) of any Person existing at the time such Person becomes a Subsidiary of the Company, including by designation, or is merged or consolidated into or with the Company or one of its Subsidiaries; provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of such transaction shall not be Acquired Indebtedness.

        "Acquisition" means the purchase or other acquisition of any Person or all or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

        "Affiliate" means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term "control" means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; provided, that with respect to ownership interest in the Company and its Subsidiaries, a Beneficial Owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to possess control. Notwithstanding the foregoing, Affiliate shall not include Wholly Owned Subsidiaries.

        "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (1) the sum of the products (a) of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.

        "Beneficial Owner" or "beneficial owner" for purposes of the definition of Change of Control and Affiliate has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable.

        "Board of Directors"    means, with respect to any Person, the board of directors (or if such Person is not a corporation, the equivalent board of managers or members or body performing similar functions for such Person) of such Person or any committee of the Board of Directors of such Person authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person.

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

        "Capital Contribution" means any contribution to the equity of the Company from a direct or indirect parent of the Company for which no consideration is paid other than the issuance of Qualified Capital Stock.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Capital Stock" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness that is not itself otherwise capital stock), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

        "Cash Equivalent" means:

        (1)   securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof), or

        (2)   time deposits, certificates of deposit, commercial paper, bankers' acceptances and money market deposits issued by the parent corporation of, or by, any domestic commercial bank or trust company of recognized standing having capital, surplus and undivided profits aggregating in excess of $500 million, or

        (3)   commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc., or

        (4)   repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above, entered into with an institution meeting the qualifications described in clause (2) above, and in the case of each of (1), (2), and (3) above, maturing within one year after the date of acquisition.

        "Cayenta" means Cayenta, Inc., a Delaware corporation.

        "Change of Control" means (A) any merger or consolidation of us with or into any Person or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of our assets, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any "person" (including any group that is deemed to be a "person") is or becomes the "beneficial owner," directly or indirectly, of more than 35% of the voting power of the aggregate Voting Equity Interests of the transferee(s) or surviving entity or entities, (B) any "person" (including any group that is deemed to be a "person") is or becomes the "beneficial owner," directly or indirectly, of more than 35% of the voting power of the aggregate Voting Equity Interests of the Company, (C) the Continuing Directors cease for any reason to constitute a majority of our Board of Directors then in office, (D) we adopt a plan of liquidation or (E) any merger or consolidation of us with or into another Person or the merger of another Person with or into us, or the sale of all or substantially all of our assets to another Person, if our securities that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of our Voting Equity Interests are changed into or exchanged for, cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the Surviving Person or transferee that represent, immediately after such transaction, a majority of the aggregate voting power of the Voting Equity Interests of the Surviving Person or transferee.

        "Consolidation"    means, with respect to the Company, the consolidation of the accounts of the Subsidiaries with those of the Company, all in accordance with GAAP; provided, that "consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of the Company. The term "consolidated" has a correlative meaning to the foregoing.

        "Consolidated Coverage Ratio" of any Person on any date of determination (the "Transaction Date") means the ratio, on a pro formabasis, of (a) the aggregate amount of Consolidated Cash Flow of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided, that for purposes of such calculation:

        (1)   Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period,

        (2)   transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period,

        (3)   the incurrence or repayment of any Indebtedness (including issuance of any Disqualified Capital Stock) during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) (other than Indebtedness incurred under any revolving credit facility) shall be assumed to have occurred on the first day of the Reference Period, and

        (4)   the Consolidated Fixed Charges of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

        "Consolidated Cash Flow" means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of

        (1)   Consolidated income tax expense,

        (2)   Consolidated depreciation and amortization expense,

        (3)   Consolidated Fixed Charges, and

        (4)   all other non-cash items reducing Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Consolidated Net Income (it being understood that such items do not include the accrual of revenues in the ordinary course of business), all as determined on a consolidated basis in accordance with GAAP, less the amount of all cash payments made by such Person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated Cash Flow for such period or any prior period; provided, that consolidated income tax expense and depreciation and amortization of a Subsidiary that is a less than Wholly Owned Subsidiary shall only be added to the extent of the equity interest of the Company in such Subsidiary.

        "Consolidated Fixed Charges" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:

        (a)   interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period, including (1) original issue discount and non-cash interest payments or accruals on any Indebtedness, (2) the interest portion of all deferred payment obligations, and (3) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period; excluding, however, any amount of such interest of any Person if the net income of such Person is excluded in the calculation of Consolidated Net Income pursuant to clause (b) of the definition thereof (but only in the same proportion as the net income of such Person is excluded from the calculation of Consolidated Net Income pursuant to clause (b) of the definition thereof), and

        (b)   the amount of dividends accrued or payable (or guaranteed) by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such Person to such Person or such Person's Wholly Owned Subsidiaries).

For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

        "Consolidated Net Income" means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication):

        (a)   all gains or losses that are either extraordinary (as determined in accordance with GAAP) or are either unusual or non-recurring (including any gain or loss, in each case, on an after-tax basis realized from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any capital stock),

        (b)   the net income or loss of any Person, other than a Consolidated Subsidiary, in which such Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Subsidiary of such Person during such period, but in any case not in excess of such Person's pro rata share of such Person's net income or loss for such period,

        (c)   the net income, if positive, of any of such Person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary, and

        (d)   one-time cash charges of $3.6 million associated with the optional redemption premium on the HIGH TIDES and $8.0 million in deferred financing fees relating to the HIGH TIDES financing, in each case, which charges were incurred in connection with the HIGH TIDES being redeemed in their entirety.

        "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

        "Continuing Director" means during any period of 12 consecutive months after the Issue Date, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Company or the Parent, if such agreement was approved by a vote of such majority of directors).

        "Credit Agreement" means the Senior Secured Credit Agreement, dated as of May 23, 2002, by and among the Company, as Borrower, the various financial institutions from time to time parties thereto, as Lenders, Wachovia Bank National Association, as administrative agent for the Lenders, The Bank of Nova Scotia, as a syndication agent, Comerica Bank—California, as a syndication agent, Branch Banking and Trust, as a documentation agent and Toronto Dominion (New York), Inc., as a documentation agent providing for (A) an aggregate $350.0 million term loan facility, and (B) an aggregate $135.0 million revolving credit facility, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, as such credit agreement and/or related documents may be amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include agreements in respect of Interest Swap and Hedging Obligations with lenders (or Affiliates thereof) party to the Credit Agreement and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings and replacements of any Credit Agreement, including any credit agreement:

        (1)   extending the maturity of any Indebtedness incurred thereunder or contemplated thereby,

        (2)   adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of the Company and its Subsidiaries and their respective successors and assigns,

        (3)   increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder; provided, that on the date such Indebtedness is incurred it would not be prohibited by paragraph (c) of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock", or

        (4)   otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture.

        "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

        "Disqualified Capital Stock" means with respect to any Person, (a) Equity Interests of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased including at the option of the holder thereof by such Person or any of its Subsidiaries, in whole or in part, on or prior to 91 days following the Stated Maturity of the Notes and (b) any Equity Interests of any Subsidiary of such Person other than any common equity with no preferences, privileges, and no redemption or repayment provisions. Notwithstanding the foregoing, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Company to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the Company may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the Company's purchase of the Notes as are required to be purchased pursuant to the provisions of the Indenture as described under "Repurchase of Notes at the Option of the Holder Upon a Change of Control" or "Limitation on Sale of Assets and Subsidiary Stock."

        "Equity Interests" means Capital Stock or partnership, participation or membership interests and all warrants, options or other rights to acquire Capital Stock or partnership, participation or membership interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock or partnership, participation or membership interests).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Asset Sales" means all Asset Sales of the business, assets or Equity Interests of the following Subsidiaries: (a) Global Net, Inc., (b) Titan Scan Technologies, Inc., (c) Cayenta Canada, Inc. and (d) assets of Effective Technology Consultants, LLC held by Cayenta.

        "Exempted Affiliate Transaction" means (a) customary employee compensation arrangements (including any issuance of securities pursuant to, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, bonus plans, stock option and stock ownership plans) approved by a majority of independent (as to such transactions) members of the Board of Directors of the Company, (b) dividends permitted under the terms of the covenant discussed above under "Limitation on Restricted Payments" above and payable, in form and amount, on a pro rata basis to all holders of common stock of the Company, (c) transactions solely between or among the Company and any of its Consolidated Subsidiaries that are Guarantors or solely among Consolidated Subsidiaries of the Company that are Guarantors, (d) the payment of reasonable and customary fees to our directors who are not employees of ours and indemnification arrangements entered into by us in the ordinary course of business, (e) any Permitted Investments and any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant, and (f) any payments or other transactions pursuant to any tax-sharing agreement between us and any other Person with which we file a consolidated tax return or with which we are part of a consolidated group for tax purposes.

        "Existing Indebtedness" means the Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date, reduced to the extent such amounts are permanently repaid or retired.

        "Foreign Subsidiary" means any Subsidiary of the Company which (i) is not organized under the laws of the United States, any state thereof or the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

        "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Issue Date.

        "Guarantor" means each of the Company's present and future Subsidiaries that at the time are guarantors of the Notes in accordance with the Indenture.

        "HIGH TIDES" means the 5 3/4% Convertible Preferred Securities Remarketable Term Income Deferrable Equity Securities of Titan Capital Trust, a former wholly-owned subsidiary of the Company, whose sole assets were the 5 3/4% Convertible Senior Subordinated Debentures due February 15, 2030 of the Company, redeemed in June 2003.

        "Indebtedness" of any Person means, without duplication,

        (a)   all liabilities and obligations, contingent or otherwise, of such Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP, (1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (2) evidenced by bonds, notes, debentures or similar instruments, (3) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that would constitute ordinarily a trade payable to trade creditors;

        (b)   all liabilities and obligations, contingent or otherwise, of such Person (1) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (2) relating to any Capitalized Lease Obligation, or (3) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit;

        (c)   all net obligations of such Person under Interest Swap and Hedging Obligations;

        (d)   all liabilities and obligations of others of the kind described in the preceding clause (a), (b) or (c) that such Person has guaranteed or provided credit support or that is otherwise its legal liability or which are secured by any assets or property of such Person; provided, that in the case of such liabilities and obligations of others that have been secured solely by assets or property of such Person, without any other recourse to such Person or any other assets of such Person, the amount of such Indebtedness shall be the lesser of (i) the fair market value of such assets or property at such date of determination and (ii) the amount of such Indebtedness so secured;

        (e)   any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties; and

        (f)    all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends).

For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

        The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, but the accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount will not be deemed to be an incurrence and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        "Interest Swap and Hedging Obligation" means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

        "Investment" by any Person in any other Person means (without duplication):

        (a)   the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of Equity Interests, capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person;

        (b)   the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on our consolidated balance sheet or endorsements for collection or deposit arising in the ordinary course of business);

        (c)   other than guarantees of Indebtedness of the Company or any Guarantor to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person;

        (d)   the making of any capital contribution by such Person to such other Person; and

        (e)   the designation by the Board of Directors of the Company of any Person to be an Unrestricted Subsidiary.

The Company shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any subsidiary (or, if neither the Company nor any of its Subsidiaries has theretofore made an Investment in such subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or a Subsidiary of the Company shall be deemed an Investment valued at its fair market value at the time of such transfer. The Company or any of its Subsidiaries shall be deemed to have made an Investment in a Person that is or was required to be a Guarantor if, upon the issuance, sale or other disposition of any portion of the Company's or the Subsidiary's ownership in the Capital Stock of such Person, such Person ceases to be a Guarantor. The fair market value of each Investment shall be measured at the time made or returned, as applicable.

        "Issue Date" means May 15, 2003.

        "Junior Security" means any Qualified Capital Stock and any Indebtedness of the Company or a Guarantor, as applicable, that is contractually subordinated in right of payment to Senior Debt at least to the same extent as the Notes or the Guarantee, as applicable, and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the Stated Maturity of the Notes; provided, that in the case of subordination in respect of Senior Debt under the Credit Agreement, "Junior Security" shall mean any Qualified Capital Stock and any Indebtedness of the Company or the Guarantor, as applicable, that:

        (1)   has a final maturity date occurring after the final maturity date of, all Senior Debt outstanding under the Credit Agreement on the date of issuance of such Qualified Capital Stock or Indebtedness,

        (2)   is unsecured,

        (3)   has an Average Life longer than the security for which such Qualified Capital Stock or Indebtedness is being exchanged, and

        (4)   by their terms or by law are subordinated to Senior Debt outstanding under the Credit Agreement on the date of issuance of such Qualified Capital Stock or Indebtedness at least to the same extent as the Notes.

        "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

        "Liquidated Damages" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

        "Net Cash Proceeds" means the aggregate amount of cash or Cash Equivalents received by the Company in the case of a sale, or Capital Contribution in respect, of Qualified Capital Stock and by the Company and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash on or after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and (in the case of Asset Sales, reasonable and customary), expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less (a) the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its respective Subsidiaries in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes, and (b) payments made to repay Indebtedness outstanding at the time of such Asset Sale that is secured by a Lien on the asset or assets that were the subject of such Asset Sale, which Indebtedness was required to be repaid in accordance with the terms of such Lien.

        "Obligation" means any principal, premium or interest payment, or monetary penalty, or damages, due by the Company or any Guarantor under the terms of the Notes or the Indenture, including any Liquidated Damages due pursuant to the terms of the Registration Rights Agreement.

        "Offering" means the offering of the Outstanding Notes or the Exchange Notes, as applicable, by the Company.

        "Officers' Certificate" means the officers' certificate to be delivered upon the occurrence of certain events as set forth in the Indenture.

        "Permitted Earn-Out Obligations" means any obligation of the Company or any Guarantor requiring the Company or such Guarantor to make a payment in respect of an adjustment to the purchase price, or any similar obligation, in either case, incurred or assumed in connection with an Acquisition by the Company or such Guarantor.

        "Permitted Indebtedness" means that:

        (a)   the Company and the Guarantors may incur Indebtedness evidenced by the Notes and the Guarantees issued pursuant to the Indenture up to the amounts being issued on the original Issue Date less any amounts repaid or retired;

        (b)   the Company and the Guarantors, as applicable, may incur Refinancing Indebtedness with respect to any Existing Indebtedness or any Indebtedness (including Disqualified Capital Stock), described in clause (a) of this definition or incurred pursuant to the Debt Incurrence Ratio test of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or which was refinanced pursuant to this clause (b);

        (c)   the Company and its Subsidiaries may incur Indebtedness solely in respect of workers' compensation claims, self insurance obligations, bankers acceptances, letters of credit, performance, surety and similar bonds and completion guaranties (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money or other Indebtedness), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in the Company's industry;

        (d)   the Company may incur Indebtedness owed to (borrowed from) any Guarantor, and any Guarantor may incur Indebtedness owed to (borrowed from) any other Guarantor or the Company; provided, that in the case of Indebtedness of the Company, such obligations shall be unsecured and contractually subordinated in all respects to the Company's obligations pursuant to the Notes and any event that causes such Guarantor no longer to be a Guarantor respectively (including by designation to be an Unrestricted Subsidiary) shall be deemed to be a new incurrence by such issuer of such Indebtedness and any guarantor thereof subject to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Stock;"

        (e)   any Guarantor may guaranty any Indebtedness of the Company or another Guarantor that was permitted to be incurred pursuant to the Indenture, substantially concurrently with such incurrence or at the time such Person becomes a Subsidiary;

        (f)    the Company and the Guarantors may incur Interest Swap and Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided, that the notional amount of any such Interest Swap and Hedging Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap and Hedging Obligation relates;

        (g)   the Company and the Guarantors may incur Indebtedness arising from Permitted Earn-Out Obligations; provided, that either (1) immediately after giving effect thereto, on a pro forma basis, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant "—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or (2) the Company could incur the amount of such Indebtedness under any of clauses (b) or (c) set forth in the covenant "—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" (or a combination thereof), and, in such event, such incurrence shall, until such time as the aggregate amount incurred is paid, reduce the amount available under any of such clauses (or a combination thereof), as determined by the Company, in an aggregate amount equal to the Permitted Earn-Out Obligation;

        (h)   Indebtedness incurred by Foreign Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $5.0 million pursuant to this clause (h).

        "Permitted Investment" means:

        (a)   any Investment in any of the Notes;

        (b)   any Investment in Cash Equivalents;

        (c)   intercompany notes to the extent permitted under clause (d) of the definition of "Permitted Indebtedness";

        (d)   any Investment by the Company or any Subsidiary in (i) the Company or any Guarantor, or (ii) a Person in a Related Business if as a result of such Investment such Person immediately becomes a Guarantor or such Person is immediately merged with or into the Company or a Guarantor;

        (e)   other Investments in any Person or Persons, provided, that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the Issue Date pursuant to this clause (e) that are outstanding (after giving effect to any such Investments that are returned to the Company or the Guarantor that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (e) in such Person, at any time does not in the aggregate exceed $15.0 million (measured by the value attributed to the Investment at the time made or returned, as applicable);

        (f)    any Investment in any Person in exchange for the Company's Qualified Capital Stock or the Net Cash Proceeds of any substantially concurrent sale of the Company's Qualified Capital Stock;

        (g)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Limitation on Sale of Assets and Subsidiary Stock" or any transaction not constituting an Asset Sale by reason of the $1.5 million threshold contained in clause (5) of the fifth paragraph thereof;

        (h)   Investments by the Company pursuant to the terms of the (i) Senior Secured Credit Facility, dated August 2, 2002, between the Company and SureBeam Corporation and pursuant to the leases guaranteed or held by the Company and scheduled therein, (ii) Loan Agreement dated June 22, 2000 between Hawaii Pride, LLC, a limited liability company, and Webank, and (iii) Absolute and Unconditional Guarantee of Payment by the Company to the extent of ownership, dated June 22, 2000 and Indemnity Agreement, dated June 22, 2000, as such agreements exist on the Issue Date, in each case, without any amendment affecting the dollar amount to be invested thereunder;

        (i)    Investments by the Company pursuant to the terms of the partnership or limited liability corporation operating agreement as applicable of (i) Titan Investment Partners, L.P. (ii) Hamilton Apex Technology Ventures L.P. and (iii) Virtual Capital of California, L.L.C., in each case, as such agreements exist on the Issue Date, without any amendment affecting the dollar amount to be invested thereunder;

        (j)    loans and advances to employees of the Company or any of its Subsidiaries in the ordinary course of business, not to exceed $2.5 million at any time outstanding;

        (k)   an Investment in a Foreign Subsidiary in an aggregate amount at any time outstanding not to exceed $5.0 million pursuant to this clause (k);

        (l)    Interest Rate and Hedging Obligations that are permitted under the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock;"

        (m)  Investments in any joint venture or similar Person in which the Company beneficially owns at least 20% of the outstanding Voting Equity Interests and the primary business of which is reasonably related, ancillary or complementary to the business of the Company and its Subsidiaries on the date of such Investment; provided, that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the Issue Date pursuant to this clause (m) that are outstanding (after giving effect to any such Investments that are returned to the Company or the Guarantor that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (m) in such Person, at any time does not in the aggregate exceed $10.0 million (measured by the value attributed to the Investment at the time made or returned, as applicable);

        (n)   Investments constituting (i) accounts receivable arising, (ii) trade debt granted or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business; and

        (o)   Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business.

        "Permitted Lien" means:

        (a)   Liens existing on the Issue Date;

        (b)   Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

        (c)   statutory liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (1) the underlying obligations are not overdue for a period of more than 60 days, or (2) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

        (d)   Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

        (e)   easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property, subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

        (f)    Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto;

        (g)   pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or similar legislation;

        (h)   Liens securing the Notes;

        (i)    Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition, provided, that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets;

        (j)    Liens arising from Purchase Money Indebtedness permitted to be incurred pursuant to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" provided such Liens relate solely to the property which is subject to such Purchase Money Indebtedness and the principal amount of the Purchase Money Indebtedness secured thereby does not exceed 100% of the cost of such assets;

        (k)   leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value of the relative assets of the Company or any Subsidiary;

        (l)    Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business;

        (m)  Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness, and provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced; and

        (n)   Liens securing Senior Debt of the Company or any Guarantor (including under the Credit Agreement) incurred in accordance with the provisions of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock";

        (o)   Liens securing Indebtedness of any Foreign Subsidiary incurred in accordance with the provisions of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock";

        (p)   Liens securing Interest Rate and Hedging Obligations that are permitted under the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock";

        (q)   A Lien on the funds or securities deposited with the Trustee under the Indenture relating to the Notes for the purpose of defeasing or redeeming the Notes on or prior to the maturity date to the extent permitted or required by the Indenture; and

        (r)   Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution.

        "Person" or "person" means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, limited liability company, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

        "Preferred Stock" means any Equity Interest of any class or classes of a Person (however designated) which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

        "Pro Forma" or "pro forma" shall have the meaning set forth in Regulation S-X of the Securities Act, unless otherwise specifically stated herein.

        "Public Equity Offering" means an underwritten public offering pursuant to a registration statement filed with the Commission in accordance with the Securities Act, of Qualified Capital Stock of the Company.

        "Purchase Money Indebtedness" of any Person means any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition (including in the case of a Capitalized Lease Obligation, the lease), construction, installation or improvement of any after acquired real or personal tangible property which, in the reasonable good faith judgment of the Board of Directors of the Company, is directly related to a Related Business of the Company and which is incurred concurrently with such acquisition, construction, installation or improvement and is secured only by the assets so financed.

        "Qualified Capital Stock" means any Capital Stock of the Company that is not Disqualified Capital Stock.

        "Qualified Exchange" means:

        (1)   any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock, or Indebtedness of the Company issued after the Issue Date with the Net Cash Proceeds received by the Company from the substantially concurrent sale of its Qualified Capital Stock (other than to a Subsidiary), or

        (2)   any issuance of Qualified Capital Stock of the Company in exchange for any Capital Stock or Indebtedness of the Company issued after the Issue Date.

        "Recourse Indebtedness" means Indebtedness (a) as to which neither the Company nor any of its Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (2) is directly or indirectly liable (as a guarantor or otherwise), or (3) constitutes the lender, and (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Reference Period" with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

        "Refinancing Indebtedness" means Indebtedness (including Disqualified Capital Stock) (a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness (including Disqualified Capital Stock) in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing plus the amount of any premium paid in connection with such Refinancing) the lesser of (1) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness (including Disqualified Capital Stock) so Refinanced and (2) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided, that (A) such Refinancing Indebtedness shall only be used to refinance outstanding Indebtedness (including Disqualified Capital Stock) of such Person issuing such Refinancing Indebtedness, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness (including Disqualified Capital Stock) to be so refinanced at the time of such Refinancing and (y) in all respects, be no less contractually subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness (including Disqualified Capital Stock) to be refinanced, (C) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness (including Disqualified Capital Stock) to be so refinanced or, if sooner, 91 days after the Stated Maturity of the Notes, and (D) such Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse to the Holders of the Notes than the terms of the Liens (if any) securing such refinanced Indebtedness, including, without limitation, the amount of Indebtedness secured shall not be increased.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Issue Date, by and among the Company and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

        "Related Business" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses.

        "Restricted Investment" means, in one or a series of related transactions, any Investment, other than other Permitted Investments.

        "Restricted Payment" means, with respect to any Person:

        (a)   the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person or any parent of such Person,

        (b)   any payment (except to the extent with Qualified Capital Stock) on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or any parent of such Person (other than any such Equity Interests held by the Company or any of its Subsidiaries),

        (c)   other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or a parent or Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and

        (d)   any Restricted Investment by such Person;

provided, however, that the term "Restricted Payment" does not include (1) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer, or (2) any dividend, distribution or other payment to the Company, or to any of its Guarantors, by any Subsidiary of the Company.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Senior Debt" of the Company or any Guarantor means Indebtedness (including any monetary obligations (including fees, expenses and indemnification obligations) of the Company or such Guarantor in respect of such Indebtedness, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or such Guarantor at the rate provided for in the documentation with respect thereto, whether or not post-filing interest is allowed in such proceeding) of the Company or such Guarantor arising under the Credit Agreement or that, by the terms of the instrument creating or evidencing such Indebtedness, is expressly designated Senior Debt and made senior in right of payment to the Notes or the applicable Guarantee; provided, that in no event shall Senior Debt include (a) Indebtedness to any Subsidiary of the Company or any officer, director or employee of the Company or any Subsidiary of the Company, (b) Indebtedness incurred in violation of the terms of the Indenture, (c) Indebtedness to trade creditors, (d) Disqualified Capital Stock, (e) Capitalized Lease Obligations, and (f) any liability for taxes owed or owing by the Company or such Guarantor.

        "Significant Subsidiary" shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date.

        "Stated Maturity," when used with respect to any Note, means May 15, 2011.

        "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor that is subordinated in right of payment by its terms or the terms of any document or instrument or instrument relating thereto ("contractually") to the Notes or such Guarantee, as applicable, in any respect.

        "Subsidiary," with respect to any Person, means (1) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, (2) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest, or (3) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of the Company or of any Subsidiary of the Company. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Company. "Subsidiary" shall not include Titan Capital Trust.

        "Unrestricted Subsidiary" means any subsidiary of the Company that does not directly, indirectly or beneficially own any Capital Stock of, and Subordinated Indebtedness of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company); provided, that such Subsidiary at the time of such designation (a) has no Recourse Indebtedness; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Subsidiaries. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary, provided, that (1) no Default or Event of Default is existing or will occur as a consequence thereof and (2) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "U.S. Government Obligations" means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

        "Voting Equity Interests" means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.

        "Wholly Owned Subsidiary" means a Subsidiary all the Equity Interests of which (other than directors' qualifying Shares) are owned by the Company or one or more Wholly Owned Subsidiaries of the Company or a combination thereof.

Book-Entry; Delivery; Form and Transfer

        The Exchange Notes will initially be in the form of one or more registered global notes without interest coupons (collectively, the "Global Notes"). Upon issuance, the Global Notes will be deposited with the Trustee, as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC's Direct and Indirect Participants (as defined below). Transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants, including, if applicable, those of the Euroclear System ("Euroclear") and Clearstream, Luxembourg (formerly Cedelbank, "Clearstream, Luxembourg"), which may change from time to time.

        The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form in certain limited circumstances. See "—Transfer of Interests in Global Notes for Certificated Notes."

        Initially, the Trustee will act as Paying Agent and Registrar. The Exchange Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Depositary Procedures

        DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants"), including Euroclear and Clearstream, Luxembourg. DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants and such other person's ownership interest and transfer of ownership interest will be recorded only on the records of the Direct Participant and/or Indirect Participant and not on the records maintained by DTC.

        DTC has advised us that, pursuant to DTC's procedures, DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

        Investors in the Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC, indirectly through organizations that have accounts with Direct Participants, including Euroclear or Clearstream, Luxembourg, or indirectly through organizations that are participants in Euroclear or Clearstream, Luxembourg. Morgan Guaranty Trust Company of New York, Brussels office is the operator and depository of Euroclear and Clearstream Banking S.A. is the operator and depository of Clearstream, Luxembourg (each a "Nominee" of Euroclear and Clearstream, Luxembourg, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and Clearstream, Luxembourg, respectively. Euroclear and Clearstream, Luxembourg must maintain on their own records the ownership interests, and transfers of ownership interests by and between, their own customers' securities accounts. DTC will not maintain such records. All ownership interests in any Global Notes, including those of customers' securities accounts held through Euroclear or Clearstream, Luxembourg, may be subject to the procedures and requirements of DTC.

        The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Exchange Notes see "—Transfers of Interests in Global Notes for Certificated Notes."

        Except as described in "—Transfers of Interests in Global Notes for Certificated Notes," owners of beneficial interests in the Global Notes will not have Exchange Notes registered in their names, will not receive physical delivery of Exchange Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

        Under the terms of the Indenture, we, the Guarantors and the Trustee will treat the persons in whose names the Exchange Notes are registered (including Exchange Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither we, the Guarantors, the Trustee nor any agent of ours, the Guarantors or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

        DTC has advised us that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Exchange Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Exchange Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, us or the Guarantors. None of we, the Guarantors or the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Exchange Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Exchange Notes for all purposes.

        The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the Notes through Euroclear or Clearstream, Luxembourg) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in any Global Notes through Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Exchange Notes through Euroclear or Clearstream, Luxembourg, on the other hand, will be effected by Euroclear's or Clearstream, Luxembourg's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, Luxembourg; however, delivery of instructions relating to cross-market transactions must be made directly to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or Clearstream, Luxembourg and within their established deadlines. Indirect Participants who hold interests in the Exchange Notes through Euroclear and Clearstream, Luxembourg may not deliver instructions directly to Euroclear or Clearstream, Luxembourg's Nominee.

Euroclear or Clearstream, Luxembourg will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or Clearstream, Luxembourg's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

        Because of time zone differences the securities accounts of an Indirect Participant who holds an interest in the Exchange Notes through Euroclear or Clearstream, Luxembourg purchasing an interest in a Global Note from a Direct Participant in DTC will be credited and any such crediting will be reported to Euroclear or Clearstream, Luxembourg during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and Clearstream, Luxembourg customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Global Note to a DTC Participant until the European business day for Euroclear or Clearstream Luxembourg immediately following DTC's settlement date.

        DTC has advised us that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Exchange Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for Exchange Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See "—Transfers of Interests in Global Notes for Certificated Notes."

        Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Direct Participants, including Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of we, the Guarantors or the Trustee shall have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

        The information in this section concerning DTC, Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Transfers of Interests in Global Notes for Certificated Notes

        An entire Global Note may be exchanged for definitive Exchange Notes in registered, certificated form without interest coupons ("Certificated Notes") if (i) DTC (x) notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we thereupon fail to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) we at our option, notify the Trustee in writing that we elect to cause the issuance of Certificated Notes or (iii) upon the request of the Trustee or Holders of a majority of the outstanding principal amount of Notes, after there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes. In any such case, we will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and DTC identify as being the beneficial owner of the related Exchange Notes.

        Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

        None of we, the Guarantors or the Trustee will be liable for any delay, by the holder of any Global Note or DTC in identifying the beneficial owners of Exchange Notes, and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

Same Day Settlement and Payment

        The Indenture will require that payments in respect of the Exchange Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Note. With respect to Certificated Notes, we will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same day funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. We expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

DESCRIPTION OF OUR OTHER INDEBTEDNESS

Senior Credit Facility

        General.    On May 23, 2002, we entered into an agreement with Wachovia Bank, National Association and Wachovia Securities for a $485 million senior credit facility from a syndicate of commercial banks including Wachovia Securities acting as sole lead arranger and Wachovia Bank, National Association, as Administrative Agent, The Bank of Nova Scotia and Comerica Bank as Co-Syndication Agents and Branch Banking and Trust Company and Toronto Dominion Bank as Co-Documentation Agents and other financial institutions. In connection with the offering of the outstanding notes, we entered into an amendment to our senior credit facility to permit, among other things, that offering and the redemption of the 5 3/4% HIGH TIDES. Our senior credit facility is comprised of an aggregate credit commitment of $485 million, consisting of a seven-year term loan in an aggregate principal amount of $350 million and a six-year $135 million revolving credit facility. As of March 31, 2003, on a pro forma basis after giving effect to the Refinancing, we would have had $398.3 million outstanding under the senior credit facility, including $50.0 million outstanding under the revolving credit facility, and we would have had $72.8 million of total availability under the revolving credit facility, subject to our compliance with financial and other covenants in connection with any such borrowing. Of the $72.8 million in total availability, we would have been able to borrow, in compliance with the financial and other covenants included in our senior credit facility, $47.4 million as of March 31, 2003 on a pro forma basis after giving effect to the Refinancing.

        Interest Rates; Fees.    As amended in connection with the Refinancing, the senior credit facility provides for interest rates per annum applicable to amounts outstanding under the term loan and the revolving credit facility that are, at our option, either the administrative agent's most recently established base rate for U.S. dollars loaned in the United States (or, if greater, the Federal Funds Rate plus 0.5%) plus a margin of 0.75% per annum to 2.00% per annum, based on our ratio of total debt to EBITDA (as defined in the senior credit facility), or the LIBOR for the applicable interest period plus a margin of 2.00% per annum to 3.25% per annum, based on our ratio of total debt to EBITDA. Our interest rates for base rate and LIBOR revolving loans are generally 0.50% to 0.75% lower than our interest rates for base rate and LIBOR term loans at the same ratio of total debt to EBITDA. We are required to pay the lenders under the senior credit facility a non-utilization fee ranging from 0.50% per annum to 1.00% per annum, payable quarterly in arrears, based on the applicable percentage of the undrawn portion of the revolving credit facility. We are also required to pay letter of credit fees for outstanding letters of credit equal to 0.25% per annum of the stated amount of the letter of credit, plus the product of the applicable margin (from 2.00% to 2.75%, based on our ratio of total debt to EBITDA) for loans under our revolving credit facility maintained as LIBOR loans multiplied by the stated amount of the letter of credit.

        Amortization; Prepayments.    Our seven-year term loan matures on June 30, 2009 and the revolving credit facility matures on May 23, 2008. The seven-year term loan amortizes at 1.0% per year for years one through six (through the quarter ending June 30, 2008), with the remaining 94% due in four equal quarterly payments in year seven of the loan (through the quarter ending June 30, 2009). We may prepay amounts borrowed under the term loan and the revolving credit facility at our option without any fee. We are also required to make prepayments, subject to certain exceptions, of the outstanding amounts under the term loan and the revolving credit facility from asset sales, issuance of subordinated debt and equity securities, insurance or condemnation proceeds and from excess cash flows. Any such prepayments will be applied first to reduce the amount of the term loan outstanding under the senior credit facility, and then to reduce revolving loans under the senior credit facility. Pursuant to the amendment to the senior credit facility that we entered into in connection with the offering of the outstanding notes, none of that offering's proceeds were subject to mandatory prepayments under the senior credit facility.

        Collateral and Guarantees.    The senior credit facility is secured by substantially all of our and our subsidiaries' assets (other than the assets of Sakon and our foreign operations) and guaranteed by substantially all of our subsidiaries (except for Sakon and our foreign subsidiaries).

        Covenants.    The terms of the senior credit facility require us to provide certain customary covenants for a senior credit facility, including maintaining and providing to our lenders certain financial reports and other documentation, maintaining our and our subsidiaries' legal existences, complying with laws (including environmental laws), maintaining our and our subsidiaries' properties, maintaining certain levels of insurance, notifying the lenders if we acquire new subsidiaries, performing in accordance with our and our subsidiaries' contractual obligations and providing mortgages on property owned by us and our subsidiaries worth in excess of $25 million. In addition, the senior credit facility includes covenants that, among other things, limit our ability to conduct business activities other than those we conducted as of the date of our entering into the senior credit facility, incur additional indebtedness and liens, make loans or investments, pay dividends or other distributions to stockholders, redeem capital stock, prepay other indebtedness, engage in mergers, consolidations or acquisitions, sell, transfer or lease our assets, enter into agreements with our affiliates, enter into agreements restricting our subsidiaries' abilities to make payments to us and engage in other matters customarily restricted in secured credit facilities. As amended, the senior credit facility also contains financial covenants, as defined per the senior credit agreement, comprised of a maximum total debt to EBITDA ratio of 5.5 to 1, declining to 5.25 to 1 beginning with the quarter ending September 30, 2003 through the quarter ending March 31, 2004, a maximum total senior debt to EBITDA ratio of 3.75 to 1, declining to 3.5 to 1 beginning with the quarter ending December 31, 2003 through the quarter ending March 31, 2004, a minimum interest coverage ratio of 2.75 to 1 through the quarter ending March 31, 2004, a minimum fixed charge coverage ratio of 1.25 to 1 through the quarter ending March 31, 2004 and a minimum net worth. The maximum and minimum thresholds for compliance under the financial covenants in the senior credit facility will further adjust in the future in accordance with the terms of the senior credit facility.

        Events of Default.    The senior credit facility contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults, judgment defaults, certain ERISA-related events, change of control transactions, certain events of bankruptcy and insolvency, failure of any guaranty or security agreement supporting our obligations under the senior credit facility to be in full force and effect, failure of the senior credit facility to constitute senior secured indebtedness or termination of any of our government contracts for cause.

CERTAIN UNITED STATES
FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership, and disposition of the notes by a purchaser of the notes that, for United States federal income tax purposes, is not a "United States person" as defined below (a "Non-U.S. Holder"). This summary is based upon existing United States federal income tax law, which is subject to change, possibly with retroactive effect. We have not requested a ruling from the IRS on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, United States expatriates, investors in pass-through entities such as partnerships, and foreign or domestic tax-exempt organizations (including private foundations)) or to persons that will hold the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any (i) United States federal income tax consequences to a Non-U.S. Holder that (A) is engaged in the conduct of a United States trade or business, (B) is a nonresident alien individual and such holder is present in the United States for 183 or more days during the taxable year, or (C) is a corporation which operates through a United States branch, and (ii) foreign, state, or local tax considerations. This summary assumes that an investor will hold his notes as "capital assets" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the "Code"). Each prospective investor is urged to consult his tax advisor regarding the United States federal, state, local, and foreign income and other tax considerations of the purchase, ownership, and disposition of the notes.

        For purposes of this summary, a "United States person" is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created in, or organized under the law of, the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated.

Interest Income

        Payments of interest on the notes made to a Non-U.S. Holder will not be subject to United States federal income or withholding tax provided that (i) such holder does not directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation that is related to us through stock ownership for United States federal income tax purposes and (ii) the requirements of section 871(h) or 881(c) of the Code are satisfied as described below under the heading "Owner's Statement Requirement."

Sale, Exchange, Retirement, or Other Disposition

        A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized on a sale, exchange, redemption, or other disposition of a note.

Exchange Offer

        The exchange of the outstanding notes for exchange notes in accordance with the exchange offer contemplated by this prospectus will not be treated as a taxable transaction to Non-U.S. Holders for United States federal income tax purposes. A Non-U.S. Holder will not recognize taxable gain or loss as a result of exchanging its outstanding notes, the holding period of the exchange notes will include the holding period of the outstanding notes exchanged therefor, and the adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the outstanding notes exchanged therefore immediately before such exchange.

United States Federal Estate Tax

        The United States federal estate tax generally will not apply to the notes owned by a Non-U.S. Holder at the time of such Holder's death, provided that (i) such Holder does not own actually or constructively 10% or more of the total combined voting power of all classes of our stock entitled to vote, and (ii) interest on the note would not have been, if received at the time of such Holder's death, effectively connected with such Holder's conduct of a trade or business in the United States.

Owner's Statement Requirement

        In order to avoid withholding tax on interest under section 871(h) or 881(c) of the Code, either the beneficial owner of a note or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") and that holds a note on behalf of such owner must file a statement with us or our agent to the effect that the beneficial owner is not a United States person. This requirement will be satisfied if we or our agent receives (i) a statement (an "Owner's Statement") from the beneficial owner of a note in which such owner certifies, under penalties of perjury, that such owner is not a United States person and provides such owner's name and address, and if applicable, information with respect to tax treaty benefits, on an IRS Form W-8BEN (or suitable substitute form) or (ii) a statement from the Financial Institution holding the note on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received the Owner's Statement together with a copy of the Owner's Statement. The beneficial owner must inform us or our agent (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) within 30 days of any change in information on the Owner's Statement.

Backup Withholding and Information Reporting

        United States federal income tax law provides that backup withholding tax will not apply to payments made by us or our agent on a note to a Non-U.S. Holder if an Owner's Statement or similar documentation is received or an exemption has otherwise been established, provided that we or our agent does not know or have reason to know that the payee is a United States person. If a note is held by a Non-U.S. Holder through a non-United States related broker or financial institution, backup withholding and information reporting would not generally be required. Information reporting may apply if the note is held by a Non-U.S. Holder through a United States or United States related broker or financial institution and, in such case, if the Non-U.S. Holder fails to provide an Owner's Statement or other appropriate evidence of non-United States status, backup withholding may apply.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in the resales of exchange notes received in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any such resale. In addition, until                        , 2003, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus, as it may be amended or supplemented from time to time, to any broker-dealer that requests it in the letter of transmittal. We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of outstanding notes and exchange notes, including any broker-dealers, and persons who control such holders, against certain types of liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by our counsel, Cooley Godward llp, San Diego, California.

EXPERTS

        The consolidated financial statements and schedule of The Titan Corporation as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2002 financial statements refers to a change in the method of accounting for goodwill.

        The consolidated financial statements of Jaycor, Inc. as of January 31, 2002 and 2001 and for each of the years in the two-year period ended January 31, 2002, appearing in The Titan Corporation's Current Report on Form 8-K filed on March 26, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Until            , 2003, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

        The bylaws of The Titan Corporation, or Titan, provide for indemnification (to the fullest extent permitted by law) of directors, officers and other agents of Titan against expenses, judgments, fines and amounts paid in settlements actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is, or was, an officer, director, or agent of Titan. Titan also maintains directors and officers liability insurance coverage and has entered into indemnification agreements with its directors and officers.

        Section 145 of the Delaware General Corporation Law provides generally that a corporation shall have the power, and in some cases is required, to indemnify an agent, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.

        These indemnification provisions may be sufficiently broad to permit indemnification of Titan's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 21. Exhibits and Financial Statement Schedules

Exhibit	Description
3.1	The Titan Corporation's Certificate of Amendment of Restated Certificate of Incorporation dated as of October 21, 1998, which was Exhibit No. 3.1 to The Titan Corporation's Quarterly Report on Form 10-Q dated November 16, 1998, is incorporated herein by this reference. The Titan Corporation's Restated Certificate of Incorporation dated as of November 6, 1986, which was Exhibit No. 3.1 to The Titan Corporation's 1987 Annual Report on Form 10-K is incorporated herein by this reference. The Titan Corporation's Certificate of Amendment of Restated Certificate of Incorporation dated as of June 30, 1987, which was Exhibit 3.2 to Registrant's 1987 Annual Report on Form 10-K is incorporated herein by this reference.
3.2	The Titan Corporation's Bylaws, which were Exhibit 3.3 to The Titan Corporation's 1999 Annual Report on Form 10-K, are incorporated herein by this reference.
3.3
Amendments to Bylaws of The Titan Corporation, dated March 22, 2000 and August 16, 2000, which were Exhibit 3.4 to The Titan Corporation's 2001 Annual Report on Form 10-K, are incorporated herein by this reference.
3.4	Amended and Restated Articles of Incorporation of BTG, Inc.
3.5	Amended and Restated Bylaws of BTG, Inc.
3.6	Articles of Incorporation of BTG Systems Engineering, Inc.
3.7	By-Laws of BTG Systems Engineering, Inc.

3.8	Articles of Incorporation of BTG Technology Resources, Inc. (formerly known as BDS, Inc.)
3.9	By-Laws of BTG Technology Resources, Inc. (formerly known as BDS, Inc.)
3.10	Amended and Restated Articles of Incorporation of BTG Technology Systems, Inc.
3.11	Amended & Restated By-Laws of BTG Technology Systems, Inc.
3.12	Articles of Incorporation, as amended, of Cayenta eUtility Solutions—eMunicipal Solutions Inc. (formerly known as SFG Technologies (US), Inc.)
3.13	Bylaws of Cayenta eUtility Solutions—eMunicipal Solutions Inc. (formerly known as SFG Technologies (US), Inc.)
3.14	Limited Liability Company Certificate of Formation of Cayenta Operating LLC.
3.15	Limited Liability Company Agreement of Cayenta Operating LLC.
3.16	Amended and Restated Articles of Incorporation of Concept Automation, Inc. of America.
3.17	Amended & Restated By-Laws of Concept Automation, Inc. of America.
3.18	Certificate of Incorporation, as amended, of Datacentric Automation Corporation. (formerly known as Mergeco Inc.)
3.19	By-Laws of Datacentric Automation Corporation. (formerly known as Mergeco Inc.)
3.20	Amended and Restated Articles of Incorporation of GlobalNet, Inc.
3.21	Code of Amended and Restated Bylaws of GlobalNet, Inc.
3.22	Certificate of Formation of GlobalNet International LLC.
3.23	Limited Liability Company Agreement of GlobalNet International LLC.
3.24	Limited Liability Company Articles of Organization of International Systems LLC.
3.25	Operating Agreement of International Systems, LLC.
3.26	Certificate of Incorporation, as amended, of LinCom Wireless, Inc. (formerly known as LinCon Wireless, Inc.)
3.27	LinCom Wireless, Inc. Bylaws.
3.28	Certificate of Formation of Linkabit Wireless LLC.
3.29	Limited Liability Company Agreement of Linkabit Wireless LLC.
3.30	Certificate of Incorporation of Nations, Inc.
3.31	Amended & Restated By-Laws, as amended, of Nations, Inc.
3.32	Articles of Incorporation of Procom Services, Inc.
3.33	Procom Services, Inc. Bylaws
3.34	Certificate of Incorporation of Research Planning, Inc.

3.35	Bylaws of Research Planning, Inc.
3.36	Amended and Restated Articles of Incorporation of STAC, Inc.
3.37	Amended and Restated Bylaws of STAC, Inc.
3.38	Certificate of Incorporation, as amended, of Titan Africa, Inc. (formerly known as Titan Afronet, Inc.)
3.39	By-Laws of Titan Africa, Inc. (formerly known as Titan Afronet, Inc.)
3.40	Articles of Incorporation, as amended, of Titan Facilities, Inc. (formerly known as Delta Construction Management, Inc.).
3.41	By-Laws, as amended, of Titan Facilities, Inc. (formerly known as Delta Construction Management, Inc.).
3.42	Certificate of Incorporation, as amended, of Titan Scan Technologies Corporation. (formerly known as Titan Medical Corp.)
3.43	Bylaws of Titan Scan Technologies Corporation. (formerly known as Titan Medical Corp.)
3.44	Certificate of Incorporation, as amended, of Titan Wireless Afripa Holdings, Inc.
3.45	Titan Wireless Afripa Holdings, Inc. Bylaws.
3.46	Certificate of Incorporation, as amended, of Titan Wireless, Inc.
3.47	By-Laws of Titan Wireless, Inc.
3.48	Certificate of Formation of Unidyne LLC.
3.49	Limited Liability Company Agreement of Unidyne LLC.
4.1	Indenture dated as of May 15, 2003 among The Titan Corporation, as issuer of 8% Senior Subordinated Notes due 2011, the Guarantors named therein and Deutsche Bank Trust Company Americas, as trustee.
4.2	Specimen form of Rule 144A Global Note for the 8% Senior Subordinated Notes due 2011.
4.3	Guarantee of Rule 144A Global Note for the 8% Senior Subordinated Notes due 2011.
4.4	Specimen form of Regulation S Global Note for the 8% Senior Subordinated Notes due 2011.
4.5	Guarantee of Regulation S Global Note for the 8% Senior Subordinated Notes due 2011.
4.6	Specimen form of Exchange Global Note for the 8% Senior Subordinated Notes due 2011.
4.7	Guarantee of Exchange Global Note for the 8% Senior Subordinated Notes due 2011.
4.8
Registration Rights Agreement dated as of May 15, 2003 by and among The Titan Corporation, the Guarantors named therein and Credit Suisse First Boston LLC, Goldman, Sachs & Co., and Wachovia Securities, Inc..

5.1	Opinion of Cooley Godward LLP.
10.1	Stock Option Plan of 1990, which was filed in the 1990 definitive proxy statement and was Exhibit 10.11 to The Titan Corporation's 1989 Annual Report on 10-K, is incorporated herein by this reference.
10.2
Stock Option Plan of 1994, which was filed in the 1994 definitive proxy statement and was Exhibit 10.17 to The Titan Corporation's 1993 Annual Report on Form 10-K, is incorporated herein by this reference.
10.3	Amendment to Stock Option Plan Of 1994, which was Exhibit 10.3 to The Titan Corporation's 1999 Annual Report on Form 10-K, is incorporated herein by this reference.
10.4	Stock Option Plan of 1997, which was filed in The Titan Corporation's 1997 Definitive Proxy Statement as Appendix A, is incorporated herein by this reference.
10.5	Amendment to Stock Option Plan of 1997, which was Exhibit 10.5 to The Titan Corporation's 1999 Annual Report on Form 10-K, is incorporated herein by this reference.
10.6
1992 Directors' Stock Option Plan which was filed in the 1993 definitive proxy statement and was Exhibit 10.14 to The Titan Corporation's 1992 Annual Report on Form 10-K, is incorporated herein by this reference.
10.7
1996 Directors' Stock Option and Equity Participation Plan, which was filed in the 1996 definitive proxy statement and was Exhibit 10.7 to The Titan Corporation's 1995 Annual Report on Form 10-K, is incorporated herein by this reference.
10.8	1995 Employee Stock Purchase Plan, which was Exhibit 4 to The Titan Corporation's Form S-8 dated December 18, 1995, is incorporated herein by this reference.
10.9
Lease Agreement dated as of July 9, 1991, by and between Torrey Pines Limited Partnership, a California limited partnership, as landlord, and The Titan Corporation, as tenant, which was Exhibit 10.1 to The Titan Corporation's Form 8-K dated July 11, 1991, is incorporated herein by this reference.
10.10
Executive Severance Plan entered into by The Titan Corporation with Ronald B. Gorda, which was Exhibit 6(a)(10) to The Titan Corporation's Quarterly Report on Form 10-Q dated November 13, 1995, is incorporated herein by this reference.
10.11
Executive Severance Plan entered into by The Titan Corporation with Gene W. Ray, Eric M. DeMarco and Nicholas J. Costanza, which was Exhibit 10.15 to The Titan Corporation's 1999 Annual Report on Form 10-K, is incorporated herein by this reference.
10.12
Loan and Security Agreement, dated December 29, 1995, by and between The Titan Corporation and Capital Associates International, Inc., which was Exhibit 10.17 to The Titan Corporation's 1995 Annual Report on Form 10-K, is incorporated herein by this reference.

10.13
Rider dated August 13, 1996, to Loan and Security Agreement dated December 29, 1995 by and between The Titan Corporation and Capital Associates International, Inc. which was Exhibit 10.28 to The Titan Corporation's 1996 Annual Report on Form 10-K, is incorporated herein by this reference.
10.14
Loan Facility Agreement dated as of December 10, 1999 among Titan Africa, Inc., Office des Postes et Telecommunications of the State of Benin, Banque Belgolaise, Eco Bank Benin, Banque Ouest Africain pour le Developpement, Banque Internationale du Benin, Continental Bank Benin and Bank of Africa Benin, which was Exhibit 10.32 to The Titan Corporation's 1999 Annual Report on Form 10-K, is incorporated herein by this reference.
10.15
Agreement and Plan of Reorganization dated as of January 28, 2000 among The Titan Corporation, MT Acquisition Corp., William C. Lindsey, Inc. (DBA LinCom Corporation) and the Principal Shareholder of William C. Lindsey, Inc., which was Exhibit 10.34 to The Titan Corporation's 1999 Annual Report on Form 10-K, is incorporated herein by this reference. We have not filed Schedules and similar attachments to this Exhibit. Upon request, The Titan Corporation will furnish supplementally to the Commission a copy of any omitted schedule.
10.16
5 3/4% Convertible Preferred Securities Remarketable Term Income Deferrable Equity Securities (High Tides) dated as of February 3, 2000, which was Exhibit 10.35 to The Titan Corporation's 1999 Annual Report on Form 10-K, is incorporated herein by this reference.
10.17
Agreement and Plan of Merger dated as of March 10, 2000 among The Titan Corporation, Titan Acquisition Corporation and Pulse Engineering, Inc., which was Exhibit 10.37 to The Titan Corporation's 1999 Annual Report on Form 10-K, is incorporated herein by this reference. The Titan Corporation has not filed Schedules and similar attachments to this Exhibit. Upon request, The Titan Corporation will furnish supplementally to the Commission a copy of any omitted schedule.
10.18
Agreement and Plan of Merger, dated as of March 24, 2000, by and among The Titan Corporation, V T Acquisition Corp. and AverStar, Inc., which was Exhibit 2.1 to The Titan Corporation's Form S-4 (No. 333-35188) dated April 20, 2000, is incorporated herein by this reference.
10.19
Stock Purchase Agreement, dated as of May 31, 2000, by and among The Titan Corporation, SenCom Corp. and The Stockholders of SenCom Corp, which was Exhibit 10.39 to the Registrant's 2000 Annual Report on Form 10-K, is incorporated herein by this reference. The Titan Corporation has not filed Schedules and similar attachments to this Exhibit. Upon request, The Titan Corporation will furnish supplementally to the Commission a copy of any omitted schedule.

10.20
Stock Purchase Agreement, dated June 28, 2000, by and among Titan Wireless, Inc., Titan Wireless Afripa Holding, Inc., Ivoire Telecom S.A. Holding and M. Louis N'Ki Diakite, which was Exhibit 10.42 to The Titan Corporation's 2000 Annual Report on Form 10-K, is incorporated herein by this reference. The Titan Corporation has not filed Schedules and similar attachments to this Exhibit. Upon request, The Titan Corporation will furnish supplementally to the Commission a copy of any omitted schedule.
10.21	The Titan Corporation 2000 Employee Stock Purchase Plan, which was Exhibit 4.1 to The Titan Corporation's Form S-8 dated July 11, 2000, is incorporated herein by this reference.
10.22
The Titan Corporation 2000 Employee and Director Stock Option and Incentive Plan, which was Exhibit 4.2 to The Titan Corporation's Form S-8 (No. 333-41140) dated July 11, 2000, is incorporated herein by this reference.
10.23
Asset Purchase Agreement dated March 23, 2001 by and among Maxwell Technologies Systems Division, Inc., Maxwell Technologies, Inc., and Titan Systems Corporation, which was Exhibit 10.1 to The Titan Corporation's Quarterly Report on Form 10-Q dated May 15, 2001, is incorporated herein by this reference. The Titan Corporation did not file Schedules and similar attachments to this Exhibit. Upon request, The Titan Corporation will furnish supplementally to the Commission a copy of any omitted schedule.
10.24
Agreement and Plan of Reorganization, dated September 19, 2001, among The Titan Corporation, T T Acquisition Corp., and BTG, Inc., which was filed as Exhibit 2.1 to The Titan Corporation's Current Report on Form 8-K dated September 19, 2001, is incorporated herein by this reference.
10.25
Agreement and Plan of Merger and Reorganization, dated as of June 24, 2001, by and among The Titan Corporation, Gem Acquisition Corp. and Datron Systems Incorporated, which was Exhibit 2.1 to Registrant's Form S-4 dated July 9, 2001 (No. 333-64768) is incorporated herein by this reference.
10.26
Agreement and Plan of Merger, dated January 6, 2002, among The Titan Corporation, T T III Acquisition Corp., and GlobalNet, Inc., which was Exhibit 2.1 to The Titan Corporation's Current Report on Form 8-K dated January 6, 2002, is incorporated herein by this reference.
10.27
Agreement and Plan of Merger and Reorganization, dated as of January 21, 2002, by and among The Titan Corporation, Thunderbird Acquisition Corp. and Jaycor, Inc., which was Exhibit 2.1 to The Titan Corporation's Current Report on Form 8-K dated January 21, 2002, is incorporated herein by this reference.
10.28
Exchange Agreement dated December 31, 2001, between SureBeam Corporation and The Titan Corporation, which was Exhibit 10.2 to The Titan Corporation's Current Report on Form 8-K dated March 22, 2002, is incorporated herein by this reference.
10.29
Exchange Agreement dated February 11, 2002, between SureBeam Corporation and The Titan Corporation, which was Exhibit 10.3 to The Titan Corporation's Current Report on Form 8-K dated March 22, 2002, is incorporated herein by this reference.

10.30
License Agreement dated October 17, 2001, between SB OperatingCo, Inc. and The Titan Corporation, which was Exhibit 10.4 to The Titan Corporation's Current Report on Form 8-K dated March 22, 2002, is incorporated herein by this reference.
10.31
The Titan Corporation Deferred Compensation Plan, Master Plan Document effective January 1, 2002, which was Exhibit 10.54 to The Titan Corporation's 2001 Annual Report on Form 10-K, is incorporated herein by this reference.
10.32
Contract for Purchase and Sale of Equipment and services made and entered into as of February 11, 2002, by and between The Titan Corporation and SureBeam Corporation, which was Exhibit 10.55 to The Titan Corporation's 2001 Annual Report on Form 10-K, is incorporated herein by this reference.
10.33
Letter Agreement dated March 29, 2002, between The Titan Corporation and SureBeam Corporation, which was Exhibit 10.56 to The Titan Corporation's 2001 Annual Report on Form 10-K, is incorporated herein by this reference.
10.34
Senior Secured Credit Agreement dated as of May 23, 2002, among The Titan Corporation, as the Borrower, various financial institutions from time to time, as the Lenders, Wachovia Bank, National Association as Administrative Agent, The Bank of Nova Scotia and Comerica Bank—California as Syndication Agents, and Branch Banking and Trust Company and Toronto Dominion (New York), Inc., as Documentation Agents, which was Exhibit 10.1 to The Titan Corporation's Current Report on Form 8-K dated May 23, 2002, and filed June 21, 2002 is incorporated herein by this reference.
10.35
Insurance Certificates, which are Annex I to Exhibit D to the Senior Secured Credit Agreement dated as of May 23, 2002, among The Titan Corporation, as the Borrower, various financial institutions from time to time, as the Lenders, Wachovia Bank, National Association as Administrative Agent, the Bank of Nova Scotia and Comerica Bank—California as Syndication Agents, and Branch Banking and Trust Company and Toronto Dominion (New York), Inc. as Documentation Agents, which were Exhibit 10.1 to The Titan Corporation's Current Report on Form 8-K/A dated as of May 23, 2002 and filed August 9, 2002, are incorporated herein by this reference.
10.36	The Titan Corporation 2002 Employee Stock Purchase Plan, which was Exhibit 99.2 to The Titan Corporation's Form S-8 (No. 333-103751) dated March 11, 2003, is incorporated herein by this reference.
10.37
The Titan Defense Systems Corporation 1997 Stock Purchase Plan, which was Exhibit 99.3 to The Titan Corporation's Form S-8 (No. 333-103751) dated March 11, 2003, is incorporated herein by this reference.
10.38
The Titan Technologies and Information Systems Corporation 1998 Stock Option Plan, which was Exhibit 99.4 to The Titan Corporation's Form S-8 (No. 333-103751) dated March 11, 2003, is incorporated herein by this reference.

10.39
Senior Secured Credit Agreement between The Titan Corporation and SureBeam Corporation and Exhibits thereto dated as of August 2, 2002, which was filed as Exhibits 10.1 through 10.9 with The Titan Corporation's Form 8-K dated August 2, 2002 and filed August 14, 2002, is incorporated herein by this reference.
10.40
The Titan Corporation 2002 Employee and Director Stock Option and Incentive Plan, which was Exhibit 99.1 to The Titan Corporation's Form S-8 (No. 333-103751) dated March 11, 2003, is incorporated herein by this reference.
10.41
Confidential General Release and Employment Separation Agreement effective as of February 20, 2003 between The Titan Corporation and Eric M. DeMarco, which was Exhibit 10.41 to The Titan Corporation's Annual Report on Form 10-K filed on March 31, 2003, is incorporated herein by this reference.
10.42
Amendment to Senior Secured Credit Agreement and Contract For Purchase and Sale of Equipment and Services dated as of March 28, 2003 between The Titan Corporation and SureBeam Corporation, which was Exhibit 10.42 to The Titan Corporation's Annual Report on Form 10-K filed on March 31, 2003, is incorporated herein by reference.
10.43
Agreement of Lease by and between NBP 220, LLC and The Titan Corporation ("220 National Business Park"), dated March 31, 2003, including all exhibits and attachments, which was Exhibit 10.1 to The Titan Corporation's Quarterly Report on Form 10-Q filed on May 15, 2003, is incorporated herein by this reference.
10.44
Deed of Lease dated April 1, 2003, by and between Two Freedom Square, L.L.C. and The Titan Corporation, including all exhibits and attachments, which was Exhibit 10.2 to The Titan Corporation's Quarterly Report on Form 10-Q filed on May 15, 2003, is incorporated herein by this reference.
10.45
Employment Agreement, made and entered into as of April 3, 2003 by and between The Titan Corporation and Dr. Gene W. Ray, which was Exhibit 10.3 to The Titan Corporation's Quarterly Report on Form 10-Q filed on May 15, 2003, is incorporated herein by this reference.
10.46
Employment Agreement, made and entered into as of April 3, 2003 by and between The Titan Corporation and Mark Sopp, which was Exhibit 10.4 to The Titan Corporation's Quarterly Report on Form 10-Q filed on May 15, 2003, is incorporated herein by this reference.
10.47
Employment Agreement, made and entered into as of April 3, 2003 by and between The Titan Corporation and Nicholas J. Costanza, which was Exhibit 10.5 to The Titan Corporation's Quarterly Report on Form 10-Q filed on May 15, 2003, is incorporated herein by this reference.
12.1	Statement regarding computation of ratio of earnings to fixed charges.
21	List of subsidiaries.
23.1	Consent of Cooley Godward LLP (included in its opinion filed as Exhibit 5.1 hereto).

23.2	Consent of KPMG LLP, independent auditors.
23.3	Consent of Ernst & Young LLP, independent auditors.
24.1	Power of attorney (included in signature pages).
25.1	Statement of eligibility of trustee.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter from The Titan Corporation to Registered Holders and Depository Trust Company Participants.
99.4	Form of Instructions from Beneficial Owners to Registered Holders and Depository Trust Company Participants.
99.5	Form of Letter to Clients.
99.6	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Item 22. Undertakings

        Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, each of the undersigned registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, each such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, State of California, on the 9th day of July, 2003.

The Titan Corporation
By:	/s/ GENE W. RAY Gene W. Ray, Ph.D. Chairman of the Board, Chief Executive Officer and President
BTG, Inc.
By:	/s/ GENE W. RAY Gene W. Ray, Ph.D. Chairman of the Board, Chief Executive Officer and President
BTG Systems Engineering, Inc.
By:	/s/ GENE W. RAY Gene W. Ray, Ph.D. Chairman of the Board, Chief Executive Officer and President
BTG Technology Resources, Inc.
By:	/s/ GENE W. RAY Gene W. Ray, Ph.D. Chairman of the Board, Chief Executive Officer and President
BTG Technology Systems, Inc.
By:	/s/ GENE W. RAY Gene W. Ray, Ph.D. Chairman of the Board, Chief Executive Officer and President

Cayenta eUtility Solutions—eMunicipal Solutions, Inc.
By:	/s/ MICHAEL GARDNER Michael Gardner President
Cayenta Operating LLC
By:	/s/ GENE W. RAY Gene W. Ray, Ph.D. President
Concept Automation, Inc. of America
By:	/s/ GENE W. RAY Gene W. Ray, Ph.D. Chairman of the Board, Chief Executive Officer and President
Datacentric Automation Corporation
By:	/s/ MARK W. SOPP Mark W. Sopp Senior Vice President, Chief Financial Officer and Treasurer
GlobalNet, Inc.
By:	/s/ ROBERT DONAHUE Robert Donahue Chief Executive Officer and President
GlobalNet International, LLC
By:	/s/ GENE W. RAY Gene W. Ray, Ph.D. President

International Systems, LLC
By:	/s/ MARK W. SOPP Mark W. Sopp Senior Vice President, Chief Financial Officer and Treasurer
LinCom Wireless, Inc.
By:	/s/ GENE W. RAY Gene W. Ray, Ph.D. Chairman of the Board, Chief Executive Officer and President
Linkabit Wireless LLC
By:	/s/ MARK W. SOPP Mark W. Sopp Senior Vice President, Chief Financial Officer and Treasurer
Nations, Inc.
By:	/s/ GENE W. RAY Gene W. Ray, Ph.D. Chairman of the Board, Chief Executive Officer and President
Procom Services, Inc.
By:	/s/ GENE W. RAY Gene W. Ray, Ph.D. Chairman of the Board, Chief Executive Officer and President
Research Planning, Inc.
By:	/s/ GENE W. RAY Gene W. Ray, Ph.D. Chairman of the Board, Chief Executive Officer and President

STAC, Inc.
By:	/s/ GENE W. RAY Gene W. Ray, Ph.D. Chairman of the Board, Chief Executive Officer and President
Titan Africa, Inc.
By:	/s/ GENE W. RAY Gene W. Ray, Ph.D. Chairman of the Board, Chief Executive Officer and President
Titan Facilities, Inc. (formerly known as Delta Construction Management, Inc.)
By:	/s/ GENE W. RAY Gene W. Ray, Ph.D. Chairman of the Board, Chief Executive Officer and President
Titan Scan Technologies Corporation
By:	/s/ GENE W. RAY Gene W. Ray, Ph.D. Chairman of the Board, Chief Executive Officer and President
Titan Wireless, Inc.
By:	/s/ MARK W. SOPP Mark W. Sopp Senior Vice President, Chief Financial Officer and Treasurer
Titan Wireless Afripa Holdings, Inc.
By:	/s/ GENE W. RAY Gene W. Ray, Ph.D. Chairman of the Board, Chief Executive Officer and President

Unidyne, LLC
By:	/s/ MARK W. SOPP Mark W. Sopp Senior Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below with respect to any of the respective registrants hereby constitutes and appoints Mark W. Sopp and Nicholas J. Costanza, or either of them acting individually, as his or her attorney-in-fact and agent, each with full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, including as an individual or as an officer or director authorized to act on behalf of any of the entities listed below, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated opposite their name.

THE TITAN CORPORATION

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GENE W. RAY Gene W. Ray, Ph.D.	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 9, 2003
/s/ DEANNA J. HOM Deanna J. Hom	Vice President and Corporate Controller (Principal Accounting Officer)	July 9, 2003
/s/ MICHAEL B. ALEXANDER Michael B. Alexander	Director	July 9, 2003
Edward H. Bersoff, Ph.D.	Director
/s/ JOSEPH F. CALIGIURI Joseph F. Caligiuri	Director	July 9, 2003
/s/ PETER A. COHEN Peter A. Cohen	Director	July 9, 2003
/s/ DANIEL J. FINK Daniel J. Fink	Director	July 9, 2003

/s/ SUSAN GOLDING Susan Golding	Director	July 9, 2003
/s/ ROBERT M. HANISEE Robert M. Hanisee	Director	July 9, 2003
/s/ ROBERT E. LA BLANC Robert E. La Blanc	Director	July 9, 2003
/s/ JAMES ROTH James Roth	Director	July 9, 2003
/s/ JOSEPH R. WRIGHT, JR. Joseph R. Wright, Jr.	Director	July 9, 2003

BTG, INC.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GENE W. RAY Gene W. Ray, Ph.D.	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	July 9, 2003

BTG SYSTEMS ENGINEERING, INC.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GENE W. RAY Gene W. Ray, Ph.D.	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	July 9, 2003

BTG TECHNOLOGY RESOURCES, INC.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GENE W. RAY Gene W. Ray, Ph.D.	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	July 9, 2003

BTG TECHNOLOGY SYSTEMS, INC.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GENE W. RAY Gene W. Ray, Ph.D.	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	July 9, 2003

CAYENTA eUTILITY SOLUTIONS—eMUNICIPAL SOLUTIONS, INC.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHAEL GARDNER Michael Gardner	President and Director (Principal Executive Officer)	July 9, 2003
/s/ SCOTT A. MEADER Scott A. Meader	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Director	July 9, 2003

CAYENTA OPERATING LLC

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GENE W. RAY Gene W. Ray, Ph.D.	President and Manager (Principal Executive Officer)	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	July 9, 2003
/s/ ROBERT E. LA BLANC Robert E. La Blanc	Manager	July 9, 2003

CONCEPT AUTOMATION, INC. OF AMERICA

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GENE W. RAY Gene W. Ray, Ph.D.	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	July 9, 2003

DATACENTRIC AUTOMATION CORPORATION

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ERIC P. WEENAS Eric P. Weenas	Chairman of the Board and President (Principal Executive Officer)	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	July 9, 2003

GLOBALNET, INC.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ ROBERT DONAHUE Robert Donahue	President and Chief Executive Officer (Principal Executive Officer)	July 9, 2003
/s/ PERE VALLES Pere Valles	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	July 9, 2003
/s/ GENE W. RAY Gene W. Ray, Ph.D.	Director	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Director	July 9, 2003

GLOBALNET INTERNATIONAL, LLC

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GENE W. RAY Gene W. Ray, Ph.D.	President and Manager (Principal Executive Officer)	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President, Chief Financial Officer, Treasurer and Manager (Principal Financial and Accounting Officer)	July 9, 2003

INTERNATIONAL SYSTEMS, LLC

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GENE W. RAY Gene W. Ray, Ph.D.	Manager	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President, Chief Financial Officer, Treasurer and Manager (Principal Financial and Accounting Officer)	July 9, 2003

LINCOM WIRELESS, INC.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GENE W. RAY Gene W. Ray, Ph.D.	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	July 9, 2003

LINKABIT WIRELESS LLC

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ RONALD B. GORDA Ronald B. Gorda	President and Manager (Principal Executive Officer)	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	July 9, 2003
/s/ GENE W. RAY Gene W. Ray, Ph.D.	Manager	July 9, 2003

NATIONS, INC.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GENE W. RAY Gene W. Ray, Ph.D.	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	July 9, 2003

PROCOM SERVICES, INC.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GENE W. RAY Gene W. Ray, Ph.D.	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	July 9, 2003

RESEARCH PLANNING, INC.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GENE W. RAY Gene W. Ray, Ph.D.	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	July 9, 2003

STAC, INC.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GENE W. RAY Gene W. Ray, Ph.D.	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	July 9, 2003

TITAN AFRICA, INC.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ OWENS F. ALEXANDER, JR. Owens F. Alexander, Jr.	Chief Executive Officer and President (Principal Executive Officer)	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	July 9, 2003
/s/ GENE W. RAY Gene W. Ray, Ph.D.	Chairman of the Board	July 9, 2003

TITAN FACILITES, INC. (FORMERLY KNOWN AS DELTA CONSTRUCTION MANAGEMENT, INC.)

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GENE W. RAY Gene W. Ray, Ph.D.	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	July 9, 2003

TITAN SCAN TECHNOLOGIES CORPORATION

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ GENE W. RAY Gene W. Ray, Ph.D.	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	July 9, 2003

TITAN WIRELESS, INC.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ OWENS F. ALEXANDER, JR. Owens F. Alexander, Jr.	Chief Executive Officer and President (Principal Executive Officer)	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	July 9, 2003
/s/ GENE W. RAY Gene W. Ray, Ph.D.	Chairman of the Board	July 9, 2003

TITAN WIRELESS AFRIPA HOLDINGS, INC.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ OWENS F. ALEXANDER, JR. Owens F. Alexander, Jr.	Chief Executive Officer and President (Principal Executive Officer)	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	July 9, 2003
/s/ GENE W. RAY Gene W. Ray, Ph.D.	Chairman of the Board	July 9, 2003

UNIDYNE, LLC

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DAVID CONNER David Conner	President and Manager (Principal Executive Officer)	July 9, 2003
/s/ MARK W. SOPP Mark W. Sopp	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	July 9, 2003
/s/ GENE W. RAY Gene W. Ray, Ph.D.	Manager	July 9, 2003

EXHIBIT INDEX

Exhibit	Description
3.1	The Titan Corporation's Certificate of Amendment of Restated Certificate of Incorporation dated as of October 21, 1998, which was Exhibit No. 3.1 to The Titan Corporation's Quarterly Report on Form 10-Q dated November 16, 1998, is incorporated herein by this reference. The Titan Corporation's Restated Certificate of Incorporation dated as of November 6, 1986, which was Exhibit No. 3.1 to The Titan Corporation's 1987 Annual Report on Form 10-K is incorporated herein by this reference. The Titan Corporation's Certificate of Amendment of Restated Certificate of Incorporation dated as of June 30, 1987, which was Exhibit 3.2 to Registrant's 1987 Annual Report on Form 10-K is incorporated herein by this reference.
3.2	The Titan Corporation's Bylaws, which were Exhibit 3.3 to The Titan Corporation's 1999 Annual Report on Form 10-K, are incorporated herein by this reference.
3.3	Amendments to Bylaws of The Titan Corporation, dated March 22, 2000 and August 16, 2000, which were Exhibit 3.4 to The Titan Corporation's 2001 Annual Report on Form 10-K, are incorporated herein by this reference.
3.4	Amended and Restated Articles of Incorporation of BTG, Inc.
3.5	Amended and Restated Bylaws of BTG, Inc.
3.6	Articles of Incorporation of BTG Systems Engineering, Inc.
3.7	By-Laws of BTG Systems Engineering, Inc.
3.8	Articles of Incorporation of BTG Technology Resources, Inc. (formerly known as BDS, Inc.)
3.9	By-Laws of BTG Technology Resources, Inc. (formerly known as BDS, Inc.)
3.10	Amended and Restated Articles of Incorporation of BTG Technology Systems, Inc.
3.11	Amended & Restated By-Laws of BTG Technology Systems, Inc.
3.12	Articles of Incorporation, as amended, of Cayenta eUtility Solutions—eMunicipal Solutions Inc. (formerly known as SFG Technologies (US), Inc.)
3.13	Bylaws of Cayenta eUtility Solutions—eMunicipal Solutions Inc. (formerly known as SFG Technologies (US), Inc.)
3.14	Limited Liability Company Certificate of Formation of Cayenta Operating LLC.
3.15	Limited Liability Company Agreement of Cayenta Operating LLC.
3.16	Amended and Restated Articles of Incorporation of Concept Automation, Inc. of America.
3.17	Amended & Restated By-Laws of Concept Automation, Inc. of America.
3.18	Certificate of Incorporation, as amended, of Datacentric Automation Corporation. (formerly known as Mergeco Inc.)
3.19	By-Laws of Datacentric Automation Corporation. (formerly known as Mergeco Inc.)
3.20	Amended and Restated Articles of Incorporation of GlobalNet, Inc.
3.21	Code of Amended and Restated Bylaws of GlobalNet, Inc.
3.22	Certificate of Formation of GlobalNet International LLC.
3.23	Limited Liability Company Agreement of GlobalNet International LLC.
3.24	Limited Liability Company Articles of Organization of International Systems, LLC.

3.25	Operating Agreement of International Systems, LLC.
3.26	Certificate of Incorporation, as amended, of LinCom Wireless, Inc. (formerly known as LinCon Wireless, Inc.)
3.27	LinCom Wireless, Inc. Bylaws.
3.28	Certificate of Formation of Linkabit Wireless LLC.
3.29	Limited Liability Company Agreement of Linkabit Wireless LLC.
3.30	Certificate of Incorporation of Nations, Inc.
3.31	Amended & Restated By-Laws, as amended, of Nations, Inc.
3.32	Articles of Incorporation of Procom Services, Inc.
3.33	Procom Services, Inc. Bylaws.
3.34	Certificate of Incorporation of Research Planning, Inc.
3.35	Bylaws of Research Planning, Inc.
3.36	Amended and Restated Articles of Incorporation of STAC, Inc.
3.37	Amended and Restated Bylaws of STAC, Inc.
3.38	Certificate of Incorporation, as amended, of Titan Africa, Inc. (formerly known as Titan Afronet, Inc.)
3.39	By-Laws of Titan Africa, Inc. (formerly known as Titan Afronet, Inc.)
3.40	Articles of Incorporation, as amended, of Titan Facilities, Inc. (formerly known as Delta Construction Management, Inc.).
3.41	By-Laws, as amended, of Titan Facilities, Inc. (formerly known as Delta Construction Management, Inc.).
3.42	Certificate of Incorporation, as amended, of Titan Scan Technologies Corporation. (formerly known as Titan Medical Corp.)
3.43	Bylaws of Titan Scan Technologies Corporation. (formerly known as Titan Medical Corp.)
3.44	Certificate of Incorporation, as amended, of Titan Wireless Afripa Holdings, Inc.
3.45	Titan Wireless Afripa Holdings, Inc. Bylaws.
3.46	Certificate of Incorporation, as amended, of Titan Wireless, Inc.
3.47	By-Laws of Titan Wireless, Inc.
3.48	Certificate of Formation of Unidyne LLC.
3.49	Limited Liability Company Agreement of Unidyne LLC.
4.1	Indenture dated as of May 15, 2003 among The Titan Corporation, as issuer of 8% Senior Subordinated Notes due 2011, the Guarantors named therein and Deutsche Bank Trust Company Americas, as trustee.
4.2	Specimen form of Rule 144A Global Note for the 8% Senior Subordinated Notes due 2011.
4.3	Guarantee of Rule 144A Global Note for the 8% Senior Subordinated Notes due 2011.
4.4	Specimen form of Regulation S Global Note for the 8% Senior Subordinated Notes due 2011.
4.5	Guarantee of Regulation S Global Note for the 8% Senior Subordinated Notes due 2011.
4.6	Specimen form of Exchange Global Note for the 8% Senior Subordinated Notes due 2011.
4.7	Guarantee of Exchange Global Note for the 8% Senior Subordinated Notes due 2011.

4.8	Registration Rights Agreement dated as of May 15, 2003 by and among The Titan Corporation, the Guarantors named therein and Credit Suisse First Boston LLC, Goldman, Sachs & Co., and Wachovia Securities, Inc..
5.1	Opinion of Cooley Godward LLP.
10.1	Stock Option Plan of 1990, which was filed in the 1990 definitive proxy statement and was Exhibit 10.11 to The Titan Corporation's 1989 Annual Report on 10-K, is incorporated herein by this reference.
10.2	Stock Option Plan of 1994, which was filed in the 1994 definitive proxy statement and was Exhibit 10.17 to The Titan Corporation's 1993 Annual Report on Form 10-K, is incorporated herein by this reference.
10.3	Amendment to Stock Option Plan Of 1994, which was Exhibit 10.3 to The Titan Corporation's 1999 Annual Report on Form 10-K, is incorporated herein by this reference.
10.4	Stock Option Plan of 1997, which was filed in The Titan Corporation's 1997 Definitive Proxy Statement as Appendix A, is incorporated herein by this reference.
10.5	Amendment to Stock Option Plan of 1997, which was Exhibit 10.5 to The Titan Corporation's 1999 Annual Report on Form 10-K, is incorporated herein by this reference.
10.6	1992 Directors' Stock Option Plan which was filed in the 1993 definitive proxy statement and was Exhibit 10.14 to The Titan Corporation's 1992 Annual Report on Form 10-K, is incorporated herein by this reference.
10.7	1996 Directors' Stock Option and Equity Participation Plan, which was filed in the 1996 definitive proxy statement and was Exhibit 10.7 to The Titan Corporation's 1995 Annual Report on Form 10-K, is incorporated herein by this reference.
10.8	1995 Employee Stock Purchase Plan, which was Exhibit 4 to The Titan Corporation's Form S-8 dated December 18, 1995, is incorporated herein by this reference.
10.9	Lease Agreement dated as of July 9, 1991, by and between Torrey Pines Limited Partnership, a California limited partnership, as landlord, and The Titan Corporation, as tenant, which was Exhibit 10.1 to The Titan Corporation's Form 8-K dated July 11, 1991, is incorporated herein by this reference.
10.10	Executive Severance Plan entered into by The Titan Corporation with Ronald B. Gorda, which was Exhibit 6(a)(10) to The Titan Corporation's Quarterly Report on Form 10-Q dated November 13, 1995, is incorporated herein by this reference.
10.11	Executive Severance Plan entered into by The Titan Corporation with Gene W. Ray, Eric M. DeMarco and Nicholas J. Costanza, which was Exhibit 10.15 to The Titan Corporation's 1999 Annual Report on Form 10-K, is incorporated herein by this reference.
10.12	Loan and Security Agreement, dated December 29, 1995, by and between The Titan Corporation and Capital Associates International, Inc., which was Exhibit 10.17 to The Titan Corporation's 1995 Annual Report on Form 10-K, is incorporated herein by this reference.
10.13	Rider dated August 13, 1996, to Loan and Security Agreement dated December 29, 1995 by and between The Titan Corporation and Capital Associates International, Inc. which was Exhibit 10.28 to The Titan Corporation's 1996 Annual Report on Form 10-K, is incorporated herein by this reference.

10.14	Loan Facility Agreement dated as of December 10, 1999 among Titan Africa, Inc., Office des Postes et Telecommunications of the State of Benin, Banque Belgolaise, Eco Bank Benin, Banque Ouest Africain pour le Developpement, Banque Internationale du Benin, Continental Bank Benin and Bank of Africa Benin, which was Exhibit 10.32 to The Titan Corporation's 1999 Annual Report on Form 10-K, is incorporated herein by this reference.
10.15	Agreement and Plan of Reorganization dated as of January 28, 2000 among The Titan Corporation, MT Acquisition Corp., William C. Lindsey, Inc. (DBA LinCom Corporation) and the Principal Shareholder of William C. Lindsey, Inc., which was Exhibit 10.34 to The Titan Corporation's 1999 Annual Report on Form 10-K, is incorporated herein by this reference. We have not filed Schedules and similar attachments to this Exhibit. Upon request, The Titan Corporation will furnish supplementally to the Commission a copy of any omitted schedule.
10.16	5 3/4% Convertible Preferred Securities Remarketable Term Income Deferrable Equity Securities (High Tides) dated as of February 3, 2000, which was Exhibit 10.35 to The Titan Corporation's 1999 Annual Report on Form 10-K, is incorporated herein by this reference.
10.17	Agreement and Plan of Merger dated as of March 10, 2000 among The Titan Corporation, Titan Acquisition Corporation and Pulse Engineering, Inc., which was Exhibit 10.37 to The Titan Corporation's 1999 Annual Report on Form 10-K, is incorporated herein by this reference. The Titan Corporation has not filed Schedules and similar attachments to this Exhibit. Upon request, The Titan Corporation will furnish supplementally to the Commission a copy of any omitted schedule.
10.18	Agreement and Plan of Merger, dated as of March 24, 2000, by and among The Titan Corporation, V T Acquisition Corp. and AverStar, Inc., which was Exhibit 2.1 to The Titan Corporation's Form S-4 (No. 333-35188) dated April 20, 2000, is incorporated herein by this reference.
10.19	Stock Purchase Agreement, dated as of May 31, 2000, by and among The Titan Corporation, SenCom Corp. and The Stockholders of SenCom Corp, which was Exhibit 10.39 to the Registrant's 2000 Annual Report on Form 10-K, is incorporated herein by this reference. The Titan Corporation has not filed Schedules and similar attachments to this Exhibit. Upon request, The Titan Corporation will furnish supplementally to the Commission a copy of any omitted schedule.
10.20	Stock Purchase Agreement, dated June 28, 2000, by and among Titan Wireless, Inc., Titan Wireless Afripa Holding, Inc., Ivoire Telecom S.A. Holding and M. Louis N'Ki Diakite, which was Exhibit 10.42 to The Titan Corporation's 2000 Annual Report on Form 10-K, is incorporated herein by this reference. The Titan Corporation has not filed Schedules and similar attachments to this Exhibit. Upon request, The Titan Corporation will furnish supplementally to the Commission a copy of any omitted schedule.
10.21	The Titan Corporation 2000 Employee Stock Purchase Plan, which was Exhibit 4.1 to The Titan Corporation's Form S-8 dated July 11, 2000, is incorporated herein by this reference.
10.22	The Titan Corporation 2000 Employee and Director Stock Option and Incentive Plan, which was Exhibit 4.2 to The Titan Corporation's Form S-8 (No. 333-41140) dated July 11, 2000, is incorporated herein by this reference.
10.23	Asset Purchase Agreement dated March 23, 2001 by and among Maxwell Technologies Systems Division, Inc., Maxwell Technologies, Inc., and Titan Systems Corporation, which was Exhibit 10.1 to The Titan Corporation's Quarterly Report on Form 10-Q dated May 15, 2001, is incorporated herein by this reference. The Titan Corporation did not file Schedules and similar attachments to this Exhibit. Upon request, The Titan Corporation will furnish supplementally to the Commission a copy of any omitted schedule.

10.24	Agreement and Plan of Reorganization, dated September 19, 2001, among The Titan Corporation, T T Acquisition Corp., and BTG, Inc., which was filed as Exhibit 2.1 to The Titan Corporation's Current Report on Form 8-K dated September 19, 2001, is incorporated herein by this reference.
10.25	Agreement and Plan of Merger and Reorganization, dated as of June 24, 2001, by and among The Titan Corporation, Gem Acquisition Corp. and Datron Systems Incorporated, which was Exhibit 2.1 to Registrant's Form S-4 dated July 9, 2001 (No. 333-64768) is incorporated herein by this reference.
10.26	Agreement and Plan of Merger, dated January 6, 2002, among The Titan Corporation, T T III Acquisition Corp., and GlobalNet, Inc., which was Exhibit 2.1 to The Titan Corporation's Current Report on Form 8-K dated January 6, 2002, is incorporated herein by this reference.
10.27	Agreement and Plan of Merger and Reorganization, dated as of January 21, 2002, by and among The Titan Corporation, Thunderbird Acquisition Corp. and Jaycor, Inc., which was Exhibit 2.1 to The Titan Corporation's Current Report on Form 8-K dated January 21, 2002, is incorporated herein by this reference.
10.28	Exchange Agreement dated December 31, 2001, between SureBeam Corporation and The Titan Corporation, which was Exhibit 10.2 to The Titan Corporation's Current Report on Form 8-K dated March 22, 2002, is incorporated herein by this reference.
10.29	Exchange Agreement dated February 11, 2002, between SureBeam Corporation and The Titan Corporation, which was Exhibit 10.3 to The Titan Corporation's Current Report on Form 8-K dated March 22, 2002, is incorporated herein by this reference.
10.30	License Agreement dated October 17, 2001, between SB OperatingCo, Inc. and The Titan Corporation, which was Exhibit 10.4 to The Titan Corporation's Current Report on Form 8-K dated March 22, 2002, is incorporated herein by this reference.
10.31	The Titan Corporation Deferred Compensation Plan, Master Plan Document effective January 1, 2002, which was Exhibit 10.54 to The Titan Corporation's 2001 Annual Report on Form 10-K, is incorporated herein by this reference.
10.32	Contract for Purchase and Sale of Equipment and services made and entered into as of February 11, 2002, by and between The Titan Corporation and SureBeam Corporation, which was Exhibit 10.55 to The Titan Corporation's 2001 Annual Report on Form 10-K, is incorporated herein by this reference.
10.33	Letter Agreement dated March 29, 2002, between The Titan Corporation and SureBeam Corporation, which was Exhibit 10.56 to The Titan Corporation's 2001 Annual Report on Form 10-K, is incorporated herein by this reference.
10.34	Senior Secured Credit Agreement dated as of May 23, 2002, among The Titan Corporation, as the Borrower, various financial institutions from time to time, as the Lenders, Wachovia Bank, National Association as Administrative Agent, The Bank of Nova Scotia and Comerica Bank—California as Syndication Agents, and Branch Banking and Trust Company and Toronto Dominion (New York), Inc., as Documentation Agents, which was Exhibit 10.1 to The Titan Corporation's Current Report on Form 8-K dated May 23, 2002, and filed June 21, 2002 is incorporated herein by this reference.

10.35	Insurance Certificates, which are Annex I to Exhibit D to the Senior Secured Credit Agreement dated as of May 23, 2002, among The Titan Corporation, as the Borrower, various financial institutions from time to time, as the Lenders, Wachovia Bank, National Association as Administrative Agent, the Bank of Nova Scotia and Comerica Bank—California as Syndication Agents, and Branch Banking and Trust Company and Toronto Dominion (New York), Inc. as Documentation Agents, which were Exhibit 10.1 to The Titan Corporation's Current Report on Form 8-K/A dated as of May 23, 2002 and filed August 9, 2002, are incorporated herein by this reference.
10.36	The Titan Corporation 2002 Employee Stock Purchase Plan, which was Exhibit 99.2 to The Titan Corporation's Form S-8 (No. 333-103751) dated March 11, 2003, is incorporated herein by this reference.
10.37	The Titan Defense Systems Corporation 1997 Stock Purchase Plan, which was Exhibit 99.3 to The Titan Corporation's Form S-8 (No. 333-103751) dated March 11, 2003, is incorporated herein by this reference.
10.38	The Titan Technologies and Information Systems Corporation 1998 Stock Option Plan, which was Exhibit 99.4 to The Titan Corporation's Form S-8 (No. 333-103751) dated March 11, 2003, is incorporated herein by this reference.
10.39	Senior Secured Credit Agreement between The Titan Corporation and SureBeam Corporation and Exhibits thereto dated as of August 2, 2002, which was filed as Exhibits 10.1 through 10.9 with The Titan Corporation's Form 8-K dated August 2, 2002 and filed August 14, 2002, is incorporated herein by this reference.
10.40	The Titan Corporation 2002 Employee and Director Stock Option and Incentive Plan, which was Exhibit 99.1 to The Titan Corporation's Form S-8 (No. 333-103751) dated March 11, 2003, is incorporated herein by this reference.
10.41	Confidential General Release and Employment Separation Agreement effective as of February 20, 2003 between The Titan Corporation and Eric M. DeMarco, which was Exhibit 10.41 to The Titan Corporation's Annual Report on Form 10-K filed on March 31, 2003, is incorporated herein by this reference.
10.42	Amendment to Senior Secured Credit Agreement and Contract For Purchase and Sale of Equipment and Services dated as of March 28, 2003 between The Titan Corporation and SureBeam Corporation, which was Exhibit 10.42 to The Titan Corporation's Annual Report on Form 10-K filed on March 31, 2003, is incorporated herein by reference.
10.43	Agreement of Lease by and between NBP 220, LLC and The Titan Corporation ("220 National Business Park"), dated March 31, 2003, including all exhibits and attachments, which was Exhibit 10.1 to The Titan Corporation's Quarterly Report on Form 10-Q filed on May 15, 2003, is incorporated herein by this reference.
10.44	Deed of Lease dated April 1, 2003, by and between Two Freedom Square, L.L.C. and The Titan Corporation, including all exhibits and attachments, which was Exhibit 10.2 to The Titan Corporation's Quarterly Report on Form 10-Q filed on May 15, 2003, is incorporated herein by this reference.
10.45	Employment Agreement, made and entered into as of April 3, 2003 by and between The Titan Corporation and Dr. Gene W. Ray, which was Exhibit 10.3 to The Titan Corporation's Quarterly Report on Form 10-Q filed on May 15, 2003, is incorporated herein by this reference.

10.46	Employment Agreement, made and entered into as of April 3, 2003 by and between The Titan Corporation and Mark Sopp, which was Exhibit 10.4 to The Titan Corporation's Quarterly Report on Form 10-Q filed on May 15, 2003, is incorporated herein by this reference.
10.47	Employment Agreement, made and entered into as of April 3, 2003 by and between The Titan Corporation and Nicholas J. Costanza, which was Exhibit 10.5 to The Titan Corporation's Quarterly Report on Form 10-Q filed on May 15, 2003, is incorporated herein by this reference.
12.1	Statement regarding computation of ratio of earnings to fixed charges.
21	List of subsidiaries.
23.1	Consent of Cooley Godward LLP (included in its opinion filed as Exhibit 5.1 hereto).
23.2	Consent of KPMG LLP, independent auditors.
23.3	Consent of Ernst & Young LLP, independent auditors.
24.1	Power of attorney (included in signature pages).
25.1	Statement of eligibility of trustee.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter from The Titan Corporation to Registered Holders and Depository Trust Company Participants.
99.4	Form of Instructions from Beneficial Owners to Registered Holders and Depository Trust Company Participants.
99.5	Form of Letter to Clients.
99.6	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
The Titan Corporation
Summary of the Terms of the Exchange Offer
Summary of the Terms of the Exchange Notes
Risk Factors
Summary Consolidated Financial Data and Other Data
RISK FACTORS
THE EXCHANGE OFFER
USE OF PROCEEDS
CAPITALIZATION
SELECTED CONSOLIDATED FINANCIAL DATA (in thousands, except per share data and ratios)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
DESCRIPTION OF THE EXCHANGE NOTES
DESCRIPTION OF OUR OTHER INDEBTEDNESS
CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX